                                                                  EXHIBIT 10.33


                        5-YEAR REVOLVING CREDIT AGREEMENT

                            Dated as of July 22, 1999


                                      among


                       AMERICAN NATIONAL CAN GROUP, INC.,
                                 as the Company,


                            the SUBSIDIARY BORROWERS,


                       THE INSTITUTIONS FROM TIME TO TIME
                           PARTIES HERETO AS LENDERS,


                       THE FIRST NATIONAL BANK OF CHICAGO,
                            as Administrative Agent,


                            THE CHASE MANHATTAN BANK,
                              as Syndication Agent,


                               ABN AMRO BANK N.V.,
                     as Co-Documentation Agent and Arranger,


                              ROYAL BANK OF CANADA,
                     as Co-Documentation Agent and Arranger,


                           BANQUE NATIONALE DE PARIS,
                                  as Arranger,

                                       and
CHASE SECURITIES INC.,                          BANC ONE CAPITAL MARKETS, INC.,
as Lead Arranger and                                       as Lead Arranger and
Joint Book Manager                                           Joint Book Manager


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                                TABLE OF CONTENTS
SECTION                                                                    PAGE
-------                                                                    ----

ARTICLE I:  DEFINITIONS.................................................... -1-
         1.1  Certain Defined Terms........................................ -1-
         1.2  References...................................................-30-
         1.3  Supplemental Disclosure......................................-30-
         1.4. Rounding and Other Consequential Changes.....................-31-

ARTICLE II:  REVOLVING LOAN FACILITIES.....................................-31-
         2.1. Competitive Bid Advances.....................................-31-
                  (A)  Competitive Bid Option..............................-31-
                  (B)  Competitive Bid Quote Request.......................-31-
                  (C)  Invitation for Competitive Bid Quotes...............-32-
                  (D)  Submission and Contents of Competitive Bid Quotes...-32-
                  (E)  Notice to Company...................................-33-
                  (F)  Acceptance and Notice by Company....................-33-
                  (G)  Allocation by Administrative Agent..................-34-
                  (H)  Administration Fee..................................-34-
         2.2  Revolving Loans..............................................-34-
         2.3. [Reserved]...................................................-36-
         2.4  Rate Options for all Advances; Maximum Interest Periods......-36-
         2.5  Optional Payments; Mandatory Prepayments.....................-36-
                  (A)  Optional Payments...................................-36-
                  (B)  Mandatory Prepayments of Revolving Loans............-36-
         2.6  Changes in Commitments.......................................-37-
         2.7  Method of Borrowing..........................................-40-
         2.8  Method of Selecting Types and Interest Periods for Advances..-40-
         2.9  Minimum Amount of Each Advance...............................-41-
         2.10 Method of Selecting Types and Interest Periods for
                  Conversion and Continuation of Advances..................-42-
                  (A)  Right to Convert....................................-42-
                  (B)  Automatic Conversion and Continuation...............-42-
                  (C)  No Conversion Post-Default or
                         Post-Unmatured Default............................-42-
                  (D)  Borrowing/Conversion/Continuation Notice............-42-
         2.11 Default Rate.................................................-43-
         2.12 Method of Payment............................................-43-
         2.13 Evidence of Debt.............................................-44-
         2.14 Telephonic Notices...........................................-45-
         2.15 Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis;
                  Taxes; Loan and Control Accounts.........................-45-
                  (A)  Promise to Pay......................................-45-
                  (B)  Interest Payment Dates..............................-46-

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SECTION                                                                    PAGE
-------                                                                    ----
                  (C)  Fees................................................-46-
                  (D)  Interest and Fee Basis; Applicable Floating Rate
                         Margin, Applicable Eurocurrency Margin and
                         Applicable Facility Fee Percentage................-46-
                  (E)  Taxes...............................................-49-
         2.16 Notification of Advances, Interest Rates, Prepayments and
                  Aggregate Revolving Loan Commitment Reductions...........-52-
         2.17 Lending Installations........................................-52-
         2.18 Non-Receipt of Funds by the Administrative Agent.............-52-
         2.19 Termination Date.............................................-53-
         2.20 Replacement of Certain Lenders...............................-53-
         2.21 Alternate Currency Loans.....................................-54-
         2.22 Judgment Currency. ..........................................-56-
         2.23 Market Disruption; Denomination of Amounts in Dollars;
                  Dollar Equivalent of Reimbursement Obligations...........-57-
         2.24 Subsidiary Borrowers.  ......................................-57-

ARTICLE III: THE LETTER OF CREDIT FACILITY.................................-58-
         3.1  Obligation to Issue Letters of Credit........................-58-
         3.2  Transitional Provision.......................................-58-
         3.3  Types and Amounts............................................-58-
         3.4  Conditions...................................................-59-
         3.5  Procedure for Issuance of Letters of Credit..................-59-
         3.6  Letter of Credit Participation...............................-59-
         3.7  Reimbursement Obligation.....................................-60-
         3.8  Letter of Credit Fees........................................-60-
         3.9  Issuing Bank Reporting Requirements..........................-61-
         3.10 Indemnification; Exoneration.................................-61-
         3.11 Cash Collateral..............................................-62-

ARTICLE IV:  CHANGE IN CIRCUMSTANCES.......................................-63-
         4.1  Yield Protection.............................................-63-
         4.2  Changes in Capital Adequacy Regulations......................-64-
         4.3  Availability of Types of Advances............................-64-
         4.4  Funding Indemnification......................................-64-
         4.5  Lender Statements; Survival of Indemnity.....................-65-

ARTICLE V:  CONDITIONS PRECEDENT...........................................-65-
         5.1  Initial Advances and Letters of Credit.......................-65-
         5.2  Initial Advance to Each New Subsidiary Borrower..............-67-
         5.3  Each Advance, Each Conversion or Continuation of an
                  Advance, and Each Letter of Credit.......................-68-

SECTION                                                                    PAGE
-------                                                                    ----

ARTICLE VI:  REPRESENTATIONS AND WARRANTIES................................-69-
         6.1.  Organization; Corporate Powers..............................-69-
         6.2.  Authorization and Validity..................................-69-
         6.3.  No Conflict; Government Consent.............................-69-
         6.4.  Financial Statements........................................-69-
         6.5.  Material Adverse Change.....................................-70-
         6.6.  Taxes.......................................................-70-
         6.7.  Litigation and Contingent Obligations.......................-70-
         6.8.  Subsidiaries................................................-71-
         6.9.  ERISA.......................................................-71-
         6.10. Accuracy of Information.....................................-71-
         6.11. Regulation U................................................-71-
         6.12. Material Agreements.........................................-71-
         6.13. Compliance With Laws........................................-71-
         6.14. Ownership of Properties.....................................-72-
         6.15  Statutory Indebtedness Restrictions.........................-72-
         6.16. Environmental Matters.......................................-72-
         6.17  Insurance...................................................-73-
         6.18  Labor Matters...............................................-73-
         6.19  Solvency....................................................-73-
         6.20  Year 2000 Issues............................................-73-
         6.21  Representations and Warranties of each Subsidiary Borrower..-73-
         6.22  Indebtedness of the Company.................................-75-
         6.23  Foreign Employee Benefit Matters............................-75-

ARTICLE VII:   COVENANTS...................................................-75-
         7.1   Reporting...................................................-75-
                  (A)  Financial Reporting.................................-75-
                  (B)  Notice of Default...................................-76-
                  (C)  Lawsuits............................................-76-
                  (D)  ERISA Notices.......................................-77-
                  (E)  Labor Matters.......................................-79-
                  (F)  Other Indebtedness..................................-79-
                  (G)  Other Reports.......................................-79-
                  (H)  Environmental Notices...............................-79-
                  (I)  Other Information...................................-80-
         7.2   Affirmative Covenants.......................................-80-
                  (A)  Corporate Existence, Etc............................-80-
                  (B)  Corporate Powers; Conduct of Business...............-80-
                  (C)  Compliance with Laws, Etc...........................-80-
                  (D)  Payment of Taxes and Claims; Tax Consolidation......-80-

SECTION                                                                    PAGE
-------                                                                    ----

                  (E)  Insurance...........................................-81-
                  (F)  Inspection of Property; Books and Records;
                         Discussions.......................................-81-
                  (G)  ERISA Compliance....................................-81-
                  (H)  Maintenance of Property.............................-81-
                  (I)  Environmental Compliance............................-82-
                  (J)  Use of Proceeds.....................................-82-
                  (K)  Subsidiary Guarantees; Subsidiary Subordination
                         Agreement.........................................-82-
                  (L)  Year 2000 Issues....................................-82-
                  (M)  Foreign Employee Benefit Compliance.................-83-
                  (N)  Reduction of Commitments............................-83-
         7.3   Negative Covenants..........................................-83-
                  (A)  Sale of Receivables.................................-83-
                  (B)  Sales of Assets.....................................-83-
                  (C)  Liens...............................................-84-
                  (D)  Subsidiary Indebtedness.............................-85-
                  (E)  Contingent Obligations..............................-85-
                  (F)  Restricted Payments.................................-86-
                  (G)  Conduct of Business; Subsidiaries; Acquisitions.....-86-
                  (H)  Transactions with Shareholders and Affiliates.......-87-
                  (I)  Restriction on Fundamental Changes..................-87-
                  (J)  Sales and Leasebacks................................-88-
                  (K)  Margin Regulations..................................-88-
                  (L)  ERISA...............................................-88-
                  (M)  Corporate Documents.................................-89-
                  (N)  Fiscal Year.........................................-89-
                  (O)  Subsidiary Covenants................................-89-
                  (P)  Hedging Obligations.................................-89-
                  (Q)  Maximum Net Rentals Obligations.....................-90-
         7.4   Financial Covenants.........................................-90-
                  (A)  Minimum Interest Coverage Ratio.....................-90-
                  (B)  Maximum Total Net Indebtedness to Capital Ratio.....-91-
                  (C)  Minimum Consolidated Net Worth......................-91-

ARTICLE VIII:  DEFAULTS....................................................-91-
         8.1   Defaults....................................................-91-

ARTICLE IX:  ACCELERATION, DEFAULTING LENDERS; WAIVERS,
               AMENDMENTS AND REMEDIES.....................................-94-
         9.1   Termination of Revolving Loan Commitments; Acceleration.....-94-
         9.2   Defaulting Lender...........................................-94-
         9.3   Amendments..................................................-96-
         9.4   Preservation of Rights......................................-97-

SECTION                                                                    PAGE
-------                                                                    ----

ARTICLE X:  GUARANTY.......................................................-97-
         10.1. Guaranty....................................................-97-
         10.2. Waivers; Subordination of Subrogation.......................-98-
         10.3. Guaranty Absolute...........................................-98-
         10.4. Acceleration................................................-99-
         10.5. Marshaling; Reinstatement...................................-99-
         10.6. Termination Date...........................................-100-

ARTICLE XI:  GENERAL PROVISIONS...........................................-100-
         11.1  Survival of Representations................................-100-
         11.2  Governmental Regulation....................................-100-
         11.3  Performance of Obligations.................................-100-
         11.4  Headings...................................................-101-
         11.5  Entire Agreement...........................................-101-
         11.6  Several Obligations; Benefits of this Agreement............-101-
         11.7  Expenses; Indemnification..................................-101-
                  (A)  Expenses...........................................-101-
                  (B)  Indemnity..........................................-102-
                  (C)  Waiver of Certain Claims...........................-103-
                  (D)  Survival of Agreements.............................-103-
         11.8  Numbers of Documents.......................................-103-
         11.9  Accounting.................................................-103-
         11.10 Severability of Provisions.................................-103-
         11.11 Nonliability of Lenders....................................-103-
         11.12 GOVERNING LAW..............................................-103-
         11.13 CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL....-104-
                  (A)  EXCLUSIVE JURISDICTION.............................-104-
                  (B)  OTHER JURISDICTIONS................................-104-
                  (C)  VENUE..............................................-104-
                  (D)  WAIVER OF JURY TRIAL...............................-104-
         11.14 Other Transactions.........................................-105-

ARTICLE XII:  THE ADMINISTRATIVE AGENT....................................-105-
         12.1  Appointment; Nature of Relationship........................-105-
         12.2  Powers.....................................................-106-
         12.3  General Immunity...........................................-106-
         12.4  No Responsibility for Loans, Creditworthiness,
                  Recitals, Etc...........................................-106-
         12.5  Action on Instructions of Lenders..........................-106-
         12.6  Employment of Agents and Counsel...........................-107-
         12.7  Reliance on Documents; Counsel.............................-107-
         12.8  The Administrative Agent's and the Alternate Currency
               Bank's Reimbursement and

SECTION                                                                    PAGE
-------                                                                    ----
                  Indemnification.........................................-107-
         12.9  Rights as a Lender.........................................-107-
         12.10 Lender Credit Decision.....................................-108-
         12.11 Successor Administrative Agent.............................-108-
         12.12 No Duties Imposed Upon Syndication Agent,
                  Co-Documentation Agents, Lead Arrangers or Arrangers....-108-

ARTICLE XIII:  SETOFF; RATABLE PAYMENTS...................................-109-
         13.1  Setoff.....................................................-109-
         13.2  Ratable Payments...........................................-109-
         13.3  Application of Payments....................................-109-
         13.4  Relations Among Lenders....................................-110-

ARTICLE XIV:  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
          ................................................................-110-
         14.1  Successors and Assigns.....................................-110-
         14.2  Participations.............................................-111-
                  (A)  Permitted Participants; Effect.....................-111-
                  (B)  Voting Rights......................................-111-
         14.3  Assignments................................................-111-
                  (A)  Permitted Assignments..............................-111-
                  (B)  Effect; Effective Date.............................-113-
                  (C)  The Register.......................................-113-
         14.4  Confidentiality............................................-114-
         14.5  Dissemination of Information...............................-114-

ARTICLE XV:  NOTICES......................................................-114-
         15.1  Giving Notice..............................................-114-
         15.2  Change of Address..........................................-114-

ARTICLE XVI:  COUNTERPARTS................................................-115-

                             EXHIBITS AND SCHEDULES


                                    EXHIBITS
                                    --------


EXHIBIT A         --       Revolving Loan Commitments
                           (Definitions)

EXHIBIT A-1       --       Eurocurrency Payment Offices

EXHIBIT B         --       Form of Borrowing/Conversion/Continuation Notice
                           (Section 2.3 and Section 2.8 and Section 2.10)

EXHIBIT C         --       Form of Request for Letter of Credit (Section 3.4)

EXHIBIT D         --       Form of Assignment and Acceptance Agreement
                           (Sections 2.20 and 14.3)

EXHIBIT E         --       Form of Company's US Counsel's Opinion and Form of
                           Company's Foreign Counsel's Opinion   (Section 5.1)

EXHIBIT F         --       List of Closing Documents
                           (Section 5.1)

EXHIBIT G         --       Form of Officer's Certificate
                           (Sections 5.3 and 7.1(A)(iii))

EXHIBIT H         --       Form of Compliance Certificate
                           (Sections 5.3 and 7.1(A)(iii)

EXHIBIT I-1       --       Form of Guaranty
                           (Definitions)

EXHIBIT I-2       --       Form of Subordination Agreement
                           (Definitions)

EXHIBIT J         --       Form of Alternate Currency Addendum
                           (Definitions)

EXHIBIT K-1       --       Form of Revolving Loan Note (If Requested)

EXHIBIT K-2       --       Form of Competitive Bid Note (If Requested)

EXHIBIT L         --       Form of Competitive Bid Quote Request

EXHIBIT M         --       Form of Invitation for Competitive Bid Quotes

EXHIBIT N         --       Form of Competitive Bid Quote

EXHIBIT O         --       Form of Assumption Letter

EXHIBIT P         --       Form of Commitment and Acceptance

                                    SCHEDULES
                                    ---------


Schedule 1.1.1    --       Permitted Existing Contingent Obligations
                           (Definitions)

Schedule 1.1.2    --       Permitted Existing Indebtedness (Definitions)

Schedule 1.1.3    --       Permitted Existing Liens (Definitions)

Schedule 1.1.4    --       Subsidiary Borrowers (Definitions)

Schedule 1.1.5    --       Supported Contingent Obligations (Definitions)

Schedule 3.2      --       Transitional Letters of Credit (Section 3.2)

Schedule 5.1      --       Terminated Indebtedness (Section 5.1)

Schedule 6.7      --       Litigation; Loss Contingencies (Section 6.7)

Schedule 6.8      --       Subsidiaries (Section 6.8)

Schedule 6.16     --       Environmental Notices (Section 6.16(c))

Schedule 6.17     --       Insurance (Sections 6.17 and 7.2(E))

Schedule 6.22     --       Existing Company Indebtedness

Schedule 7.3(B)   --       Notes Receivables (Section 7.3(B)(iv))

Schedule 7.3(H)   --       Transactions with Affiliates (Section 7.3(H))

                        5-YEAR REVOLVING CREDIT AGREEMENT


         This 5-YEAR REVOLVING CREDIT AGREEMENT dated as of July 22, 1999 is entered into by and among AMERICAN NATIONAL CAN GROUP, INC., a Delaware corporation (the "COMPANY"), one or more Subsidiaries of the Company (whether now existing or hereafter formed, collectively referred to herein as the "SUBSIDIARY BORROWERS"), the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment Agreement pursuant to Section 14.3, and THE FIRST NATIONAL BANK OF CHICAGO, in its capacity as contractual representative (the "ADMINISTRATIVE AGENT") for itself and the other Lenders, THE CHASE MANHATTAN BANK, as Syndication Agent (the "SYNDICATION AGENT"), and ABN AMRO BANK N.V., as Co-Documentation Agent (the "CO-DOCUMENTATION AGENT") and Arranger (the "ARRANGER"), and ROYAL BANK OF CANADA , as Co-Documentation Agent (the "CO-DOCUMENTATION AGENT") and Arranger (the "ARRANGER"), BANQUE NATIONALE DE PARIS, as Arranger (the "ARRANGER"), CHASE SECURITIES INC., as Lead Arranger (the "LEAD ARRANGER") and Joint Book Manager (the "JOINT BOOK MANAGER"), and BANC ONE CAPITAL MARKETS, INC., as Lead Arranger (the "LEAD ARRANGER") and Joint Book Manager (the "JOINT BOOK MANAGER"). The parties hereto agree as follows:


ARTICLE I:  DEFINITIONS

         1.1 Certain Defined Terms. In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

         As used in this Agreement:

         "ABSOLUTE RATE" means, with respect to an Absolute Rate Loan made by a given Lender for the relevant Absolute Rate Interest Period, the rate of interest per annum (rounded to the nearest 1/100 of 1%) offered by such Lender and accepted by the Company.

         "ABSOLUTE RATE ADVANCE" means a borrowing hereunder consisting of the aggregate amount of the several Absolute Rate Loans made by some or all of the Lenders to the Company at the same time and for the same Interest Period.

         "ABSOLUTE RATE AUCTION" means a solicitation of Competitive Bid Quotes setting forth Absolute Rates pursuant to Section 2.1.

         "ABSOLUTE RATE INTEREST PERIOD" means, with respect to an Absolute Rate Advance, a period of not fewer than seven (7) and not more than one hundred eighty (180) days commencing on a Business Day selected by the Company pursuant to this Agreement. If such Absolute Rate Interest Period would end on a day which is not a Business Day, such Absolute Rate Interest

Period shall end on the next succeeding Business Day.

         "ABSOLUTE RATE LOAN" means a Loan which bears interest at the Absolute Rate.

         "ACQUISITION" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding equity interests of another Person.

         "ADMINISTRATIVE AGENT" means First Chicago in its capacity as contractual representative for itself and the Lenders pursuant to Article XII hereof and any successor Administrative Agent appointed pursuant to Article XII hereof.

         "ADMINISTRATIVE AGENT FEE LETTER" means that certain fee letter between the Company and the Administrative Agent, dated as of June 7, 1999.

         "ADVANCE" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by some or all of the Lenders to the applicable Borrower of the same Type (or on the same interest basis in the case of Competitive Bid Advances) and, in the case of Eurocurrency Rate Advances and Alternate Currency Loans, in the same currency and for the same Interest Period and includes a Competitive Bid Advance.

         "AFFECTED LENDER" is defined in Section 2.20 hereof.

         "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than twenty percent (20%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

         "AGENTS" means each of the Administrative Agent, the Syndication Agent and the Co- Documentation Agents.

         "AGGREGATE COMMITMENT" means, as of any date of determination, the Aggregate Revolving Loan Commitment as of such date plus an amount equal to the "Maximum Matured Value" under (and as defined in) the 5-Year Finance Facility Agreement as of such date (which

Maximum Matured Value is equal to $50,000,000 as of the Closing Date).

         "AGGREGATE PRO RATA SHARE" means, with respect to any Lender hereunder or 5-Year CLO Lender, the percentage obtained by dividing (x) the sum of such Person's (i) Revolving Loan Commitment at such time (as adjusted from time to time in accordance with the provisions of this Agreement), if applicable, plus
(ii) aggregate commitment under the 5-Year Finance Facility Agreement measured by reference to the "Maximum Matured Value" under (and as defined in) the 5-Year Finance Facility Agreement, if applicable, by (y) the Aggregate Commitment (as adjusted from time to time in accordance with the provisions of this Agreement) at such time.

         "AGGREGATE REVOLVING LOAN COMMITMENT" means the aggregate of the Revolving Loan Commitments of all the Lenders, as may be adjusted from time to time pursuant to the terms hereof. The initial Aggregate Revolving Loan Commitment is Six Hundred Million and 00/100 Dollars ($600,000,000.00).

         "AGREED CURRENCIES" means (i) Dollars, (ii) so long as such currency remains an Eligible Currency, Pounds Sterling and euro; and (iii) any other Eligible Currency which the applicable Borrower requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to one-hundred percent (100%) of the Lenders with a Revolving Loan Commitment and one-hundred percent (100%) of the 5-Year CLO Lenders with a commitment under the 5-Year Finance Facility Agreement; provided that the Administrative Agent shall promptly notify each such Lender and the 5-Year CLO Lenders of each such request and each such Lender and 5-Year CLO Lender shall be deemed not to have agreed to each such request unless its written consent thereto has been received by the Administrative Agent within five (5) Business Days from the date of such notification by the Administrative Agent to such Lender or 5-Year CLO Lender.

         "AGREEMENT" means this 5-Year Revolving Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

         "AGREEMENT ACCOUNTING PRINCIPLES" means generally accepted accounting principles as in effect in the United States as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 6.4 hereof.

         "ALTERNATE BASE RATE" means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and (ii) the sum of (a) the Federal Funds Effective Rate for such day and
(b) one-half of one percent (0.5%) per annum.

         "ALTERNATE CURRENCY" shall mean (i) only so long as such currency remains an Eligible Currency, euro; and (ii) any other Eligible Currency which the applicable Borrower requests the applicable Alternate Currency Bank to include as an Alternate Currency hereunder and which is acceptable to the applicable Alternate Currency Bank and with respect to which an Alternate Currency Addendum has been executed by a Subsidiary Borrower or the Company and the applicable Alternate Currency Bank in connection therewith.

         "ALTERNATE CURRENCY ADDENDUM" means an addendum substantially in the form of Exhibit J with such modifications thereto as shall be approved by the applicable Alternate Currency Bank.

         "ALTERNATE CURRENCY BANK" means First Chicago and any other Lender (or any Affiliate, branch or agency thereof) to the extent it is party to an Alternate Currency Addendum as the "Alternate Currency Bank" thereunder. If any agency, branch or Affiliate of such Lender shall be a party to an Alternate Currency Addendum, such agency, branch or Affiliate shall, to the extent of any commitment extended and any Loans made by it, have all the rights of such Lender hereunder; provided, however, that such Lender shall to the exclusion of such agency, branch or Affiliate, continue to have all the voting rights vested in it by the terms hereof.

         "ALTERNATE CURRENCY BORROWING" means any borrowing consisting of a Loan made in an Alternate Currency.

         "ALTERNATE CURRENCY COMMITMENT" means, for any Alternate Currency Bank for each Alternate Currency, the obligation of such Alternate Currency Bank to make Alternate Currency Loans not exceeding the Dollar Amount set forth in the applicable Alternate Currency Addendum, as such amount may be modified from time to time pursuant to the terms of this Agreement and the applicable Alternate Currency Addendum.

         "ALTERNATE CURRENCY INTEREST PERIOD" means, with respect to any Alternate Currency Loan, the Interest Period as set forth on the applicable Alternate Currency Addendum.

         "ALTERNATE CURRENCY LOAN" means any Loan denominated in an Alternate Currency made by the applicable Alternate Currency Bank to a Subsidiary Borrower or the Company pursuant to Section 2.21 and an Alternate Currency Addendum.

         "ALTERNATE CURRENCY RATE" means, for any day for any Alternate Currency Loan, the per annum rate of interest selected by the applicable Borrower under and as set forth in the applicable Alternate Currency Addendum.

         "ANC" means American National Can Company, a Delaware corporation, and its successors and assigns.

         "APPLICABLE EUROCURRENCY MARGIN" means, as at any date of determination, the rate per annum then applicable to Eurocurrency Rate Loans determined in accordance with the provisions of Section 2.15(D)(ii) hereof.

         "APPLICABLE FACILITY FEE PERCENTAGE" means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.15(C)(i) hereof determined in accordance with the provisions of Section 2.15(D)(ii) hereof.

         "APPLICABLE FLOATING RATE MARGIN" means, as at any date of determination, the rate per annum then applicable to Floating Rate Loans determined in accordance with the provisions of Section 2.15(D)(ii) hereof.

         "APPLICABLE L/C FEE PERCENTAGE" means, as at any date of determination, a rate per annum equal to the Applicable Eurocurrency Margin for Eurocurrency Rate Loans in effect on such date.

         "APPROVED FUND" means, with respect to any Lender that is a fund or commingled investment vehicle that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

         "APPROXIMATE EQUIVALENT AMOUNT" of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars at such date, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time.

         "ARRANGERS" means each of ABN AMRO Bank N.V., Royal Bank of Canada and Banque Nationale de Paris, in their respective capacities as arrangers for the loan transaction evidenced by this Agreement.

         "ASSIGNMENT AGREEMENT" means an assignment and acceptance agreement entered into in connection with an assignment pursuant to Section 14.3 hereof in substantially the form of Exhibit D.

         "ASSET SALE" means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person) to any Person other than the Company or any of its wholly-owned Subsidiaries other than (i) the sale of Inventory in the ordinary course of business, (ii) the sale or other disposition of any obsolete, excess, damaged or worn-out Equipment disposed of in the ordinary course of business, (iii) leases of personal property (including leases or licenses of intellectual property), (iv) sales of bottling or canning line equipment to customers in the ordinary course of business consistent with past practice, and (v) sales or lease of excess, obsolete or redundant land and buildings.

         "ASSUMPTION LETTER" means a letter of a Subsidiary of the Company addressed to the Lenders in substantially the form of Exhibit O hereto pursuant to which such Subsidiary agrees to become a "SUBSIDIARY BORROWER" and agrees to be bound by the terms and conditions hereof.

         "AUTHORIZED OFFICER" means any of the Presidents, any Vice President or Chief Financial

Officer of the Company, acting singly.

         "AVERAGE TOTAL NET INDEBTEDNESS" shall mean, as of any date of determination, (a) the sum of (i) the average of the aggregate indebtedness for borrowed money, guarantees and letters of credit, without duplication (but excluding the Supported Contingent Obligations) of the Company and its Subsidiaries plus (ii) the average of the Capitalized Lease Obligations of the Company and its Subsidiaries, minus (b) the average of the aggregate cash and Cash Equivalents of the Company and its Subsidiaries, in each case as at the end of each of the immediately preceding four fiscal quarters.

         "AVERAGE TOTAL NET INDEBTEDNESS TO CAPITAL RATIO" means, as of any date of determination, the ratio of (a) Average Total Net Indebtedness, to (b) the sum of (i) the Average Total Net Indebtedness plus (ii) Consolidated Net Worth, including minority interests, in each case as of such date of determination.

         "BENEFIT PLAN" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan or a Foreign Employee Benefit Plan) in respect of which the Company or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an "employer" as defined in
Section 3(5) of ERISA.

         "BORROWER" means, as applicable, any of the Company and the Subsidiary Borrowers, together with their respective successors and assigns; and "BORROWERS" shall mean, collectively, the Company and the Subsidiary Borrowers.

         "BORROWING DATE" means a date on which an Advance is made hereunder.

         "BORROWING/CONVERSION/CONTINUATION NOTICE" is defined in Section 2.8 hereof.

         "BUSINESS DAY" means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurocurrency Rate or Eurocurrency Bid Rate Advances, a day (other than a Saturday or Sunday) on which banks are open for business in Chicago, Illinois and New York, New York and (x) in addition, for Loans denominated in Agreed Currencies (other than euro), on which dealings in Dollars and the other Agreed Currencies are carried on in the London interbank market and (y) in addition, for Loans denominated in euro, on which dealings in euro are carried on in Brussels, Belgium interbank market, and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in Chicago, Illinois and New York, New York.

         "BUYING LENDER(S)" is defined in Section 2.6(b).

         "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided, however, that "Capital Stock" shall not include any debt securities convertible into equity securities prior to such conversion.

         "CAPITALIZED LEASE" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

         "CAPITALIZED LEASE OBLIGATIONS" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

         "CASH EQUIVALENTS" means (i) marketable direct obligations issued or unconditionally guaranteed by the governments of the United States and backed by the full faith and credit of the United States government; (ii) domestic and Eurocurrency certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies, the long-term indebtedness of which institution at the time of acquisition is rated A- (or better) by Standard & Poor's Ratings Group or A3 (or better) by Moody's Investors Services, Inc., and which certificates of deposit and time deposits are fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days; (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to (x) investment grade securities (i.e., securities rated at least Baa by Moody's Investors Service, Inc. or at least BBB by Standard & Poor's Ratings Group) and (y) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Ratings Group or P-1 (or better) by Moody's Investors Services, Inc. (all such institutions being, "QUALIFIED INSTITUTIONS"); and (iv) commercial paper of Qualified Institutions; provided that the maturities of such Cash Equivalents shall not exceed three hundred sixty-five (365) days from the date of acquisition thereof.

         "CHANGE" is defined in Section 4.2 hereof.

         "CHANGE OF CONTROL" means an event or series of events by which:

         (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act of 1934), excluding Pechiney, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act of 1934, provided that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company's outstanding Capital Stock ordinarily having the right to vote at an election of directors; or

         (b) the majority of the board of directors of the Company fails to consist of Continuing Directors; or

         (c) the Company consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its property to any Person, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding Capital Stock of the Company is reclassified or changed into or exchanged for cash, securities or other property; or

         (d) except as otherwise permitted under the terms of this Agreement, the Company shall cease to own and control all of the economic and voting rights associated with all of the outstanding Capital Stock of its Subsidiaries.

         "CLO ADMINISTRATIVE AGENT" means ABN AMRO Bank N.V., together with its successors and assigns under the CLO Facilities.

         "CLO FACILITIES" means, collectively, (i) the five (5) year corporate loan option finance facilities in the original aggregate maximum matured principal amount of $50,000,000 provided to the Company pursuant to the 5-Year Finance Facility Agreement (the "5-YEAR FINANCE FACILITIES"), and (ii) the 364-day corporate loan option finance facilities in the original aggregate maximum matured principal amount of $50,000,000 provided to the Company pursuant to the 364- Day Finance Facility Agreement (the "364-DAY FINANCE FACILITIES").

         "CLOSING DATE" means July 22, 1999.

         "CODE" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "CO-DOCUMENTATION AGENT" means each of ABN AMRO Bank N.V. and Royal Bank of Canada, in its respective capacity as co-documentation agent for the loan transaction evidenced by this Agreement, together with its successors and assigns.

         "COMMISSION" means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

         "COMMITMENT INCREASE DATE" is defined in Section 2.6(b).

         "COMMITMENT INCREASE NOTICE" is defined in Section 2.6(b).

         "COMPANY" means American National Can Group, Inc., a Delaware corporation, together with its successors and assigns, including a debtor-in-possession on behalf of the Company.

         "COMPETITIVE BID ADVANCE" means a borrowing hereunder consisting of the aggregate amount of the several Competitive Bid Loans made by some or all of the Lenders to the Company at the same time and for the same Interest Period.

         "COMPETITIVE BID BORROWING NOTICE" is defined in Section 2.1(F).

         "COMPETITIVE BID LOAN" means a Eurocurrency Bid Rate Loan or an Absolute Rate Loan, or both, as the case may be and in either case in Dollars.

         "COMPETITIVE BID MARGIN" means the margin above or below the applicable Eurocurrency Base Rate offered for a Eurocurrency Bid Rate Loan, expressed as a percentage (rounded to the nearest 1/100 of 1%) to be added or subtracted from such Eurocurrency Base Rate.

         "COMPETITIVE BID RATE" means, for any day for any Competitive Bid Loan for the relevant Interest Period, the per annum rate of interest selected by the Company in accordance with Section 2.1.

         "COMPETITIVE BID QUOTE" means a Competitive Bid Quote substantially in the form of Exhibit N hereto completed and delivered by a Lender to the Administrative Agent in accordance with Section 2.1(D).

         "COMPETITIVE BID QUOTE REQUEST" means a Competitive Bid Quote Request substantially in the form of Exhibit L hereto completed and delivered by the Company to the Administrative Agent in accordance with Section 2.1(B).

         "CONSOLIDATED NET ASSETS" means the total assets of the Company and its Subsidiaries on a consolidated basis (determined in accordance with Agreement Accounting Principles), but excluding therefrom all goodwill under Agreement Accounting Principles.

         "CONSOLIDATED NET SALES" means all sales (net of returns and allowances) shown on a consolidated income statement of the Company and its Subsidiaries, prepared in accordance with Agreement Accounting Principles.

         "CONSOLIDATED NET WORTH" means, at a particular date, all amounts which would be included under shareholders' equity on the consolidated balance sheet for the Company and its consolidated Subsidiaries, but excluding cumulative foreign currency translation adjustments and adjustments for minimum pension liability accounts, in each case as determined in accordance with Agreement Accounting Principles.

         "CONTAMINANT" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls ("PCBS"), or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental, Health or Safety

Requirements of Law.

         "CONTINGENT OBLIGATION", as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. The amount of any Contingent Obligation shall be equal to the present value of the portion of the obligation so guaranteed or otherwise supported, in the case of known recurring obligations, and the maximum reasonably anticipated liability in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases.

         "CONTINUING DIRECTOR" means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the Closing Date, or (b) was nominated for election or elected to such board of directors with the approval of the Continuing Directors who were members of such board at the time of such nomination or election.

         "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

         "CONTROLLED GROUP" means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Company; and
(iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company, any corporation described in clause
(i) above or any partnership or trade or business described in clause (ii) above.

         "CORPORATE BASE RATE" means the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

         "CURE LOAN" is defined in Section 9.2(iii) hereof.

         "CUSTOMARY PERMITTED LIENS" means:

                  (i) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or any such proceeding after being commenced is stayed) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

                  (ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not more than sixty (60) days past due or thereafter can be paid without penalty which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

                  (iii) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Company's or its Subsidiary's assets or property taken as a whole or materially impair the use thereof in the operation of the businesses taken as a whole, and (B) all Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $15,000,000;

                  (iv) Liens arising with respect to zoning restrictions, easements, encroachments, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges, restrictions or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary use or occupancy of the real property or with the ordinary conduct of the business of the Company or any of its Subsidiaries;

                  (v) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Company or any of its Subsidiaries which do not constitute a Default under Section 8.1(H) hereof; and

                  (vi) any interest or title of the lessor in the property subject to any operating lease entered into by the Company or any of its Subsidiaries in the ordinary course of business.

         "DEFAULT" means an event described in Article VIII hereof.

         "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Revolving Loan Termination Date.

         "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

         "DOLLAR" and "$" means dollars in the lawful currency of the United States of America.

         "DOLLAR AMOUNT" of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the Equivalent Amount of Dollars if such currency is any currency other than Dollars.

         "DOMESTIC INCORPORATED SUBSIDIARY" means a Subsidiary of the Company organized under the laws of a jurisdiction located in the United States of America.

         "EBITDA" means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) Net Income, plus (ii) Interest Expense to the extent deducted in computing Net Income, plus (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (iv) depreciation expense to the extent deducted in computing Net Income, plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income, plus (vi) other non-cash charges classified as long-term deferrals in accordance with Agreement Accounting Principles to the extent deducted in computing Net Income, plus (vii) other extraordinary non-cash charges to the extent deducted in computing Net Income, minus (viii) other extraordinary non-cash credits to the extent added in computing Net Income, plus (ix) nonrecurring after-tax losses (or minus nonrecurring after-tax gains).

         "EFFECTIVE COMMITMENT AMOUNTS" is defined in Section 2.6(b).

         "ELIGIBLE CURRENCY" means any currency other than Dollars with respect to which the Administrative Agent or the applicable Borrower has not given notice in accordance with Section 2.23 and that is readily available, freely traded, in which deposits are customarily offered to banks in the London interbank market, convertible into Dollars in the international interbank market available to the Lenders in such market and as to which an Equivalent Amount may be readily calculated. If, after the designation pursuant to the terms of this Agreement of any currency as an Agreed Currency or Alternate Currency, currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, such country's currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (ii) as to which, in the determination of the Administrative Agent, an Equivalent Amount is not readily calculable (each of clause (i) and (ii), a "DISQUALIFYING EVENT"), then the Administrative Agent shall promptly notify the Lenders and the Company, and such country's currency shall no longer be an Agreed Currency or Alternate Currency until such time as the Disqualifying Event(s) no longer exist, but in any event within five (5) Business Days of receipt of such notice from the Administrative Agent, the applicable Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loan into Loans in Dollars or another Agreed Currency or Alternate Currency, subject to the other terms contained in Articles II and IV.

         "ENVIRONMENTAL, HEALTH OR SAFETY REQUIREMENTS OF LAW" means all Requirements of Law derived from or relating to foreign, federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. ss. 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss. 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

         "ENVIRONMENTAL LIEN" means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

         "ENVIRONMENTAL PROPERTY TRANSFER ACT" means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called "Industrial Site Recovery Act" or "Responsible Property Transfer Act."

         "EQUIPMENT" means all of the Company's and its Subsidiaries' present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures,
(ii) other tangible personal property (other than the Company's or its Subsidiaries' Inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

         "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock). Equity Interests will not include any Incentive Arrangements or obligations or payments thereunder.

         "EQUIVALENT AMOUNT" of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetic mean of the buy and sell spot rates of exchange of the Administrative Agent or Alternate Currency Bank, as applicable, in the London interbank market (or other market where the Administrative Agent's or Alternate Currency Bank's, as applicable, foreign exchange operations in respect of such currency are then being conducted) for such other currency at or about 11:00 a.m. (local time) two (2) Business Days prior to the date on which such amount is to be determined, rounded up to the nearest amount of such currency as determined by the applicable Alternate Currency Bank from time to time; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent or Alternate Currency Bank's, as applicable, may use any reasonable method it deems appropriate to determine such amount, and such determination shall be conclusive absent manifest error.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

         "EURO" means the euro referred to in the Council Regulation (EC) No. 1103/97 dated 17 June 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of the Economic and Monetary Union.

         "EUROCURRENCY AUCTION" means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins pursuant to Section 2.1.

         "EUROCURRENCY BASE RATE" means, with respect to a Eurocurrency Rate Loan or Eurocurrency Bid Rate Loan for any specified Interest Period, (a) for any Eurocurrency Bid Rate Loan or Eurocurrency Rate Loan in any Agreed Currency other than euro, either (i) the rate of interest per annum equal to the rate for deposits in the applicable Agreed Currency in the approximate amount of the Pro Rata Share of the Administrative Agent of such Eurocurrency Rate Advance with a maturity approximately equal to such Interest Period which appears on Telerate Page 3740 or Telerate Page 3750, as applicable, or, if there is more than one such rate, the average of such rates rounded to the nearest 1/100 of 1%, as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period or (ii) if no such rate of interest appears on Telerate Page 3740 or Telerate Page 3750, as applicable, for any specified Interest Period, the rate at which deposits in the applicable Agreed Currency are offered by the Administrative Agent to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of the Pro Rata Share of the Administrative Agent of such Eurocurrency Rate Loan, or, in the case of a Eurocurrency Bid Rate Loan, the amount of the Eurocurrency Bid Rate Loan requested by the Company, and having a maturity approximately equal to such Interest Period; and (b) with respect to any Eurocurrency Rate Loan in euro for any Interest Period, the interest rate per annum equal to the rate determined by the Administrative Agent to be the rate at which deposits in euro appear on the Telerate Page 248 as of 11:00 a.m. (Brussels time), on the date that is two
(2) TARGET Settlement Days preceding the first day of such Interest Period; provided, that if such rate does not appear on the Telerate Page 248, then Eurocurrency Base Rate shall be an interest rate per annum equal to the arithmetic mean determined by the Administrative Agent (rounded upwards to the nearest .01%) of the rates per annum at which deposits in euro are offered by three (3) leading banks in the euro-zone interbank market on or about 11:00 a.m. (Brussels time), on the date which is two (2) TARGET Settlement Days prior to the first day of such Interest Period to other leading banks in the euro-zone interbank market, in the case of each of clause (a) and clause (b), as adjusted for Reserves. The terms "Telerate Page 3740", "Telerate Page 3750" and "Telerate Page 248" mean the display designated as "Page 3740", "Page 3750" and "Page 248", as applicable, on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3740, Page 3750 or Page 248, as applicable, on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association interest rate settlement rates for the relevant Agreed Currency). Any Eurocurrency Base Rate determined on the basis of the rate displayed on Telerate Page 3740 or Telerate Page 3750 or Telerate Page 248 in accordance with the foregoing provisions of this subparagraph shall be subject to corrections, if any, made in such rate and displayed by the Associated Press-Dow Jones Telerate Service within one hour of the time when such rate is first displayed by such service.

         "EUROCURRENCY BID RATE" means, with respect to a Eurocurrency Bid Rate Loan made by a given Lender for the relevant Interest Period, the sum of (a) the Eurocurrency Base Rate and (b) the Competitive Bid Margin offered by such Lender and accepted by the Company.

         "EUROCURRENCY BID RATE ADVANCE" means a Competitive Bid Advance which bears interest at a Eurocurrency Bid Rate.

         "EUROCURRENCY BID RATE LOAN" means a Loan which bears interest at the Eurocurrency Bid Rate.

         "EUROCURRENCY PAYMENT OFFICE" of the Administrative Agent shall mean, for each of the Agreed Currencies, any agency, branch or Affiliate of the Administrative Agent, specified as the "Eurocurrency Payment Office" for such Agreed Currency in Exhibit A-1 hereto or such other agency, branch, Affiliate or correspondence bank of the Administrative Agent, as it may from time to time specify to the applicable Borrowers and each Lender as its Eurocurrency Payment Office.

         "EUROCURRENCY RATE" means, with respect to a Eurocurrency Rate Loan for the relevant Interest Period, the Eurocurrency Base Rate applicable to such Interest Period plus the then Applicable Eurocurrency Margin, changing as and when the Applicable Eurocurrency Margin changes.

         "EUROCURRENCY RATE ADVANCE" means an Advance (other than a Eurocurrency Bid Rate Advance) which bears interest at the Eurocurrency Rate.

         "EUROCURRENCY RATE LOAN" means a Loan made on a fully syndicated basis pursuant to Section 2.2, which bears interest at the Eurocurrency Rate.

         "5-YEAR CLO LENDER" means each "Lender" under (and as defined in) the 5-Year Finance Facility Agreement which has a commitment to make "Advances" thereunder.

         "5-YEAR FINANCE FACILITY AGREEMENT" means that certain 5-Year Finance Facility Agreement dated of even date herewith by and among the Company, Windmill Funding Corporation and ABN AMRO Bank N.V. (individually and in its capacity as CLO Administrative Agent), as the same may be amended, modified, supplemented and/or restated from time to time in accordance with the terms thereof and of this Agreement.

         "FACILITY TERMINATION DATE" shall mean the date on which all of the Termination Conditions have been satisfied.

         "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

         "FEE LETTERS" means, collectively, the Administrative Agent Fee Letter and that certain fee letter, dated as of June 7, 1999, by and among ANC, the Lead Arrangers and the Underwriting Lenders.

         "FINANCING" means, with respect to any Person, the issuance or sale by such Person of any Equity Interests of such Person or any Indebtedness consisting of debt securities of such Person.

         "FIRST CHICAGO" means The First National Bank of Chicago, in its individual capacity, and its successors.

         "FIXED-RATE LOANS" means, collectively, the Eurocurrency Rate Loans, the Eurocurrency Bid Rate Loans, the Absolute Rate Loans and the Alternate Currency Loans.

         "FLOATING RATE" means, for any day for any Loan, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes, plus the then Applicable Floating Rate Margin.

         "FLOATING RATE ADVANCE" means an Advance which bears interest at the Floating Rate.

         "FLOATING RATE LOAN" means a Loan, or portion thereof, which bears interest at the Floating Rate.

         "FOREIGN EMPLOYEE BENEFIT PLAN" means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the Company, any of its Subsidiaries or any members of its Controlled Group and is not covered by ERISA pursuant to ERISA Section 4(b)(4).

         "FOREIGN INCORPORATED SUBSIDIARY" means a Subsidiary of the Company which is not a Domestic Incorporated Subsidiary.

         "FOREIGN PENSION PLAN" means any employee benefit plan as described in
Section 3(3) of ERISA for which the Company or any member of its Controlled Group is a sponsor or administrator and which (i) is maintained or contributed to for the benefit of employees of the Company, any of its Subsidiaries or any member of its Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

         "GOVERNMENTAL ACTS" is defined in Section 3.10(A) hereof.

         "GOVERNMENTAL AUTHORITY" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

         "GROSS NEGLIGENCE" means recklessness, or actions taken or omitted with conscious indifference to or the complete disregard of consequences or rights of others affected. Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act. If the term "gross negligence" is used with respect to the Administrative Agent or any Lender or any indemnitee in any of the other Loan Documents, it shall have the meaning set forth herein.

         "GUARANTEED OBLIGATIONS" is defined in Section 10.1 hereof.

         "GUARANTY" means each of (i) that certain Guaranty (and any and all supplements thereto) executed from time to time by each Subsidiary Borrower that is a Domestic Incorporated Subsidiary and each Material Domestic Subsidiary of the Company listed on Schedule 6.8 and each other Subsidiary Borrower that is a Domestic Incorporated Subsidiary and each other Material Domestic Subsidiary of the Company as required pursuant to Section 7.2(k) in favor of the Administrative Agent for the benefit of itself and the Holders of Obligations, in substantially the form of Exhibit I-1 attached hereto, and (ii) the guaranty by the Company of all of the Obligations of the Subsidiary Borrowers pursuant to this Agreement and the Alternate Currency Addenda, in each case as amended, restated, supplemented or otherwise modified from time to time.

         "HEDGING AGREEMENTS" is defined in Section 7.3(P) hereof.

         "HEDGING OBLIGATIONS" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

         "HOLDERS OF OBLIGATIONS" means the holders of the Obligations from time to time and shall include (i) each Lender in respect of its Loans, (ii) each Issuing Bank in respect of Reimbursement Obligations owed to it, (iii) the Agents, the Lenders and the Issuing Banks in respect of all other present and future obligations and liabilities of the Company or any of its Subsidiaries of every type and description arising under or in connection with this Agreement or any other Loan Document, (iv) each Indemnitee in respect of the obligations and liabilities of the Company or any of its Subsidiaries to such Person hereunder or under the other Loan Documents, and (v) their respective successors, transferees and assigns.

         "INCENTIVE ARRANGEMENTS" means any stock appreciation rights, "phantom" stock plans, employment agreements, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans and similar arrangements made in connection with the retention of executives, officers or employees of the Company and its Subsidiaries.

         "INDEBTEDNESS" of a person means, without duplication, such person's
(i) obligations for borrowed money, including, without limitation, subordinated indebtedness, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such person's business payable on terms customary in the trade and other than earn-outs or other similar forms of contingent purchase prices), (iii) obligations, whether or not assumed, secured by liens on or payable out of the proceeds or production from property now or hereafter owned or acquired by such person, (iv) obligations which are evidenced by notes, acceptances, other instruments, letters of credit or letter of credit reimbursement arrangements,
(v) Capitalized Lease Obligations, (vi) Hedging Obligations, (vii) Contingent Obligations, (viii) outstanding principal balances (representing securitized but unliquidated assets) under asset securitization agreements (including, without limitation, the outstanding principal balance of Receivables under Receivables transactions) and (ix) the implied debt component of synthetic leases of which such person is lessee or any other off-balance sheet financing arrangements (including, without limitation, any such arrangements giving rise to any Off-Balance Sheet Liabilities).

         "INDEMNIFIED MATTERS" is defined in Section 11.7(B) hereof.

         "INDEMNITEES" is defined in Section 11.7(B) hereof.

         "INTEGRATION BLOCKAGE DEFAULT" is defined in Section 2.6(b).

         "INTEREST EXPENSE" means, for any period, the total interest expense of the Company and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases, commitment and facility fees and fees for stand-by letters of credit), all as determined in conformity with Agreement Accounting Principles.

         "INTEREST COVERAGE RATIO" is defined in Section 7.4(A) hereof.

         "INTEREST PERIOD" means (i) any Alternate Currency Interest Period,
(ii) any Absolute Rate Interest Period, and (iii) with respect to a Eurocurrency Rate Loan or a Eurocurrency Bid Rate Loan, a period of one (1), two (2), three
(3) months or six (6) months, commencing on a Business Day selected by the applicable Borrower on which a Eurocurrency Rate Advance is made to the such Borrower pursuant to this Agreement; provided, however, notwithstanding anything in this Agreement to the contrary for the period from the Closing Date to the earlier of (y) the date that is 90 days after the Closing Date and (z) the date upon which the Lead Arrangers confirms that the loan syndication process has been complete (the "SYNDICATION PERIOD"), "Interest Period" means, with respect to a Eurocurrency Rate Advance, a period of seven (7) days. Other than during the Syndication Period, such Interest Period described in clause (iii) above shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

         "INVENTORY" shall mean any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by the Company or any of its Subsidiaries, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in the business of Company or any of its Subsidiaries, and shall include all right, title and interest of the Company or any of its Subsidiaries in any property the sale or other disposition of which has given rise to Receivables and which has been returned to or repossessed or stopped in transit by the Company or any of its Subsidiaries.

         "INVESTMENT" means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business (whether of a division, branch, unit operation, or otherwise) conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

         "INVITATION FOR COMPETITIVE BID QUOTES" means an Invitation for Competitive Bid Quotes substantially in the form of Exhibit M hereto, completed and delivered by the Administrative Agent to the Lenders in accordance with
Section 2.1(C).

         "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

         "ISSUING BANKS" means First Chicago or any of its Affiliates or any of the other Lenders in its separate capacity as an issuer of Letters of Credit pursuant to Section 3.1. The designation of any Lender as an Issuing Bank after the date hereof shall be subject to the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

         "L/C DOCUMENTS" is defined in Section 3.4 hereof.

         "L/C DRAFT" means a draft drawn on an Issuing Bank pursuant to a Letter of Credit.

         "L/C INTEREST" shall have the meaning ascribed to such term in Section
3.6 hereof.

         "L/C OBLIGATIONS" means, without duplication, an amount equal to the sum of (i) the aggregate of the Dollar Amount then available for drawing under each of the Letters of Credit, (ii) the Dollar Amount equal to the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the applicable Issuing Bank, (iii) the aggregate outstanding Dollar Amount of all Reimbursement Obligations at such time and (iv) the aggregate Dollar Amount equal to the face amount of all Letters of Credit requested by the Borrowers but not yet issued (unless the request for an unissued Letter of Credit has been denied).

         "LEAD ARRANGERS" means, collectively, Chase Securities Inc. and Banc One Capital Markets, Inc., in their respective capacity as Lead Arranger for the loan transaction evidenced by this Agreement.

         "LENDERS" means the lending institutions listed on the signature pages of this Agreement and each New Lender which becomes a Lender hereto pursuant to the provisions of Section 2.6(b) and their respective successors and assigns.

         "LENDING INSTALLATION" means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

         "LETTER OF CREDIT" means the letters of credit to be (a) issued by the Issuing Banks pursuant to Section 3.1 hereof or (b) deemed issued by the Issuing Banks pursuant to Section 3.2 hereof.

         "LIEN" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

         "LOAN(S)" means, with respect to a Lender, such Lender's portion of (a) any Advance made pursuant to Section 2.2 hereof, (b) any Advance in which such Lender has purchased an interest pursuant to Section 2.6(b), and (c) any loans made under the 5-Year Finance Facility Agreement and converted to Obligations under Section 2.6(b) hereof, as applicable, and in the case of any Alternate Currency Bank, any Alternate Currency Loan made by it pursuant to Section 2.21 and the applicable Alternate Currency Addendum and in the case of any Lender which has made a Competitive Bid Loan, any Competitive Bid Loan made by it pursuant to Section 2.1, and collectively, all Revolving Loans, Alternate Currency Loans and Competitive Bid Loans.

         "LOAN ACCOUNT" is defined in Section 2.13(A) hereof.

         "LOAN DOCUMENTS" means this Agreement, each Alternate Currency Addendum executed hereunder, each Assumption Letter executed hereunder, the Guaranty, the Subordination Agreement and all other documents, instruments, notes and agreements executed in connection therewith or contemplated thereby (other than the 364-Day Credit Agreement, the CLO Facilities, and the documents related thereto), as the same may be amended, restated or otherwise modified and in effect from time to time.

         "MARGIN STOCK" shall have the meaning ascribed to such term in Regulation U.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of ANC, the Company, or the Company and its Subsidiaries, taken as a whole, (b) the collective ability of the Company or any of its Subsidiaries to perform their respective obligations under the Loan Documents in any material respect, or (c) the ability of the Lenders or the Agents to enforce in any material respect the Obligations.

         "MATERIAL DOMESTIC SUBSIDIARY" means each of ANC and Pechiney North America, Inc., a Delaware corporation, and each other Domestic Incorporated Subsidiary of the Company (other than ANC Receivables Corporation) that is a Material Subsidiary.

         "MATERIAL SUBSIDIARY" means (x) a Subsidiary of the Company (other than ANC

Receivables Corporation) if (i) such Subsidiary's total assets exceeds $50,000,000 as of the end of the most recently completed fiscal quarter of the Company or (ii) such Subsidiary's total sales exceeds $50,000,000 as of the end of the most recently completed four consecutive fiscal quarters of the Company, all determined on the same basis as described in Section 7.1, and (y) any Subsidiary Borrower.

         "MAXIMUM EUROCURRENCY AMOUNT" means $400,000,000 or such other greater amount as the Company may from time to time designate in writing to the Administrative Agent provided such designated amount shall be agreed to by the Required Lenders.

         "MULTIEMPLOYER PLAN" means a "Multiemployer Plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Company or any member of the Controlled Group.

         "NATIONAL CURRENCY UNIT" means the unit of currency (other than a euro) of each member state of the European Union that participates in the third stage of Economic and Monetary Union.

         "NET CASH PROCEEDS" means, with respect to any Asset Sale, Financing or Sale and Leaseback Transaction by any Person, (a) cash or Cash Equivalents (freely convertible into Dollars) received by such Person or any Subsidiary of such Person from such Asset Sale or Sale and Leaseback Transaction (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale or Sale and Leaseback Transaction) or Financing, after (i) provision for all income or other taxes measured by or resulting from such Asset Sale, Financing or Sale and Leaseback Transaction, (ii) payment of all brokerage commissions and other fees and expenses and commissions related to such Asset Sale, Financing or Sale and Leaseback Transaction, (iii) repayment of Indebtedness (and any premium or penalty thereon) secured by a Lien on any asset disposed of in such Asset Sale or Sale and Leaseback Transaction or which is or may be required (by the express terms of the instrument governing such Indebtedness or by applicable law) to be repaid in connection with such Asset Sale or Sale and Leaseback Transaction (including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness), and (iv) deduction of appropriate amounts to be provided by such Person or a Subsidiary of such Person as a reserve, in accordance with Agreement Accounting Principles, against any liabilities associated with the assets sold or disposed of in such Asset Sale or Sale and Leaseback Transaction and retained by such Person or a Subsidiary of such Person after such Asset Sale or Sale and Leaseback Transaction, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale or Sale and Leaseback Transaction, as applicable; and (b) cash or Cash Equivalents payments in respect of any other consideration received by such Person or any Subsidiary of such Person from such Asset Sale, Financing or Sale and Leaseback Transaction upon receipt of such cash payments by such Person or such Subsidiary.

         "NET INCOME" means, for any period, the net income (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

         "NEW LENDER" is defined in Section 2.6(b).

         "NON PRO RATA LOAN" is defined in Section 9.2 hereof.

         "NOTICE OF ASSIGNMENT" is defined in Section 14.3(B) hereof.

         "OBLIGATIONS" means all Loans, L/C Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrowers or any of their Subsidiaries to the Administrative Agent, any Lender, the Arranger, any Affiliate of the Administrative Agent or any Lender, any Issuing Bank or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the L/C Documents, any Alternate Currency Addendum or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys' fees and disbursements, reasonable paralegals' fees (in each case whether or not allowed), and any other sum chargeable to the Company or any of its Subsidiaries under this Agreement or any other Loan Document.

         "OFF-BALANCE SHEET LIABILITIES" of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables sold by such Person or any of its Subsidiaries, (b) any liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability of such Person or any of its Subsidiaries under any financing lease or so- called "synthetic" lease transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

         "OTHER TAXES" is defined in Section 2.15(E)(ii) hereof.

         "PARTICIPANTS" is defined in Section 14.2(A) hereof.

         "PAYMENT DATE" means the first day of each March, June, September, December, the Termination Date (or such earlier date on which the Aggregate Commitment shall terminate or be cancelled), and the Facility Termination Date.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "PBGC AGREEMENT" means that certain confidential term sheet dated June 25, 1999 between the Company and the PBGC, setting forth the undertakings of the Company to make contributions to certain of its U.S. Plans, and any definitive documentation replacing such confidential term sheet to the extent such documentation sets forth the terms described in such term sheet as in effect on the date hereof.

         "PECHINEY" means Pechiney, S.A., a societe anonyme organized under the laws of the Republic of France.

         "PERMITTED ACQUISITION" is defined in Section 7.3(G) hereof.

         "PERMITTED EXISTING CONTINGENT OBLIGATIONS" means the Contingent Obligations of the Company and its Subsidiaries identified as such on Schedule
1.1.1 to this Agreement.

         "PERMITTED EXISTING INDEBTEDNESS" means the Indebtedness of the Company and its Subsidiaries identified as such on Schedule 1.1.2 to this Agreement.

         "PERMITTED EXISTING LIENS" means the Liens on assets of the Company and its Subsidiaries identified as such on Schedule 1.1.3 to this Agreement.

         "PERMITTED PURCHASE MONEY INDEBTEDNESS" means secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by the Company or any of its Subsidiaries after the Closing Date to finance the acquisition of fixed assets or in conjunction with a Permitted Acquisition and secured by purchase money Liens (including the interest of a lessor under a Capitalized Lease and Liens to which any property is subject at the time of the Company's or its Subsidiaries' acquisition thereof), if (1) at the time of such incurrence, no Default or Unmatured Default has occurred and is continuing or would result from such incurrence, (2) such Indebtedness has a scheduled maturity and is not due on demand, (3) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired; provided, that such Liens shall not apply to any property of the Company or its Subsidiaries other than that purchased or subject to such Capitalized Lease and proceeds thereof.

         "PERMITTED REFINANCING INDEBTEDNESS" means any replacement, renewal, refinancing or extension of any Indebtedness permitted by this Agreement that
(i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended, (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, and (iv) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, event of default and remedies) materially less favorable to the Company, its Subsidiaries or the Lenders than those applicable to the Indebtedness being replaced, renewed, refinanced or extended.

         "PERSON" means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

         "PLAN" means an employee benefit plan defined in Section 3(3) of ERISA, other than a Multiemployer Plan, in respect of which the Company or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

         "POUNDS STERLING" shall mean the lawful currency of England.

         "PRO RATA SHARE" means, with respect to any Lender, the percentage obtained by dividing (x) such Lender's Revolving Loan Commitment at such time (as adjusted from time to time in accordance with the provisions of this Agreement) by (y) the Aggregate Revolving Loan Commitment at such time (as adjusted from time to time in accordance with the provisions of this Agreement); provided, however, if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then "Pro Rata Share" means the percentage obtained by dividing (x) the sum of (A) such Lender's Revolving Loans, plus (B) such Lender's share of the obligations to purchase participations in Alternate Currency Loans and Letters of Credit plus (C) such Lender's Competitive Bid Advances, by (y) the sum of (A) the aggregate outstanding amount of all Revolving Loans, plus (B) the aggregate outstanding amount of all Alternate Currency Loans and all Letters of Credit, plus (C) the aggregate outstanding amount of all Competitive Bid Advances.

         "PURCHASERS" is defined in Section 14.3(A) hereof.

         "RATE OPTION" means the Eurocurrency Rate, the Floating Rate, the Competitive Bid Rate or the Alternate Currency Rate, as applicable.

         "RECEIVABLE(S)" means and includes all of the Company's and its Subsidiaries' presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Company or its Subsidiaries, as applicable, to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

         "REGISTER" is defined in Section 14.3(C) hereof.

         "REGISTRATION STATEMENT" means the Company's S-1 Registration Statement filed with the

Commission as of June 4, 1999, as amended on or prior to the date hereof.

         "REGULATION T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

         "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

         "REGULATION X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

         "REIMBURSEMENT OBLIGATION" is defined in Section 3.7 hereof.

         "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

         "RENTALS" of a Person means the aggregate fixed amounts payable by such Person under any lease of real or personal property that has an initial or remaining non-cancelable lease term in excess of one year but does not include any amounts payable under Capitalized Leases of such Person.

         "REPLACEMENT LENDER" is defined in Section 2.20 hereof.

         "REPORTABLE EVENT" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days after such event occurs, provided, however, that a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

         "REQUIRED LENDERS" means:

         (x) so long as no Integration Blockage Default shall have occurred, Lenders hereunder and 5-Year CLO Lenders whose Aggregate Pro Rata Shares, in the aggregate, are at least fifty-one percent (51%); provided, however, that, if any Person shall have failed (A) to fund its Pro Rata Share of (i) any Revolving Loan requested by the applicable Borrower, (ii) any Revolving Loan required to be made in connection with reimbursement for any L/C Obligations, or (iii) any participation in any Alternate Currency Loan pursuant to
                  Section 2.21(E), which such Lenders are obligated to fund under the terms of this Agreement, or (B) to purchase interests in Loans hereunder pursuant to Section 2.6(b), in either case and any such failure has not been cured, then for so long as such failure continues, "REQUIRED LENDERS" means Lenders hereunder (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Revolving Loans or Alternate Currency Loans has not been so cured) and 5-Year CLO Lenders (excluding all 5-Year CLO Lenders whose failure to purchase interests hereunder pursuant to Section 2.6(b) has not been so cured) whose Aggregate Pro Rata Shares represent at least fifty-one percent (51%) of the aggregate Aggregate Pro Rata Shares of such Lenders and 5- Year CLO Lenders; provided, further, however, that, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement other than as a result of the occurrence of an Integration Blockage Default, "REQUIRED LENDERS" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) and 5-Year CLO Lenders whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans plus the aggregate outstanding principal balance of all "Advances" (calculated at the "Matured Value") under (and as such terms are defined in) the 5- Year Finance Facility Agreement are at least fifty-one percent (51%); and

         (y) at all times after an Integration Blockage Default shall have occurred, Lenders whose Pro Rata Shares, in the aggregate, are at least fifty-one percent (51%); provided, however, that, if any of the Lenders shall have failed (A) to fund its Pro Rata Share of (i) any Revolving Loan requested by the applicable Borrower, (ii) any Revolving Loan required to be made in connection with reimbursement for any L/C Obligations, or (iii) any participation in any Alternate Currency Loan pursuant to Section 2.21(E), or (B) to purchase interests in Loans hereunder pursuant to Section 2.6(b), in either case and any such failure has not been cured, then for so long as such failure continues, "REQUIRED LENDERS" means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Revolving Loans or Alternate Currency Loans, or to purchase interests in Loans hereunder pursuant to Section 2.6(b), in either case has not been so cured) whose Pro Rata Shares represent at least fifty-one percent (51%) of the aggregate Pro Rata Shares of such Lenders; provided further, however, that, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement, "REQUIRED LENDERS" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans and L/C Obligations are at least fifty-one percent (51%).

         "REQUIREMENTS OF LAW" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

         "RESERVES" shall mean the maximum reserve requirement, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to "Eurocurrency liabilities" or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurocurrency Rate Loans is determined or category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents.

         "RESTRICTED PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Company now or hereafter outstanding, except a dividend payable solely in the Company's Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Company or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than Disqualified Stock), (iii) any redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Indebtedness subordinated to the Obligations, and (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Indebtedness (other than the Obligations) or any Equity Interests of the Company, or any of its Subsidiaries, or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission.

         "REVOLVING CREDIT AVAILABILITY" means, at any particular time, the amount by which (x) the Aggregate Revolving Loan Commitment at such time minus for the first sixty (60) days following the Closing Date, the aggregate outstanding principal amount of the private placement indebtedness of the Company and its Subsidiaries described on Schedule 1.1.2 and Schedule 6.22, exceeds (y) the Dollar Amount of the Revolving Credit Obligations outstanding at such time.

         "REVOLVING CREDIT OBLIGATIONS" means, at any particular time, the sum of (i) the outstanding principal Dollar Amount of the Revolving Loans at such time, plus (ii) the outstanding L/C Obligations at such time, plus (iii) the Dollar Amount of the outstanding principal amount of the Alternate Currency Loans at such time, plus (iv) the outstanding principal amount of all Competitive Bid Loans at such time.

         "REVOLVING LOAN" is defined in Section 2.2 hereof.

         "REVOLVING LOAN COMMITMENT" means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit and to participate in Alternate Currency Loans not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading "Revolving Loan Commitment" or the signature page of the assignment and acceptance by which it became a Lender or, in the case of any "New Lender", such New Lender's "Conversion Amount" under (and as defined in) the 5-Year Finance Facility Agreement immediately prior to when such "New Lender" becomes a Lender hereunder pursuant to Section 2.6(b), as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable assignment and acceptance.

         "REVOLVING LOAN TERMINATION DATE" means July 21, 2004.

         "RISK-BASED CAPITAL GUIDELINES" is defined in Section 4.2 hereof.

         "SALE AND LEASEBACK TRANSACTION" shall mean any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed), (i) which the Company or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (ii) which the Company or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by the Company or one of its Subsidiaries to any other Person in connection with such lease

         "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

         "SELLING LENDER(S)" is defined in Section 2.6(b).

         "SINGLE EMPLOYER PLAN" means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

         "SOLVENT" means, when used with respect to any Person, that at the time of determination:

                  (i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

                  (ii) it is then able and expects to be able to pay its debts as they mature; and

                  (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.

         "SUBORDINATION AGREEMENT" means that certain Subordination Agreement (and any and all supplements thereto) executed from time to time by each Material Subsidiary of the Company listed on Schedule 6.8 and each other Material Subsidiary of the Company as required pursuant to Section 7.2(k) in favor of the Administrative Agent for the benefit of itself and the Holders of Obligations, in substantially the form of Exhibit I-2 attached hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "SUBSIDIARY" of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" means a Subsidiary of the Company.

         "SUBSIDIARY BORROWER" means each of the Company's Subsidiaries listed on Schedule 1.1.4 and any other Subsidiaries of the Company duly designated by the Company pursuant to Section 2.24 to request Advances hereunder, which Subsidiary shall have delivered to the Administrative Agent an Assumption Letter in accordance with Section 2.24 and such other documents as may be required pursuant to this Agreement, in each case together with its respective successors and assigns, including a debtor-in-possession on behalf of such Subsidiary Borrower.

         "SUPPORTED CONTINGENT OBLIGATIONS" means those certain obligations and liabilities supported by indemnities from Pechiney Plastic Packaging, Inc. or guarantees from Pechiney or Waste Management, Inc., in each case as set forth on
Schedule 1.1.5.

         "SYNDICATION AGENT" means The Chase Manhattan Bank, in its capacity as syndication agent for the loan transaction evidenced by this Agreement, together with its successors and assigns.

         "SYNDICATION PERIOD" shall have the meaning set forth in the definition of "Interest Period" above.

         "364-DAY CREDIT AGREEMENT" means that certain 364-Day Credit Agreement, dated as of July 22, 1999 among the Company, the subsidiary borrowers from time to time parties thereto, the Agents and the financial institutions from time to time parties thereto as lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "364-DAY FINANCE FACILITY AGREEMENT" means that certain 364-Day Finance Facility Agreement dated of even date herewith by and among the Company, Windmill Funding Corporation and ABN AMRO Bank N.V. (individually and in its capacity as CLO Administrative Agent), as the same may be amended, modified, supplemented and/or restated from time to time in accordance with the terms thereof and of this Agreement.

         "TARGET SETTLEMENT DAY" means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

         "TAXES" is defined in Section 2.15(E)(i) hereof.

         "TERMINATION CONDITIONS" is defined in Section 2.19.

         "TERMINATION DATE" means the earlier of (a) the Revolving Loan Termination Date, and (b) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 2.6 hereof or the Revolving Loan Commitments pursuant to Section 9.1 hereof.

         "TERMINATION EVENT" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Company or any member of the Controlled Group from a Benefit Plan during a plan year in which the Company or such Controlled Group member was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Benefit Plan participants who are employees of the Company or any member of the Controlled Group; (iii) the imposition of an obligation on the Company or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in
Section 4041(c) of ERISA; (iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Benefit Plan or Foreign Pension Plan; (v) any event or condition which constitutes grounds under
Section 4042 of ERISA which are reasonably likely to lead to the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) that a foreign governmental authority shall appoint or institute proceedings to appoint a trustee to administer any Foreign Pension Plan in place of the existing administrator, or (vii) the partial or complete withdrawal of the Company or any member of the Controlled Group from a Multiemployer Plan or Foreign Pension Plan.

         "TOTAL NET INDEBTEDNESS" shall mean, as of any date of determination,
(a) the sum of (i) the aggregate indebtedness for borrowed money, guarantees and letters of credit without duplication (but excluding the Supported Contingent Obligations) of the Company and its Subsidiaries plus (ii) Capitalized Lease Obligations, minus (b) the aggregate cash and Cash Equivalents of the Company and its Subsidiaries, in each case as of such date of determination.

         "TOTAL NET INDEBTEDNESS TO CAPITAL RATIO" means, as of any date of determination, the ratio of (a) Total Net Indebtedness, to (b) the sum of (i) the Total Net Indebtedness plus (ii) Consolidated Net Worth, including minority interests, in each case as of such date of determination.

         "TRANSFEREE" is defined in Section 14.5 hereof.

         "TYPE" means, with respect to any Loan, its nature as a Floating Rate Loan or a Eurocurrency Rate Loan.

         "UNDERWRITING LENDERS" means, collectively, First Chicago, The Chase Manhattan Bank, ABN AMRO Bank N.V., Royal Bank of Canada and Banque Nationale de Paris.

         "UNFUNDED LIABILITIES" means (i) in the case of Single Employer Plans, the amount (if any) by which the aggregate accumulated benefit obligations exceeds the aggregate fair market value of assets of all Single Employer Plans as of the most recent measurement date, all as determined under FAS 87 using the methods and assumptions used by the Company for financial accounting purposes, and (ii) in the case of Multiemployer Plans, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.

         "UNMATURED DEFAULT" means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

         "WEIGHTED AVERAGE LIFE TO MATURITY" means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

         "YEAR 2000 ISSUES" means, with respect to any Person, anticipated costs, problems and uncertainties associated with the inability of certain computer applications and imbedded systems to effectively handle data, including dates, prior to, on and after January 1, 2000, as it affects the business, operations, and financial condition of such Person, and such Person's customers, suppliers and vendors.


         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in existence as of the date hereof.

         1.2 References. Any references to Subsidiaries of the Company set forth herein shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

         1.3 Supplemental Disclosure. At any time at the request of the Administrative Agent and at such additional times as the Company determines, the Company shall supplement each schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate thereby. Unless any such supplement to such schedule or representation discloses the existence or occurrence of events, facts or circumstances which are not prohibited by the terms of this Agreement or any other Loan Documents, such supplement to such schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by Administrative Agent and the Required Lenders, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by the Administrative Agent or any Lender of any Default disclosed therein. Any items disclosed in any such supplemental disclosures shall be included in the calculation of any limits, baskets or similar restrictions contained in this Agreement or any of the other Loan Documents.

         1.4. Rounding and Other Consequential Changes. Without prejudice to any method of conversion or rounding prescribed by any legislative measures of the Council of the European Union, each reference in this Agreement to a fixed amount or to fixed amounts in a National Currency Unit to be paid to or by the Administrative Agent shall be replaced by a reference to such comparable and convenient fixed amount or fixed amounts in euro as the Administrative Agent may from time to time specify unless such National Currency Unit remains available and the Company and the Administrative Agent agree to use such National Currency Unit instead of the euro.


ARTICLE II:  REVOLVING LOAN FACILITIES

         2.1. Competitive Bid Advances.

         (A) Competitive Bid Option. In addition to Advances pursuant to Section 2.2, but subject to the terms and conditions of this Agreement (including, without limitation, the limitation set forth in Section 2.1(B) as to the maximum aggregate principal amount of all outstanding Advances hereunder), the Company may, as set forth in this Section 2.1, request the Lenders, prior to the Termination Date, to make offers to make Competitive Bid Advances to the Company in Dollars. Each Lender may, but shall have no obligation to, make such offers and the Company may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.1. The aggregate outstanding amount of Competitive Bid Advances shall reduce the available portion of each Lender's Revolving Loan Commitment ratably in the proportion such Lender's Pro Rata Share of the Aggregate Revolving Loan Commitment regardless of which Lender or Lenders make such Competitive Bid Advances.

         (B) Competitive Bid Quote Request. When the Company wishes to request offers to make Competitive Bid Loans under this Section 2.1, it shall transmit to the Administrative Agent by facsimile a Competitive Bid Quote Request substantially in the form of Exhibit L hereto so as to be received no later than
(x) 10:00 a.m. (Chicago time) at least five (5) Business Days prior to the Borrowing Date proposed therein, in the case of a Eurocurrency Auction or (y) 9:00 a.m. (Chicago time) at least one (1) Business Day prior to the Borrowing Date proposed therein, in the case of an Absolute Rate Auction specifying:

                  (i) the proposed Borrowing Date, which shall be a Business Day, for the proposed Competitive Bid Advance,

                  (ii) the aggregate principal amount of such Competitive Bid Advance,

                  (iii) whether the Competitive Bid Quotes requested are to set forth a Eurocurrency Bid Rate or an Absolute Rate, or both, and

                  (iv) the Interest Period applicable thereto (which may not end after the Termination Date).

The Company may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five (5) Business Days (or such other number of days as the Company and the Administrative Agent may agree) of any other Competitive Bid Quote Request. A Competitive Bid Quote Request that does not conform substantially to the format of Exhibit L hereto shall be rejected, and the Administrative Agent shall promptly notify the Company of such rejection by facsimile.

         (C) Invitation for Competitive Bid Quotes. Promptly and in any event before the close of business on the same Business Day of receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.1(B), the Administrative Agent shall send to each of the Lenders by facsimile an Invitation for Competitive Bid Quotes substantially in the form of Exhibit M hereto, which shall constitute an invitation by the Company to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.1.

         (D) Submission and Contents of Competitive Bid Quotes. (i) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.1(D) and must be submitted to the Administrative Agent by facsimile at its offices specified in or pursuant to Article XVII not later than (x) 1:00 p.m. (Chicago time) at least four (4) Business Days prior to the proposed Borrowing Date, in the case of a Eurocurrency Auction or (y) 9:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Company and the Administrative Agent may agree); provided that Competitive Bid Quotes submitted by the Administrative Agent may only be submitted if the Administrative Agent notifies the Company of the terms of the offer or offers contained therein not later than 15 minutes prior to the latest time at which the relevant Competitive Bid Quotes must be submitted by the other Lenders. Subject to Articles V and XI, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Company.

         (ii) Each Competitive Bid Quote shall be in substantially the form of Exhibit N hereto and shall in any case specify:

                  (a) the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes,

                  (b) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (1) may be greater than, less than or equal to the Revolving Loan Commitment of the quoting Lender, (2) must be at least $5,000,000 (and in integral multiples of $1,000,000 if in excess thereof), and (3) may not exceed the principal amount of Competitive Bid Loans for which offers were requested,

                  (c) in the case of a Eurocurrency Auction, the Competitive Bid Margin offered for each such Competitive Bid Loan,

                  (d) the minimum amount, if any, of the Competitive Bid Loan which may be accepted by the Company,

                  (e) in the case of an Absolute Rate Auction, the Absolute Rate offered for each such Competitive Bid Loan,

                  (f) the identity of the quoting Lender, and

                  (g) the applicable Interest Period.

         (iii) The Administrative Agent shall reject any Competitive Bid Quote that:

                  (a) is not substantially in the form of Exhibit N hereto or does not specify all of the information required by
         Section 2.1(D)(ii);

                  (b) contains qualifying, conditional or similar language, other than any such language contained in Exhibit N hereto;

                  (c) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

                  (d) arrives after the time set forth in Section 2.1(D)(i).
                                                          -----------------

If any Competitive Bid Quote shall be rejected pursuant to this Section 2.1(D)(iii), then the Administrative Agent shall notify the relevant Lender of such rejection as soon as practical.

         (E) Notice to Company. The Administrative Agent shall promptly notify the Company of the terms (i) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.1(D) and (ii) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent's notice to the Company shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Eurocurrency Bid Rates or Absolute Rates, as the case may be, so offered.

         (F) Acceptance and Notice by Company. Not later than (x) 9:00 a.m. (Chicago time) at least three (3) Business Days prior to the proposed Borrowing Date, in the case of a Eurocurrency Auction or (y) 10:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Company and the Administrative Agent may agree), the Company shall notify the Administrative Agent of its acceptance or rejection of the offers so notified to it pursuant to Section 2.1(E); provided, however, that the failure by the Company to give such notice to the Administrative Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice (a "COMPETITIVE BID BORROWING NOTICE") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Company may accept any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.1(D)(ii)(d)); provided that:

                  (a) the aggregate principal amount of each Competitive Bid Advance may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,

                  (b) acceptance of offers may only be made on the basis of ascending Eurocurrency Bid Rates or Absolute Rates, as the case may be, and

                  (c) the Company may not accept any offer that is described in
         Section 2.1(D)(iii) or that otherwise fails to comply with the requirements of this Agreement.

         (G) Allocation by Administrative Agent. If offers are made by two or more Lenders with the same Eurocurrency Bid Rates or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted


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



shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in such multiples, not greater than $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amount of such offers provided, however, that no Lender shall be allocated a portion of any Competitive Bid Advance which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Administrative Agent shall promptly, but in any event on the same Business Day, notify each Lender of its receipt of a Competitive Bid Borrowing Notice and the aggregate principal amount of such Competitive Bid Advance allocated to each participating Lender.

         (H) Administration Fee. The Company hereby agrees to pay to the Administrative Agent an administration fee as detailed in the Administrative Agent Fee Letter per each Competitive Bid Quote Request transmitted by the Company to the Administrative Agent pursuant to Section 2.1(B). Such administration fee shall be payable in arrears on each Payment Date hereafter, on the Termination Date (or such earlier date on which the Aggregate Revolving Loan Commitment shall terminate or be canceled), and on the Facility Termination Date for any period then ending for which such fee, if any, shall not have been theretofore paid.

         2.2 Revolving Loans. (A) Upon the satisfaction of the conditions precedent set forth in Sections 5.1, 5.2 and 5.3, as applicable, from and including the Closing Date and prior to the Termination Date, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrowers from time to time, in Dollars or Eurocurrency Rate Loans in any Agreed Currency, in a Dollar Amount not to exceed such Lender's Pro Rata Share of Revolving Credit Availability at such time (each individually, a "REVOLVING LOAN" and, collectively, the "REVOLVING LOANS"); provided, however, at no time shall the Dollar Amount of the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment; provided, further, however, that upon giving effect to each Advance, the aggregate outstanding principal Dollar Amount of all Eurocurrency Rate Advances in Agreed Currencies other than Dollars and all L/C Obligations in Agreed Currencies other than Dollars and all Alternate Currency Loans shall not exceed the Maximum Eurocurrency Amount at any time prior to the Termination Date; provided, further, however, that upon giving effect to each Advance, the aggregate outstanding principal Dollar Amount of all Eurocurrency Rate Advances and Alternate Currency Loans and L/C Obligations in (x) Pounds Sterling shall not exceed $100,000,000 or (y) euro shall not exceed $300,000,000. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date. The Revolving Loans made on the Closing Date or on or before the third (3rd) Business Day thereafter shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Rate Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations therein set forth and set forth in this Article II and set forth in the definition of Interest Period. Revolving Loans made after the third (3rd) Business Day after the Closing Date shall be, at the option of the applicable Borrower, selected in accordance with Section 2.10, either Floating Rate Loans or Eurocurrency Rate Loans. On the Termination Date, the applicable Borrower shall repay in full the outstanding principal balance of the Revolving Loans.


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



Each Advance under this Section 2.2 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender's respective Pro Rata Share. Subject to the terms and conditions hereof, during the term of this Agreement, the applicable Alternate Currency Bank hereby agrees to make Alternate Currency Loans to the applicable Borrower pursuant to the applicable Alternate Currency Addendum as the applicable Borrower may from time to time request pursuant to
Section 2.21 and the applicable Alternate Currency Addendum.

         (B) Borrowing/Conversion/Continuation Notice. The applicable Borrower shall deliver to the Administrative Agent a Borrowing/Conversion/Continuation Notice, signed by it, in accordance with the terms of Section 2.8. The Administrative Agent shall promptly notify each Lender with a Revolving Loan Commitment greater than zero of such request.

         (C) Making of Revolving Loans. Promptly after receipt of the Borrowing/Conversion/Continuation Notice under Section 2.8 in respect of Revolving Loans, the Administrative Agent shall notify each Lender with a Revolving Loan Commitment greater than zero by telex or telecopy, or other similar form of transmission, of the requested Revolving Loan. Each Lender with a Revolving Loan Commitment greater than zero shall make available its Revolving Loan in accordance with the terms of Section 2.7. The Administrative Agent will promptly make the funds so received from the Lenders available to the applicable Borrower at the Administrative Agent's office in Chicago, Illinois on the applicable Borrowing Date and shall disburse such proceeds in accordance with the applicable Borrower's disbursement instructions set forth in such Borrowing/Conversion/Continuation Notice. The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Revolving Loan on such Borrowing Date.

         2.3. [Reserved].

         2.4 Rate Options for all Advances; Maximum Interest Periods. The Revolving Loans may be Floating Rate Advances or Eurocurrency Rate Advances, or a combination thereof, selected by the Company in accordance with Section 2.10. The Company may select, in accordance with Section 2.10, Rate Options and Interest Periods applicable to portions of the Revolving Loans and Alternate Currency Loans; provided that there shall be no more than twenty (20) Interest Periods in effect with respect to all of the Loans at any time (unless otherwise provided in the applicable Alternate Currency Addendum with respect to Alternate Currency Loans). Each Alternate Currency Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at the Alternate Currency Rate as set forth in the applicable Alternate Currency Addendum.

         2.5 Optional Payments; Mandatory Prepayments.

         (A) Optional Payments. The Company may from time to time and at any time upon at least one (1) Business Day's prior written notice repay or prepay, without penalty or premium all or any part of outstanding Floating Rate Advances in an aggregate minimum amount of $15,000,000 and in integral multiples of $1,000,000 in excess thereof. Eurocurrency Rate Advances, Eurocurrency Bid Rate Advances and Absolute Rate Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.4; provided, that the applicable Borrower may not so prepay Eurocurrency Rate Advances, Eurocurrency Bid Rate Advances or Absolute Rate Advances unless it shall have provided at least five (5) Business Days' prior written notice to the Administrative Agent of such prepayment. Each Subsidiary Borrower may, upon prior written notice to the Administrative Agent and to the applicable Alternate Currency Bank as prescribed in the applicable Alternate Currency Addendum and specifying that it is prepaying all or a portion of its Alternate Currency Loans, prepay its Alternate Currency Loans in whole at any time, or from time to time in part in Dollar Amount aggregating $5,000,000 or any larger multiple Dollar Amount of $1,000,000 (or as otherwise specified in the applicable Alternate Currency Addendum) by paying the principal amount to be paid together with all accrued and unpaid interest thereon to and including the date of payment; provided that any such payment occurring prior to the last day of any Interest Period related to such Alternate Currency Loan shall be subject to the indemnification provisions contained in Section 4.4.

         (B) Mandatory Prepayments of Revolving Loans. (i) If at any time and for any reason (other than fluctuations in currency exchange rates) the Dollar Amount of the Revolving Credit Obligations is greater than the Aggregate Revolving Loan Commitment, the Company shall immediately make a mandatory prepayment of the Obligations in an amount equal to such excess.

         (ii) If on the last Business Day of any month:

                  (x) the Dollar Amount of the Revolving Credit Obligations exceeds one hundred percent (100%) of the Aggregate Revolving Loan Commitment as a result of fluctuations in currency exchange rates, the applicable Borrower shall immediately prepay Loans for the ratable benefit of the Lenders (to be applied to such Loans as such Borrower shall direct at the time of such payment) in an aggregate amount such that after giving effect thereto the Dollar Amount of the Revolving Credit Obligations is less than or equal to the Aggregate Revolving Loan Commitment; or

                  (y) the Dollar Amount of all outstanding Alternate Currency Loans under the Alternate Currency Addenda exceeds one hundred percent (100%) of the aggregate Alternate Currency Commitments with respect thereto as a result of fluctuations in currency exchange rates, the applicable Borrower shall on such date prepay, or cause to be prepaid, Alternate Currency Loans in an aggregate amount such that after giving effect thereto the Dollar Amount of all such Alternate Currency Loans is less than or equal to the aggregate Alternate Currency Commitments with respect thereto; or

                  (z) the Dollar Amount of the aggregate outstanding principal amount of Alternate Currency Loans in the same Alternate Currency exceeds the aggregate Alternate Currency Commitments with respect thereto as a result of fluctuations in currency exchange rates, the applicable Borrowers shall on such date prepay Alternate Currency Loans in such Alternate Currency in an aggregate amount such that after giving effect thereto the Dollar amount of all Alternate Currency Loans is less than or equal to the aggregate Alternate Currency Commitments with respect thereto.

         (iii) The Company shall make all mandatory prepayments required under
Section 2.6.

         (iv) If at any time after the date hereof and for any reason the Company shall, or it shall permit any Subsidiary to, consummate any Sale and Leaseback Transaction the Net Cash Proceeds of which, together with the Net Cash Proceeds of all other Sale and Leaseback Transactions since the Closing Date would exceed in the aggregate $50,000,000, the Company shall immediately make a mandatory prepayment of the Obligations in an amount equal to such excess multiplied by the ratio the Aggregate Revolving Loan Commitment bears to the Aggregate Commitment; provided, that if any 5-Year CLO Lender declines to have its share of any mandatory prepayment required under Section 6 of the 5-Year Finance Facility Agreement applied to reduce such "Advances", the Company shall cause the amount declined to be applied in accordance with clause (v) below.

         (v) All of the mandatory prepayments made under this Section 2.5(B) shall be applied first to Floating Rate Loans and Alternate Currency Loans bearing a fluctuating Alternate Currency Rate and to any Eurocurrency Rate Loans and Alternate Currency Loans bearing a fixed Alternate Currency Rate maturing on such date and then to subsequently maturing Eurocurrency Rate Loans and Alternate Currency Loans bearing a fixed Alternate Currency Rate in order of maturity.

         2.6   Changes in Commitments.

         (a)   Reductions in Commitments

                  (i) The Company may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $25,000,000 with respect thereto and integral multiples of $5,000,000 in excess of that amount with respect thereto (unless the Aggregate Revolving Loan Commitment is reduced in whole), upon at least three (3) Business Day's prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal Dollar Amount of the outstanding Revolving Credit Obligations. All accrued facility fees shall be payable on the effective date of any termination of all or any part the obligations of the Lenders to make Loans hereunder. Each Subsidiary Borrower may, upon three (3) Business Days prior written notice to the

         Administrative Agent and to the applicable Alternate Currency Bank, terminate entirely at any time or reduce from time to time by an aggregate amount of $5,000,000 or any larger multiple of $1,000,000 (or as set forth on the applicable Alternate Currency Addendum), the unused portions of the applicable Alternate Currency Commitment as specified by the applicable Subsidiary Borrower in such notice to the Administrative Agent and the applicable Alternate Currency Bank; provided, however, that at no time shall the Alternate Currency Commitments be reduced to a figure less than the total of the outstanding principal amount of all Alternate Currency Loans.

                  (ii) If at any time and for any reason the Company shall, or it shall permit any Subsidiary to, consummate any Asset Sale (other than Asset Sales permitted under Sections 7.3(B)(i) and (ii)) or Sale and Leaseback Transaction which represents the disposition, together with all other Asset Sales and Sale and Leaseback Transactions since the Closing Date (each such Asset Sale and each such Sale and Leaseback Transaction being valued at book value), in the aggregate of greater than fifteen percent (15%) of the Consolidated Net Assets of the Company as of the date of such Asset Sale or Sale and Leaseback Transaction (calculated without giving effect to such Asset Sale or Sale and Leaseback Transaction, as applicable) (the "EXCESS PROCEEDS"), which Asset Sales and Sale and Leaseback Transactions shall be permitted only so long as no Default or Unmatured Default shall have occurred and is continuing as of the date of such transaction or, after the consummation of the Asset Sale or Sale and Leaseback Transaction, as applicable, and after giving effect thereto, would exist, the Aggregate Revolving Loan Commitment shall be permanently reduced by an amount equal to the portion of such Excess Proceeds as required by
         Section 7.2(N) and the Company shall immediately make a mandatory prepayment of the Obligations in an amount equal to such portion of such Excess Proceeds.

                  (iii) If all or any portion of the private placement indebtedness of the Company and its Subsidiaries described on Schedule
         1.1.2 and Schedule 6.22 shall remain outstanding on or after the 60th day after the Closing Date, the Aggregate Revolving Loan Commitment shall be permanently reduced by the portion of such outstanding Indebtedness as required by Section 7.2(N) and the Company shall immediately make a mandatory prepayment of the Obligations an amount equal to such portion of such outstanding Indebtedness.

         (b) Increases of the Aggregate Revolving Loan Commitment; Conversion of Advances.

         (i) Applicable Definitions. The following terms shall have the following meanings:

         "BUYING LENDER" means each Lender (including, if applicable, each New Lender) on the Facility Conversion Date whose Pro Rata Share (as adjusted hereunder) of the Revolving Loans is greater than the outstanding principal balance of its outstanding Revolving Loans (including "Advances" converted to Loans hereunder).

         "FACILITY CONVERSION DATE" shall mean any date upon which the Administrative Agent receives written notice (a "FACILITY CONVERSION NOTICE") from the CLO Administrative Agent that either Windmill Funding Corporation has transferred all of the outstanding "Advances" (as defined in the 5-Year Finance Facility Agreement) made by Windmill Funding Corporation under the 5-Year Finance Facility Agreement to the other 5-Year CLO Lenders or Windmill Funding Corporation has exercised its option not to make Advances under the 5-Year Finance Facility Agreement (a "PUT EVENT"), provided on or prior to the date the Administrative Agent receives such Facility Conversion Notice no Integration Blockage Default shall have occurred.

         "FACILITY CONVERSION NOTICE" is defined in the definition of "Facility Conversion Date".

         "INTEGRATION BLOCKAGE DEFAULT" means any Default or Unmatured Default which has not been declared by a vote of the Required Lenders as defined in clause (x) of the definition thereof, and the CLO Administrative Agent, to be inapplicable to block the integration and equalization provisions of this
Section 2.6(b)

         "PUT EVENT" is defined in the definition of "Facility Conversion Date".

         "SELLING LENDER" means each Lender (including, if applicable, each New Lender) on the Facility Conversion Date whose Pro Rata Share (as adjusted hereunder) of the Revolving Loans is less than the outstanding principal balance of its outstanding Revolving Loans (including "Advances" converted to Loans hereunder).

         (ii) Increase of Revolving Loan Commitments; Adjustment of Pro Rata Shares. Effective upon receipt by the Administrative Agent of a Facility Conversion Notice on a Facility Conversion Date, (A) the Aggregate Revolving Loan Commitment shall be immediately and automatically increased by an amount equal to the then effective "Maximum Matured Value" under (and as defined in) the 5-Year Finance Facility Agreement, (B) each 5-Year CLO Lender (other than Windmill Funding Corporation) which had a "Commitment" under (and as defined in) the 5-Year Finance Facility Agreement (the "NEW LENDERS") shall have a Revolving Loan Commitment equal to such 5-Year CLO Lender's "Conversion Amount" under (and as defined in) the 5-Year Finance Facility Agreement on the date of the Facility Conversion Notice; provided that the Revolving Loan Commitment of each Lender hereunder immediately prior to such Facility Conversion Date (the "EXISTING LENDERS") shall not be increased. On such Facility Conversion Date, each New Lender shall immediately and automatically be a party hereto as a Lender and shall have the rights and obligations of a Lender hereunder. On such Facility Conversion Date, each Existing Lender's Pro Rata Share shall immediately and automatically be adjusted to reflect the fact that the Revolving Loan Commitment of each Existing Lender (other than the New Lenders) shall not have changed but the Aggregate Revolving Loan Commitment shall have increased. The Company and each New Lender agrees that on such Facility Conversion Date, the indebtedness previously owed by the Company to the New Lenders under the 5-Year Finance Facility Agreement shall thereafter be Obligations under this Agreement in an amount equal to the indebtedness previously owed to the New Lenders under the 5-Year Finance Facility Agreement and the Company shall thereafter owe such amounts to the New Lenders as Lenders under the terms and conditions of this

Agreement and no amounts shall thereafter be owed to the New Lenders under the 5-Year Finance Facility Agreement (other than as a result of the provisions thereof which are stated to survive the termination of such agreement).

         (iii) Conversion of 5-Year Finance Facility Advances to Loans under the Agreement; Deemed Repayment/Reborrowing of all Fixed Rate Loans. On the Facility Conversion Date all outstanding "Advances" (as defined in the 5-Year Finance Facility Agreement) made or held by the 5-Year CLO Lenders shall be automatically converted to Loans hereunder. In order to effect such conversion and to facilitate the provisions of clause (iv) below, the Company shall be deemed to have prepaid all such "Advances" that were outstanding thereunder as "Eurodollar Advances" and all outstanding Eurocurrency Rate Advances hereunder as of the Facility Conversion Date and reborrowed such amount as Revolving Loans consisting of Floating Rate Advances and/or Eurocurrency Rate Advances (chosen in accordance with the provisions of Section 2.2 and Section 2.10) and the indemnification provisions under Section 4.4 shall apply.

         (iv) Purchases and Sales of Interests in Revolving Loans. Effective on the Facility Conversion Date, each of the Existing Lenders and the New Lenders agrees, on the terms set forth herein, to effect purchases and assignments of all Revolving Loans (whether previously outstanding or converted from "Advances" under the 5-Year Finance Facility Agreement) such that after such purchases and assignments each Lender has funded its Pro Rata Share of all Revolving Loans. On the Facility Conversion Date, each Buying Lender shall be deemed to have unconditionally and irrevocably purchased from each Selling Lender, without recourse or warranty, an undivided interest in each such Selling Lenders' Revolving Loans (including, as applicable, "Advances" under the 5-Year Finance Facility Agreement that were converted to Loans hereunder), and within ten (10) Business Days following such purchase each such Buying Lender shall pay to the Administrative Agent for the ratable account of each such Selling Lender an amount equal to the principal amount of the undivided interest in the Revolving Loans purchased by such Buying Lender pursuant to this Section 2.6(b).

         2.7 Method of Borrowing. Not later than 12:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan in immediately available funds in the Agreed Currency to the Administrative Agent at its address specified pursuant to Article XV, unless the Administrative Agent has notified the Lenders that such Loan is to be made available to the Company at the Administrative Agent's Eurocurrency Payment office, in which case each Lender shall make available its Loan or Loans, in funds immediately available to the Administrative Agent at its Eurocurrency Payment Office, not later than 12:00 p.m. (local time in the city of the Administrative Agent's Eurocurrency Payment Office) in the Agreed Currency designated by the Administrative Agent. The Administrative Agent will promptly make the funds so received from the Lenders available to the Company at the Administrative Agent's aforesaid address.

         2.8 Method of Selecting Types and Interest Periods for Advances.
The applicable Borrower shall select the Type of Advance and, in the case of each Eurocurrency Rate Advance, the Interest Period, Agreed Currency and Alternate Currency applicable to each Advance from time to time. The applicable Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit B hereto (a "BORROWING/CONVERSION/CONTINUATION NOTICE") not later than 9:00 a.m. (Chicago time) (a) on or before the Borrowing Date of each Floating Rate Advance, and (b) three (3) Business Days before the Borrowing Date for each Eurocurrency Rate Advance to be made in Dollars, and (c) four (4) Business Days before the Borrowing Date for each Eurocurrency Rate Advance to be made in any Agreed Currency other than Dollars and (d) four (4) Business Days before the Borrowing Date for each Alternate Currency Loan (or such other period as may be agreed to by the Administrative Agent), and the applicable Borrower shall give the applicable Alternate Currency Bank irrevocable notice by 10:00 a.m. (local time) two (2) Business Days prior to the Borrowing Date for such Alternate Currency Loan (or such other period as may be specified in the applicable Alternate Currency Addendum), specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; and (iv) in the case of each Eurocurrency Rate Loan, the Interest Period and Agreed Currency or Alternate Currency applicable thereto. Notwithstanding the foregoing, if the Company has submitted a Competitive Bid Quote Request pursuant to Section 2.1(B), a Borrowing/Conversion/Continuation Notice for a Floating Rate Advance may be given not later than fifteen (15) minutes after the time which the Company is required to reject one or more bids offered in connection with an Absolute Rate Auction pursuant to Section 2.1(F) and a Borrowing/Conversion/Continuation Notice for a Eurocurrency Rate Loan may be given not later than fifteen (15) minutes after the time the Company is required to reject one or more bids offered in connection with a Eurocurrency Auction pursuant to Section 2.1(F). The Company shall select Interest Periods so that, to the best of the Company's knowledge, it will not be necessary to prepay all or any portion of any Eurocurrency Rate Loan prior to the last day of the applicable Interest Period in order to make mandatory prepayments as required pursuant to the terms hereof. Each Floating Rate Advance, each Alternate Currency Loan bearing a fluctuating Alternate Currency Rate and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance, in the case of Loans, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Floating Rate or Alternate Currency Rate, as applicable, changing when and as such Floating Rate or Alternate Currency Rate, as applicable, changes. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate. Changes in the rate of interest on any portion of any Alternate Currency Loan bearing a fluctuating Alternate Currency Rate will take effect simultaneously with each change in such Alternate Currency Rate. Each Eurocurrency Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurocurrency Rate Advance and shall change as and when the Applicable Eurocurrency Margin changes.

         2.9 Minimum Amount of Each Advance. Each Advance (other than an Advance to repay a Reimbursement Obligation) shall be in the minimum Dollar Amount of $25,000,000 (or the Approximate Equivalent Amount of any Agreed Currency other than Dollars or any Alternate Currency) and in Dollar Amount multiples of $1,000,000 (or the Approximate Equivalent Amount of any Agreed Currency other than Dollars or any Alternate Currency) if in excess thereof (or such other amounts as may be specified in the applicable Alternate Currency Addendum), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment.

         2.10 Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances.

         (A) Right to Convert. The applicable Borrower may elect from time to time, subject to the provisions of Section 2.4 and this Section 2.10, to convert all or any part of a Loan (other than a Competitive Bid Loan) of any Type into any other Type or Types of Loans (other than a Competitive Bid Loan); provided that any conversion of any Eurocurrency Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

         (B) Automatic Conversion and Continuation. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurocurrency Rate Loans. Eurocurrency Rate Loans shall continue as Eurocurrency Rate Loans until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Rate Loans shall be automatically converted into Floating Rate Loans unless the Company shall have given the Administrative Agent notice in accordance with Section 2.10(D) requesting that, at the end of such Interest Period, such Eurocurrency Rate Loans continue as a Eurocurrency Rate Loan. Unless a Borrowing/Conversion/Continuation Notice shall have timely been given in accordance with the terms of this Section 2.10, Eurocurrency Rate Advances in an Agreed Currency other than Dollars and Alternate Currency Loans shall automatically continue as Eurocurrency Rate Advances in the same Agreed Currency or Alternate Currency Loans in the same Alternate Currency, as applicable, with an Interest Period of one (1) month.

         (C) No Conversion Post-Default or Post-Unmatured Default. Notwithstanding anything to the contrary contained in Section 2.10(A) or Section 2.10(B), no Loan may be converted into or continued as a Eurocurrency Rate Loan (except with the consent of the Required Lenders) when any Default or Unmatured Default has occurred and is continuing.

         (D) Borrowing/Conversion/Continuation Notice. The Company shall give the Administrative Agent irrevocable notice (a "BORROWING/CONVERSION/ CONTINUATION NOTICE") of each conversion of a Floating Rate Loan into a Eurocurrency Rate Loan or continuation of a Eurocurrency Rate Loan not later than 9:00 a.m. (Chicago time) (x) three (3) Business Days prior to the date of the requested conversion or continuation, with respect to any Loan to be converted or continued as a Eurocurrency Rate Loan in Dollars, (y) four
(4) Business Days prior to the date of the requested conversion or continuation with respect to any Loan to be converted or continued as a Eurocurrency Rate Loan in an Agreed Currency other than Dollars, and (z) four
(4) Business Days before the date of the requested conversion or continuation Borrowing Date with respect to the conversion or continuation of any Alternate Currency Loan (or such other period as may be agreed to by the Administrative Agent), and the applicable Subsidiary Borrower shall give the


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



applicable Alternate Currency Bank irrevocable notice by 10:00 a.m. (local time) two (2) Business Days prior to the conversion or continuation of such Alternate Currency Loan (or such other period as may specified in the applicable Alternate Currency Addendum), specifying: (1) the requested date (which shall be a Business Day) of such conversion or continuation; (2) the amount and Type of the Loan to be converted or continued; and (3) the amount of Eurocurrency Rate Loan(s) or Alternate Currency Loan(s), as applicable, into which such Loan is to be converted or continued, the Agreed Currency or Alternate Currency, as applicable, and the duration of the Interest Period applicable thereto.

         (E) Notwithstanding anything herein to the contrary, (x) Eurocurrency Rate Advances in an Agreed Currency may be continued as Eurocurrency Rate Advances only in the same Agreed Currency, and (y) Alternate Currency Loans in an Alternate Currency may be continued as Alternate Currency Loans only in the same Alternate Currency.

         2.11 Default Rate. After the occurrence and during the continuance of a Default, at the direction of the Required Lenders:

         (x) the interest rate(s) applicable to the Obligations (other than Alternate Currency Loans and Competitive Bid Loans) and to the fees payable under Section 3.8 with respect to Letters of Credit shall be equal to (a) the Eurocurrency Base Rate plus the highest Applicable Eurocurrency Margin plus two percent (2.00%) per annum for all Eurocurrency Rate Loans, and (b) the Alternate Base Rate for such date, changing as and when the Alternate Base Rate changes plus the highest Applicable Floating Rate Margin plus two percent (2.00%) per annum for all other such Obligations and fees;

         (y) the principal balance of, and, to the extent permitted by law, any overdue interest on any Alternate Currency Loan shall bear interest, payable upon demand, for each day until paid at the rate per annum equal to two percent (2.00%) plus the interest rate applicable to such Alternate Currency Loan immediately prior to the Default; and

         (z) the interest rate(s) applicable to all Competitive Bid Loans shall be equal to the then applicable interest rate for such Competitive Bid Loan plus two percent (2.00%) per annum.

         2.12 Method of Payment. All payments of principal, interest, fees, commissions and L/C Obligations hereunder shall be made, without setoff, deduction or counterclaim (unless indicated otherwise in Section 2.15(E)), in immediately available funds to the Administrative Agent (i) at the Administrative Agent's address specified pursuant to Article XV with respect to Advances or other Obligations denominated in Dollars and (ii) at the Administrative Agent's Eurocurrency Payment Office with respect to any Advance or other Obligations denominated in an Agreed Currency other than Dollars, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Company, by 1:00 p.m. (Chicago time) on the date when due and shall be applied (a) first, ratably among the Lenders with respect to any principal and interest due in connection with Advances (other than Competitive Bid Advances) and (b) second, after all amounts described in clause (a) have been satisfied, ratably among those Lenders for whom any payment of principal and interest is due in connection with any Competitive Bid Advances, in each case, unless such amount is not to be shared ratably in accordance with the terms hereof. Each Advance shall be repaid or prepaid in the Agreed Currency in which it was made in the amount borrowed and interest payable thereon shall also be paid in such currency. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified pursuant to Article XV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Company authorizes the Administrative Agent to charge the account of the Company maintained with First Chicago, after one (1) Business Day's prior written notice to the Company, for each payment of principal, interest, fees, commissions and L/C Obligations as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to each Issuing Bank, in the case of payments required to be made by the Company to any Issuing Bank pursuant to
Article III.

         All payments to be made by the Borrowers hereunder in respect of any Alternate Currency Loans shall be made in the currencies in which such Loans are denominated and in funds immediately available, at the office or branch from which the Loan was made pursuant to Section 2.21 and the applicable Alternate Currency Addendum not later than 3:00 p.m. (local time) on the date on which such payment shall become due. Promptly upon receipt of any payment of principal of the Alternate Currency Loans the applicable Alternate Currency Bank shall give written notice to the Administrative Agent by telex or telecopy of the receipt of such payment.

         Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such Agreed Currency or Alternate Currency, as applicable, with the result that different types of such Agreed Currency or Alternate Currency, as applicable, (the "NEW CURRENCY") are introduced and the type of currency in which the Advance was made (the "ORIGINAL CURRENCY") no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders or Alternate Currency Bank, as applicable, in such Original Currency, then all payments to be made by the Borrowers hereunder in such currency shall be made to the Administrative Agent or Alternate Currency Bank, as applicable, in such amount and such type of the New Currency or Dollars as shall be equivalent to the amount of such payment otherwise due hereunder in the Original Currency, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations. In addition, notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, the applicable Borrower is not able to make payment to the Administrative Agent for the account of the Lenders or the applicable Alternate Currency Bank in the type of currency in which such Advance was made because of the imposition of any such currency control or exchange regulation, then such Advance shall instead


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



be repaid when due in Dollars in a principal amount equal to the Dollar Amount (as of the date of repayment) of such Advance.

         2.13  Evidence of Debt.

         (A) Each Lender shall maintain in accordance with its usual practice an account or accounts (a "LOAN ACCOUNT") evidencing the indebtedness of the Borrowers to such Lender owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

         (B) The Register maintained by the Administrative Agent pursuant to
Section 14.3(C) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount and the currency of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 14.3, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof, (v) the amount of any increase in the Aggregate Revolving Loan Commitment pursuant to Section 2.6(b), and (vi) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

         (C) The entries made in the Loan Account, the Register and the other accounts maintained pursuant to subsections (A) or (B) of this Section shall be presumptively correct for all purposes, absent manifest error, unless the applicable Borrower objects to information contained in the Loan Accounts, the Register or the other accounts within thirty (30) days of the applicable Borrower's receipt of such information; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

         (D) Any Lender may request that the Revolving Loans or Competitive Bid Loans made by it each be evidenced by a promissory note in substantially the forms of Exhibit K-1 or K-2, respectively, to evidence such Lender's Revolving Loans or Competitive Bid Loans, as applicable. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note for such Loans payable to the order of such Lender and in a form approved by the Administrative Agent and consistent with the terms of this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 14.3) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

         2.14 Telephonic Notices. The Borrowers authorize the Lenders and the Administrative Agent to extend Advances, effect selections of Types of Advances and submit Competitive Bid Quotes and to transfer funds based on telephonic notices made by any person or persons the


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



Administrative Agent or any Lender in good faith believes to be acting on behalf of the applicable Borrower. The Borrowers agree to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. In case of disagreement concerning such notices, if the Administrative Agent has recorded telephonic borrowing notices, such recordings will be made available to the applicable Borrower upon the Company's request therefor.

         2.15 Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis; Taxes; Loan and Control Accounts.

         (A) Promise to Pay. All Advances shall be paid in full by the applicable Borrowers on the earlier of (i) the Termination Date and (ii) the Facility Termination Date; provided, that all Competitive Bid Advances shall be paid in full by the Company on the last day of the Interest Period applicable thereto, or, if earlier, on the Termination Date or Facility Termination Date, as applicable. Each Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

         (B) Interest Payment Dates. Interest accrued on each Floating Rate Loan and each Alternate Currency Loan bearing a fluctuating Alternate Currency Rate shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, upon any prepayment whether by acceleration or otherwise, and at maturity (whether by acceleration or otherwise). Interest accrued on each Fixed-Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed-Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed-Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on the last day of each calendar month, commencing on the first such day following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

         (C)  Fees.

                  (i) The Company shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, from and after the Closing Date until the Facility Termination Date, a facility fee accruing at the rate of the then Applicable Facility Fee Percentage, on such Lender's Revolving Loan Commitment (whether used or unused), or if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, on the sum of (A) such Lender's Revolving Loans, plus (B) such Lender's


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



         share of the obligations to purchase participations in Alternate Currency Loans and Letters of Credit, plus (C) such Lender's Competitive Bid Advances. The facility fee shall be payable in arrears on each Payment Date hereafter (with the first such payment being calculated for the period from the date of this Agreement and ending on September 1, 1999), and, in addition, on any date on which the Aggregate Revolving Loan Commitment shall be terminated in whole or, with respect to such terminated amount, in part.

                  (ii) The Company agrees to pay to the Administrative Agent, for the sole account of the Administrative Agent, the Lead Arrangers and the Underwriting Lenders (unless otherwise agreed between the Administrative Agent, the Lead Arrangers, the Underwriting Lenders and any Lender) the fees set forth in the Fee Letters, payable at the times and in the amounts set forth therein.

                  (iii) The applicable Borrower agrees to pay to the applicable Alternate Currency Bank, for its sole account, a fronting fee equal to an amount agreed to between the applicable Borrower and the applicable Alternate Currency Bank on the average daily outstanding Dollar Amount of all Alternate Currency Loans.

         (D) Interest and Fee Basis; Applicable Floating Rate Margin, Applicable Eurocurrency Margin and Applicable Facility Fee Percentage.

                  (i) Interest on all Fixed-Rate Loans (except as provided otherwise in the applicable Alternate Currency Addendum in the case of an Alternate Currency Loan) and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on all Floating Rate Loans shall be calculated for actual days elapsed on the basis of a 365-, or when appropriate 366-, day year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (Chicago time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

                  (ii) The Applicable Floating Rate Margin, Applicable Eurocurrency Margin and Applicable Facility Fee Percentage shall be determined on the basis of the then applicable Average Total Net Indebtedness to Capital Ratio as described in this Section 2.15(D)(ii), from time to time by reference to the following table:



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





         AVERAGE
        TOTAL NET                                                  APPLICABLE
       INDEBTEDNESS                               APPLICABLE        FACILITY
        TO CAPITAL             APPLICABLE        EUROCURRENCY         FEE
          RATIO                 FLOATING            MARGIN         PERCENTAGE
                              RATE MARGIN
===============================================================================
     Greater than or             0.25%               1.20%            0.30%
   equal to 0.50 to 1.0
     Greater than or
   equal to 0.45 to 1.0           0.0%               1.00%            0.25%
    and less than 0.50
          to 1.0
      Greater than or
   equal to 0.40 to 1.0           0.0%               0.90%            0.225%
    and less than 0.45
          to 1.0
    Less than 0.40 to
           1.0                    0.0%               0.80%            0.20%
===============================================================================

                  Upon receipt of the financial statements delivered pursuant to Sections 7.1(A)(i) and (ii), as applicable, the Applicable Floating Rate Margin, Applicable Eurocurrency Margin and Applicable Facility Fee Percentage shall be adjusted, such adjustment being effective five (5) Business Days following the Administrative Agent's receipt of such financial statements and the compliance certificate required to be delivered in connection therewith pursuant to Section 7.1(A)(iii); provided, that if the Company shall not have timely delivered its financial statements in accordance with Section 7.1(A)(i) or (ii), as applicable, then commencing on the date upon which such financial statements should have been delivered and continuing until such financial statements are actually delivered, it shall be assumed for purposes of determining the Applicable Floating Rate Margin, Applicable Eurocurrency Margin and Applicable Facility Fee Percentage that the Average Total Net Indebtedness to Capital Ratio was greater than 0.50 to 1.0; provided, further that all calculations of "Average Total Net Indebtedness" under this Section 2.15(D) shall be made exclusive of any impact on the financial statements arising from Supported Contingent Obligations, unless (i) the Company shall not receive cash reimbursement for any and all cash payments made under any Supported Contingent Obligations promptly, and in any event within ninety (90) days, following the Company making any such payment, in which event "Average Total Net Indebtedness" shall thereafter be calculated by including the total outstanding amount of such Supported Contingent Obligation (to the extent unreimbursed or otherwise unsupported to the satisfaction of the Administrative Agent) in "Average Total

         Net Indebtedness", or (ii) any judgment is entered under Viskase Corporation v. American National Can Company, Civ. 93-C-7651, before the U.S. District Court of the Northern District of Illinois, Eastern Division or any related proceedings holding that the aggregate liability of the Company and its Subsidiaries thereunder shall be in an amount in excess of $106,000,000, and such judgment shall remain (x) undischarged, unvacated or unstayed or (y) unbonded by Pechiney or any bonding agent in reliance upon a letter of credit or other reimbursement obligation of Pechiney or any other Person other than the Company or its Subsidiaries in the amount of such aggregate liability, in the case of either clause (x) or (y), for a period of thirty (30) days or such other period permitted by court order, in which event "Average Total Net Indebtedness" shall thereafter be calculated by giving effect to the amount of such judgment which is undischarged, unvacated, unstayed or unbonded on the financial condition of the Company and its Subsidiaries.

                  (iii) Notwithstanding anything herein to the contrary, from the date of this Agreement to but not including the fifth (5th) Business Day following receipt of the Company's financial statements delivered pursuant to Section 7.1(A)(i) for the fiscal quarter ending March 31, 2000, the Applicable Floating Rate Margin, Applicable Eurocurrency Margin and Applicable Facility Fee Percentage shall be determined based upon an Average Total Net Indebtedness to Capital Ratio greater than or equal to 0.45 to 1.0 and less than or equal to
         0.50 to 1.0, or, if higher, the Average Total Net Indebtedness to Capital Ratio calculated as of the end of each of the three fiscal quarters immediately following the Closing Date; provided, that for purposes of calculating Average Total Net Indebtedness for the three fiscal quarters immediately following the Closing Date, Average Total Net Indebtedness shall be calculated (x) for the fiscal quarter ending on September 30, 1999, for such fiscal quarter, (y) for the fiscal quarter ending on December 31, 1999, for the two fiscal quarter period then ending, and (z) for the fiscal quarter ending on March 31, 2000, for the three fiscal quarter period then ending.

                  (iv) Notwithstanding anything herein to the contrary, in the event that there is any amendment to the terms of Section 3(d) of the 5-Year Finance Facility Agreement and the effect of such an amendment is to increase the "Applicable Eurodollar Rate Margins", the "Applicable Floating Rate Margins" and/or "Applicable Facility Fee Percentages" under (and as defined in) the 5-Year Finance Facility Agreement, then there shall automatically be effective a corresponding amendment to the terms of this Section 2.15(D) with respect to the Applicable Eurocurrency Rate Margins, Applicable Floating Rate Margins and/or Applicable Facility Fee Percentages.

         (E)  Taxes.

                  (i)   Any and all payments by the Borrowers hereunder
         (whether in respect of principal, interest, fees or otherwise) shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any interest, penalties and liabilities with respect thereto including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's or the Administrative Agent's, as the case may be, net income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Administrative Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit being hereinafter referred to as "TAXES"). If any Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section 2.15(E)) such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Borrower shall make such deductions or withholdings, and (iii) the applicable Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by the applicable Borrower made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (z) after such Lender's selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain the affected Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the applicable Borrower's liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the judgment of such Lender, otherwise adversely affect such Loans, or obligations under the Revolving Loan Commitments of such Lender.

                  (ii) In addition, the Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit (hereinafter referred to as "OTHER TAXES").

                  (iii) The Company and each Subsidiary Borrower indemnifies each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.15(E)) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. If the Taxes or Other Taxes with respect to which the Company or any Subsidiary Borrower has made either a direct payment to the taxation or other authority or an indemnification payment hereunder are subsequently refunded to any Lender, such Lender will return to the applicable Borrower an amount equal to the lesser of the indemnification payment or the refunded amount. A certificate as to any additional amount payable to any Lender or the Administrative Agent under this Section 2.15(E) submitted to the applicable Borrower and the Administrative Agent (if a Lender is so submitting) by such Lender or the Administrative Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the applicable Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Administrative Agent such certificates, receipts and other documents as may be required (in the reasonable judgment of such Lender or the Administrative Agent) to establish any tax credit to which such Lender or the Administrative Agent may be entitled.

                  (iv) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Company or any Subsidiary Borrower, the Company shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.

                  (v) Without prejudice to the survival of any other agreement of the Company and the Subsidiary Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.15(E) shall survive the payment in full of all Obligations, the termination of the Letters of Credit and the termination of this Agreement.

                  (vi) Each Lender (including any Replacement Lender or Purchaser) that is not created or organized under the laws of the United States of America or a political subdivision thereof (each a "NON-U.S. LENDER") shall deliver to the Company and the Administrative Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 14.3 hereof (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), either (1)(x) two (2) duly completed copies of either (A) IRS Form W-8BEN (or, if delivered on or before December 31, 1999, IRS Form 1001), or (B) IRS Form W-8ECI (or, if delivered on or before December 31, 1999, IRS Form 4224), or in either case an applicable successor form, and (y) for periods prior to January 1, 2000, a duly completed copy of IRS Form W-8 or W-9 or applicable successor form; or (2) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (vi)(1)(x), (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Company or any Subsidiary Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an "EXEMPTION CERTIFICATE") and (y) two (2) duly completed copies of IRS Form W-8BEN or applicable successor form. Each such Lender further agrees to deliver to the Company and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender in a form satisfactory to the Company and the Administrative Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Company and the Administrative Agent pursuant to this Section 2.15(E)(vi). Further, each Lender which delivers a form or certificate pursuant to this clause (vi) covenants and agrees to deliver to the Company and the Administrative Agent within fifteen (15) days prior to the expiration of such form, for so long as this Agreement is still in effect, another such certificate and/or two (2) accurate and complete original newly-signed copies of the applicable form (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder).

                  Each Lender shall promptly furnish to the Company and the Administrative Agent such additional documents as may be reasonably required by any Borrower or the Administrative Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender. Notwithstanding any other provision of this Section 2.15(E), no Borrower shall be obligated to gross up any payments to any Lender pursuant to Section 2.15(E)(i), or to indemnify any Lender pursuant to Section 2.15(E)(iii), in respect of United States federal withholding taxes to the extent imposed as a result of (x) the failure of such Lender to deliver to the Company the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to
         Section 2.15(E)(vi), (y) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (z) the Lender designating a successor Lending Installation at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the applicable Borrower shall be obligated to gross up any payments to any such Lender pursuant to Section 2.15(E)(i), and to indemnify any such Lender pursuant to Section 2.15(E)(iii), in respect of United States federal withholding taxes if (x) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or exemption certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date hereof, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or the certifications made in such form or forms or Exemption Certificate untrue or inaccurate in any material respect, (ii) the redesignation of the Lender's Lending Installation was made at the request of the Company or (iii) the obligation to gross up payments to any such Lender pursuant to Section 2.15(E)(i), or to indemnify any such Lender pursuant to Section 2.15(E)(iii), is with respect to a Purchaser that becomes a Purchaser as a result of an assignment made at the request of the Company.

                  (vii) Upon the request, and at the expense of the Company, each Lender to which any Borrower is required to pay any additional amount pursuant to this Section 2.15(E), shall reasonably afford the applicable Borrower the opportunity to contest, and shall reasonably cooperate with the applicable Borrower in contesting, the imposition of any Tax giving rise to such payment; provided, that (i) such Lender shall not be required to afford the applicable Borrower the opportunity to so contest unless the applicable Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement; and (ii) the Company shall reimburse such Lender for its reasonable attorneys' and accountants' fees and disbursements incurred in so cooperating with the applicable Borrower in contesting the imposition of such Tax; provided, however, that notwithstanding the foregoing, no Lender shall be required to afford any Borrower the opportunity to contest, or cooperate with the applicable Borrower in contesting, the imposition of any Taxes, if such Lender in good faith determines that to do so would have an adverse effect on it.

         2.16 Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing/Conversion/ Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify the applicable Borrower and each Lender of the interest rate and Agreed Currency applicable to each Fixed-Rate Loan promptly upon determination of such interest rate and Agreed Currency and will give each Lender prompt notice of each change in the Alternate Base Rate.

         2.17 Lending Installations. Each Lender may book its Loans or Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Each Lender may, by written or facsimile notice to the Administrative Agent and the Company, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments and/or payments of L/C Obligations are to be made.

         2.18 Non-Receipt of Funds by the Administrative Agent. Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or


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



(ii) in the case of any Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the applicable Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

         2.19 Termination Date. This Agreement shall be effective until the Facility Termination Date. Notwithstanding the termination of this Agreement, until (A) all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied, (B) all financing arrangements among the Company, the Subsidiary Borrowers and the Lenders pursuant to the Loan Documents shall have been terminated and (C) all of the Letters of Credit shall have expired, been canceled or terminated, or cash collateralized pursuant to the terms of this Agreement or supported by a letter of credit acceptable to the Administrative Agent (collectively, the "TERMINATION CONDITIONS"), all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

         2.20 Replacement of Certain Lenders. In the event a Lender ("AFFECTED LENDER") shall have: (i) failed to fund its Pro Rata Share of any Advance requested by the applicable Borrower, or to make payment in respect of any Alternate Currency Loan purchased by such Lender pursuant to Section 2.21(E), which such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (ii) requested compensation from any Borrower under Sections 2.15(E), 4.1 or 4.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders except as provided under any applicable Alternate Currency Addendum, (iii) delivered a notice pursuant to Section 4.3 claiming that such Lender is unable to extend Eurocurrency Rate Loans to the Company for reasons not generally applicable to the other Lenders or (iv) has invoked Section 11.2; then, in any such case, after engagement of one or more "Replacement Lenders" (as defined below) by the Company and/or the Administrative Agent, the Company or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Company and a copy to the Company in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignment Agreements five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 14.3(A) which the Company or the Administrative Agent, as the case may be, shall have engaged for such purpose ("REPLACEMENT LENDER"), all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit and Alternate Currency Loans hereunder) in accordance with Section 14.3. The Administrative Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Company, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. The Administrative Agent is authorized to execute one or more of such assignment agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.15(E), 4.1, and 4.2 with respect to such Affected Lender and compensation payable under Section 2.15(C) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.20; provided that upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15(E), 4.1, 4.2, 4.4, and 11.7, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 12.8. Upon the replacement of any Affected Lender pursuant to this Section 2.20, the provisions of Section 9.2 shall continue to apply with respect to Loans which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.

         2.21  Alternate Currency Loans.

         (A) Upon the satisfaction of the conditions precedent set forth in
Article V hereof and set forth in the applicable Alternate Currency Addendum, from and including the later of the date of this Agreement and the date of execution of the applicable Alternate Currency Addendum and prior to Termination Date (unless an earlier termination date shall be specified in or pursuant to the applicable Alternate Currency Addendum), each Alternate Currency Bank agrees, on the terms and conditions set forth in this Agreement and in the applicable Alternate Currency Addendum, to make Alternate Currency Loans under such Alternate Currency Addendum to the applicable Borrower party to such Alternate Currency Addendum from time to time in the applicable Alternate Currency, in an amount not to exceed each such Alternate Currency Bank's applicable Alternate Currency Commitment; provided, however, at no time shall the Dollar Amount of the outstanding principal amount of the Alternate Currency Loans for all Alternate Currencies plus the outstanding principal amount of all Eurocurrency Rate Loans in Agreed Currencies other than Dollars exceed the Dollar Amount of $400,000,000 other than as a result of currency fluctuations and then only to the extent permitted in Section 2.5(B)(ii); provided, further, at no time shall the Dollar Amount of the Alternate Currency Loans for any specific Alternate Currency exceed the maximum amount specified as the maximum amount for such Alternate Currency in the applicable Alternate Currency Addendum other than as a result of currency fluctuations and then only to the extent permitted in Section 2.5(B)(ii). Subject to the terms of this Agreement and the applicable


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



Alternate Currency Addendum, the applicable Borrowers may borrow, repay and reborrow Alternate Currency Loans in the applicable Alternate Currency at any time prior to the Termination Date (unless an earlier termination date shall be specified in or pursuant to the applicable Alternate Currency Addendum). On the Termination Date (unless an earlier termination date shall be specified in or pursuant to the applicable Alternate Currency Addendum), the outstanding principal balance of the Alternate Currency Loans shall be paid in full by the applicable Borrower and prior to Termination Date (unless an earlier termination date shall be specified in or pursuant to the applicable Alternate Currency Addendum) prepayments of the Alternate Currency Loans shall be made by the applicable Borrower if and to the extent required in Section 2.5(B)(ii).

         (B) Borrowing Notice. When the applicable Borrower desires to borrow under this Section 2.21, the applicable Borrower shall deliver to the applicable Alternate Currency Bank and the Administrative Agent a Borrowing/Conversion/Continuation Notice, signed by it, as provided in Section
2.8 specifying that such Borrower is requesting an Alternate Currency Loan pursuant to this Section 2.21, and the Administrative Agent shall give prompt notice to the Lenders of any such request for an Alternate Currency Loan. Any Borrowing/Conversion/Continuation Notice given pursuant to this Section 2.21 shall be irrevocable.

         (C) Termination. Except as otherwise required by applicable law, in no event shall any Alternate Currency Bank have the right to accelerate the Alternate Currency Loans outstanding under any Alternate Currency Addendum or to terminate its commitments (if any) thereunder to make Alternate Currency Loans prior to the stated termination date in respect thereof, except that each Alternate Currency Bank shall have such rights upon an acceleration of the Loans and a termination of the Revolving Credit Commitments pursuant to Article IX.

         (D) Statements. Each Alternate Currency Bank shall furnish to the Administrative Agent not less frequently than monthly, and at any other time at the reasonable request of the Administrative Agent, a statement setting forth the outstanding Alternate Currency Loans made and repaid during the period since the last such report under such Alternate Currency Addendum.

         (E) Risk Participation. Immediately upon the making of any Alternate Currency Loan by the applicable Alternate Currency Bank, each Lender with a Pro Rata Share shall be deemed to have automatically, irrevocably and unconditionally purchased and received from such Alternate Currency Bank an undivided interest and participation in and to such Alternate Currency Loan in an amount equal to the Dollar Amount of such Alternate Currency Loan multiplied by such Lender's Pro Rata Share. Immediately and automatically upon the occurrence of an Event of Default under Sections 8.1(A), (F) or (G), each Lender shall unconditionally and irrevocably purchase from the applicable Alternate Currency Bank, without recourse or warranty, an undivided interest in and participation in each Alternate Currency Loan ratably in accordance with such Lender's Pro Rata Share of the amount of such Loan, and immediately and automatically all Alternate Currency Loans shall be converted to and redenominated in Dollars equal to the Dollar Amount of each such Alternate Currency Loan determined as of the date of such conversion; provided, that to the extent such conversion shall occur other than at the end of an Interest Period,


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



the applicable Borrower shall pay to the applicable Alternate Currency Bank, all losses and breakage costs related thereto in accordance with Section 4.4. Each of the Lenders shall pay to the applicable Alternate Currency Bank not later than two (2) Business Days following a request for payment from such Alternate Currency Bank, in Dollars, an amount equal to the undivided interest in and participation in the Alternate Currency Loan purchased by such Lender pursuant to this Section 2.21(E). In the event that any Lender fails to make payment to the applicable Alternate Currency Bank of any amount due under this Section 2.21(E), the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives from such Lender an amount sufficient to discharge such Lender's payment obligation as prescribed in this Section 2.21(E) together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand by the applicable Alternate Currency Bank and ending on the date such obligation is fully satisfied. The Administrative Agent will promptly remit all payments received as provided above to the applicable Alternate Currency Bank. In consideration of the risk participations prescribed in this Section 2.21(E), each Lender shall receive, from the accrued interest paid by the applicable Borrower on each Alternate Currency Loan, a fee equal to such Lender's Pro Rata Share of the Applicable Eurocurrency Margin component of the interest accrued on such Loan, as in effect from time to time during the period such interest accrued. Such portion of the interest paid by the applicable Borrower on Alternate Currency Loans to the applicable Alternate Currency Bank shall be paid as promptly as possible by such Alternate Currency Bank to the Administrative Agent, and the Administrative Agent shall as promptly as possible convert such amount into Dollars at the spot rate of exchange in accordance with its normal banking practices and apply such resulting amount ratably among the Lenders (including the Alternate Currency Banks) in proportion to their Pro Rata Share.

         (F) Other Provisions Applicable to Alternate Currency Loans. The specification of payment of Alternate Currency Loans in the related Alternate Currency at a specific place pursuant to this Agreement is of the essence. Such Alternate Currency shall be the currency of account and payment of such Loans under this Agreement and the applicable Alternate Currency Addendum. Notwithstanding anything in this Agreement, the obligation of the applicable Borrower in respect of such Loans shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent the amount so paid, on prompt conversion into the applicable Alternate Currency and transfer to such Lender under normal banking procedure, does not yield the amount of such Alternate Currency due under this Agreement and the applicable Alternate Currency Addendum. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such Alternate Currency due under this Agreement or the applicable Alternate Currency Addendum, such Lender shall have an independent cause of action against each of the Borrowers for the currency deficit.

         2.22 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the "SPECIFIED CURRENCY") into another currency, the parties hereto agree, to the


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



fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent's main office in Chicago, Illinois on the Business Day preceding that on which the final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under
Section 13.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

         2.23 Market Disruption; Denomination of Amounts in Dollars; Dollar Equivalent of Reimbursement Obligations. (A) Notwithstanding the satisfaction of all conditions referred to in this Article II with respect to any Advance in any Agreed Currency other than Dollars or Alternate Currency, as applicable, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Company, any Subsidiary Borrower, any Alternate Currency Bank, Administrative Agent or the Required Lenders make it impracticable for the Eurocurrency Rate Loans or Alternate Currency Loans comprising such Advance to be denominated in the Agreed Currency or Alternate Currency, as applicable, specified by the applicable Borrower, then the Administrative Agent shall forthwith give notice thereof to such Borrower , the applicable Alternate Currency Bank and the Lenders, or the applicable Borrower shall give notice to the Administrative Agent, the applicable Alternate Currency Bank and the Lenders, as the case may be, and such Eurocurrency Rate Loans or Alternate Currency Loans shall not be denominated in such currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice, as Floating Rate Loans, unless the applicable Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency or Alternate Currency, as the case may be, in which the denomination of such Loans would in the opinion of the Administrative Agent, any Alternate Currency Bank, if applicable, and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice.

         (B) Except as set forth in Sections 2.2, 2.5 and 2.21, all amounts referenced in this Article II shall be calculated using the Dollar Amount determined based upon the Equivalent Amount in effect as of the date of any determination thereof; provided, however, to the extent that any Borrower shall be obligated hereunder to pay in Dollars any Advance denominated in a currency other than Dollars, such amount shall be paid in Dollars using the Dollar Amount of the Advance (calculated based upon the Equivalent Amount in effect on the date of payment thereof) and in the event that the applicable Borrower does not reimburse the Administrative Agent and the Lenders are required to fund a purchase of a participation in such Advance, such purchase shall be made in Dollars in an amount equal to the Dollar Amount of such Advance (calculated based upon the Equivalent Amount in effect on the date of payment thereof). Notwithstanding anything herein to the contrary, the full risk of currency fluctuations shall be borne by the Borrowers and the Borrowers agree to indemnify and hold harmless each Issuing Bank, the Alternate Currency Banks, the Administrative Agent and the Lenders from and against any loss resulting from any borrowing denominated in a currency other than in Dollars and for which the Lenders are not reimbursed on the day of such borrowing.

         2.24 Subsidiary Borrowers. The Company may at any time or from time to time, with the consent of the Administrative Agent add as a party to this Agreement any Subsidiary to be a "Subsidiary Borrower" hereunder by the execution and delivery to the Administrative Agent and the Lenders of (a) a duly completed Assumption Letter by such Subsidiary, with the written consent of the Company at the foot thereof and (b) such other guaranty and subordinated intercompany indebtedness documents as may be reasonably required by the Administrative Agent, such documents with respect to any additional Subsidiaries to be substantially similar in form and substance to the Loan Documents executed on or about the date hereof by the Subsidiaries parties hereto as of the Closing Date. Upon such execution, delivery and consent such Subsidiary shall for all purposes be a party hereto as a Subsidiary Borrower as fully as if it had executed and delivered this Agreement. So long as the principal of and interest on any Advances made to any Subsidiary Borrower under this Agreement shall have been repaid or paid in full, all Letters of Credit issued for the account of such Subsidiary Borrower have expired or been returned and terminated and all other obligations of such Subsidiary Borrower under this Agreement shall have been fully performed, the Company may, by not less than five (5) Business Days' prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), terminate such Subsidiary Borrower's status as a "Subsidiary Borrower".


ARTICLE III: THE LETTER OF CREDIT FACILITY

         3.1 Obligation to Issue Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Company herein set forth, each Issuing Bank hereby agrees to issue for the account of the Company or any Subsidiary Borrower through such Issuing Bank's branches as it and the Company may jointly agree, one or more Letters of Credit denominated in Dollars or an Agreed Currency in accordance with this Article III, from time to time during the period, commencing on the Closing Date and ending on the Business Day prior to the Termination Date.

         3.2 Transitional Provision. Schedule 3.2 contains a schedule of certain letters of credit issued for the account of the Company and its Subsidiaries prior to the Closing Date. Subject to the satisfaction of the conditions contained in Sections 5.1, 5.2 and 5.3, from and after the Closing Date such letters of credit shall be deemed to be Letters of Credit issued pursuant to this Article III.

         3.3 Types and Amounts. No Issuing Bank shall have any obligation to and no Issuing Bank shall:

                  (A) issue (or amend) any Letter of Credit if on the date of issuance (or amendment), before or after giving effect to the Letter of Credit requested hereunder, (i) the Dollar Amount of the Revolving Credit Obligations at such time would exceed the lesser of the Aggregate Revolving Loan Commitment at such time, or (ii) the aggregate outstanding Dollar Amount of the L/C Obligations would exceed $100,000,000, or (iii) the Dollar Amount of all Eurocurrency Rate Loans and Letters of Credit in Agreed Currencies other than Dollars would exceed the Maximum Eurocurrency Amount; or

                  (B) issue (or amend) any Letter of Credit which has an expiration date later than the date which is the earlier of one (1) year after the date of issuance thereof or five (5) Business Days immediately preceding the Termination Date.

         In no event shall any program letter of credit issued by ABN AMRO Bank N.V. under and in connection with the CLO Facilities be deemed to be a Letter of Credit issued pursuant to this Article III.

         3.4 Conditions. In addition to being subject to the satisfaction of the conditions contained in Sections 5.1, 5.2 and 5.3, the obligation of an Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

                  (A) the Company shall have delivered to the applicable Issuing Bank (at such times and in such manner as such Issuing Bank may reasonably prescribe) and the Administrative Agent, a request for issuance of such Letter of Credit in substantially the form of Exhibit C hereto (each such request a "REQUEST FOR LETTER OF CREDIT"), duly executed applications for such Letter of Credit, and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the "L/C DOCUMENTS"), and the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank as to form and content; and

                  (B) as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

         3.5 Procedure for Issuance of Letters of Credit. (A) Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Sections 5.1, 5.2 and 5.3 hereof have been satisfied, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Company or a Subsidiary Borrower, as applicable in accordance with such Issuing Bank's usual and customary business practices and, in this connection, such Issuing Bank may assume that the applicable conditions set forth in Section 5.3 hereof have been satisfied unless it shall have received notice to the contrary from the Administrative Agent or a Lender or has knowledge that the applicable conditions have not been met.

         (B) Promptly, and in any event not more than one (1) Business Day following the date of issuance of any Letter of Credit, the applicable Issuing Bank shall give the Administrative Agent written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit (provided, however, that the failure to provide such notice shall not result in any liability on the part of such Issuing Bank), and the Administrative Agent shall promptly give notice to the Lenders of each such issuance.

         (C) No Issuing Bank shall extend or amend any Letter of Credit unless the requirements of this Section 3.5 are met as though a new Letter of Credit was being requested and issued.

         3.6 Letter of Credit Participation. On the date of this Agreement, with respect to the Letters of Credit identified on Schedule 3.2, and immediately upon the issuance of each Letter of Credit hereunder, each Lender with a Pro Rata Share shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the applicable Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the Company in respect thereof, and the liability of such Issuing Bank thereunder (collectively, an "L/C INTEREST") in an amount equal to the Dollar Amount available for drawing under such Letter of Credit multiplied by such Lender's Pro Rata Share. Each Issuing Bank will notify each Lender promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit. On or before the Business Day on which an Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, on demand by the Administrative Agent or the applicable Issuing Bank, each Lender shall make payment to the Administrative Agent, for the account of the applicable Issuing Bank, in immediately available funds in the Agreed Currency in an amount equal to such Lender's Pro Rata Share of the Dollar Amount of such payment or draw. The obligation of each Lender to reimburse the Issuing Banks under this Section 3.6 shall be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 3.6, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest


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



otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the applicable Issuing Bank for such amount in accordance with this Section 3.6.

         3.7 Reimbursement Obligation. The Company agrees unconditionally, irrevocably and absolutely to pay immediately to the Administrative Agent, for the account of the Lenders, the amount of each advance drawn under or pursuant to a Letter of Credit or an L/C Draft related thereto (such obligation of the Company to reimburse the Administrative Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a "REIMBURSEMENT OBLIGATION" with respect to such Letter of Credit or L/C Draft), each such reimbursement to be made by the Company no later than the Business Day on which the applicable Issuing Bank makes payment of each such L/C Draft or, if the Company shall have received notice of a Reimbursement Obligation later than 12:00 p.m. (Chicago time), on any Business Day or on a day which is not a Business Day, no later than 12:00 p.m. (Chicago time), on the immediately following Business Day or, in the case of any other draw on a Letter of Credit, the date specified in the demand of such Issuing Bank. If the Company at any time fails to repay a Reimbursement Obligation pursuant to this Section 3.7, the Company shall be deemed to have elected to borrow Revolving Loans from the Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, equal in amount to the Dollar Amount of the unpaid Reimbursement Obligation. Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans. Such Revolving Loans shall constitute a Floating Rate Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation. If, for any reason, the Company fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance.

         3.8  Letter of Credit Fees.  The Company agrees to pay:

                  (A) quarterly, in arrears, to the Administrative Agent for the ratable benefit of the Lenders, except as set forth in Section 9.2, a letter of credit fee at a rate per annum equal to the Applicable L/C Fee Percentage on the average daily outstanding Dollar Amount available for drawing under all Letters of Credit;

                  (B) quarterly, in arrears, to the applicable Issuing Bank, a letter of credit fronting fee in an amount agreed to between the Company and the applicable Issuing Bank on the average daily outstanding face amount available for drawing under all Letters of Credit issued by such Issuing Bank; and

                  (C) to the applicable Issuing Bank, all customary fees and other issuance,


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



         amendment, document examination, negotiation and presentment expenses and related charges in connection with the issuance, amendment, presentation of L/C Drafts, and the like customarily charged by such Issuing Banks with respect to standby and commercial Letters of Credit, including, without limitation, standard commissions with respect to commercial Letters of Credit, payable at the time of invoice of such amounts.

         3.9 Issuing Bank Reporting Requirements. In addition to the notices required by Section 3.5(B), each Issuing Bank shall, no later than the tenth
(10th) Business Day following the last day of each month, provide to the Administrative Agent, upon the Administrative Agent's request, schedules, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issue, account party, Agreed Currency and amount in such Agreed Currency, expiration date and the reference number of each Letter of Credit issued by it outstanding at any time during such month and the aggregate amount payable by the Company during such month. In addition, upon the request of the Administrative Agent, each Issuing Bank shall furnish to the Administrative Agent copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent. Upon the request of any Lender, the Administrative Agent will provide to such Lender information concerning such Letters of Credit.

         3.10 Indemnification; Exoneration. (A) In addition to amounts payable as elsewhere provided in this Article III, the Company hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, each Issuing Bank and each Lender from and against any and all liabilities and costs which the Administrative Agent, such Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the applicable Issuing Bank, as a result of its Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the applicable Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called "GOVERNMENTAL ACTS").

         (B) As among the Company, the Lenders, the Administrative Agent and the Issuing Banks, the Company assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Company at the time of request for any Letter of Credit, neither the Administrative Agent, any Issuing Bank nor any Lender shall be responsible (in the absence of Gross Negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or


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



the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions not expressly provided on the face of such Letter of Credit and required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks and the Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Bank's rights or powers under this Section 3.10.

         (C) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the applicable Issuing Bank, the Administrative Agent or any Lender under any resulting liability to the Company or relieve the Company of any of its obligations hereunder to any such Person.

         (D) Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section 3.10 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

         3.11 Cash Collateral. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence and during the continuance of a Default, the Company shall, on the Business Day that it receives Administrative Agent's demand, deliver to the Administrative Agent for the benefit of the Lenders and the Issuing Banks, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Lenders, equal to one hundred percent (100%) of the aggregate Dollar Amount of the outstanding L/C Obligations. In addition, if the Revolving Credit Availability is at any time less than the Dollar Amount of all contingent L/C Obligations outstanding at any time, the Company shall deposit cash collateral with the Administrative Agent in Dollars in an amount equal to one-hundred five percent (105%) of the Dollar Amount by which such L/C Obligations exceed such Revolving Credit Availability. Any such collateral shall be held by the Administrative Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Administrative Agent for the benefit of the Lenders and the Issuing Banks as collateral security for the Company's obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts. Such amounts shall be applied to reimburse the Issuing Banks for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of such of the other Obligations as the


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



Administrative Agent shall determine. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section
3.11 which are not to be applied to reimburse an Issuing Bank for amounts actually paid or to be paid by such Issuing Bank in respect of a Letter of Credit or L/C Draft, shall be returned to the Company within one (1) Business Day (after deduction of the Administrative Agent's expenses incurred in connection with such cash collateral account).

ARTICLE IV:  CHANGE IN CIRCUMSTANCES

         4.1 Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date of this Agreement and having general applicability to all banks within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith,

                  (A) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from any Borrower (excluding taxation of the overall net income of any Lender or taxation of a similar basis, which are governed by Section 2.15(E)), or changes the basis of taxation of payments to any Lender in respect of its Revolving Loan Commitment, Loans, its L/C Interests, the Letters of Credit or other amounts due it hereunder, or

                  (B) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Rate Loans) with respect to its Revolving Loan Commitment, Loans, L/C Interests or the Letters of Credit, or

                  (C) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Revolving Loan Commitment, Loans, the L/C Interests or the Letters of Credit or reduces any amount received by any Lender or any applicable Lending Installation in connection with its Revolving Loan Commitment, Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Revolving Loan Commitment, Loans or L/C Interests held or interest received by it or by reference to the Letters of Credit, by an amount deemed material by such Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Revolving Loan Commitment, Loans, L/C Interests, or Letters of Credit or to


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



reduce any amount received under this Agreement, then, within fifteen (15) days after receipt by the Company or any other Borrower of written demand by such Lender pursuant to Section 4.5, the applicable Borrowers shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, L/C Interests, Letters of Credit and its Revolving Loan Commitment.

         4.2 Changes in Capital Adequacy Regulations. If a Lender determines (i) the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a "Change" (as defined below), and (ii) such increase in capital will result in an increase in the cost to such Lender of maintaining its Revolving Loan Commitment, Loans, L/C Interests, the Letters of Credit or its obligation to make Loans hereunder, then, within fifteen (15) days after receipt by the Company or any other Borrower of written demand by such Lender pursuant to Section 4.5, the applicable Borrowers shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender reasonably determines is attributable to this Agreement, its Revolving Loan Commitment, its Loans, its L/C Interests, the Letters of Credit or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "CHANGE" means (i) any change after the date of this Agreement in the "Risk-Based Capital Guidelines" (as defined below) excluding, for the avoidance of doubt, the effect of any phasing in of such Risk-Based Capital Guidelines or any other capital requirements passed prior to the date hereof, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement and having general applicability to all banks and financial institutions within the jurisdiction in which such Lender operates which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "RISK-BASED CAPITAL GUIDELINES" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

         4.3 Availability of Types of Advances. If (i) any Lender determines that maintenance of its Eurocurrency Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (ii) the Required Lenders determine that (x) deposits of a type, currency or maturity appropriate to match fund Fixed-Rate Advances are not available or (y) the interest rate applicable to a Fixed-Rate Advance does not accurately reflect the cost of making or maintaining such an Advance, then the Administrative Agent shall suspend the availability of the affected Type of Advance and, in the case of any occurrence set forth in clause (i), require any Advances of the affected Type to be repaid or converted into another Type.

         4.4 Funding Indemnification. If any payment of a Fixed-Rate Advance occurs on a date which is not the last day of the applicable Interest Period occurs on a date which is not the last day of the applicable interest period, whether because of acceleration, prepayment, or otherwise, or a Fixed-Rate Advance is not made on the date specified by the applicable Borrower for any reason other than default by the Lenders, the Borrowers indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed-Rate Advance. In connection with (a) any assignment by any Lender of any portion of the Loans made pursuant to Section 14.3 and made during the Syndication Period, and if, notwithstanding the provisions of Section
2.4 and (b) any assignment by a Lender of any portion of the Loans made pursuant to Section 2.6(b), the Company has requested and the Administrative Agent has consented to the use of the Eurocurrency Rate, the Company shall be deemed to have repaid all outstanding Eurocurrency Rate Advances as of the effective date of such assignment and reborrowed such amount as a Floating Rate Advance and/or Eurocurrency Rate Advance (chosen in accordance with the provisions of Section 2.4) and the indemnification provisions under this Section 4.4 shall apply.

         4.5 Lender Statements; Survival of Indemnity. If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed-Rate Loans to reduce any liability of any Borrower to such Lender under Sections 4.1 and 4.2 or to avoid the unavailability of a Type of Advance under Section 4.3, so long as such designation is not disadvantageous to such Lender. Each Lender requiring compensation pursuant to Section 2.15(E) or to this Article IV shall use its reasonable efforts to notify the Company and the Administrative Agent in writing of any Change, law, policy, rule, guideline or directive giving rise to such demand for compensation not later than ninety (90) days following the date upon which the responsible account officer of such Lender knows or should have known of such Change, law, policy, rule, guideline or directive. Any demand for compensation pursuant to this Article IV shall be in writing and shall state the amount due, if any, under Section 4.1, 4.2 or 4.4 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount. Such written demand shall be rebuttably presumed correct for all purposes. Determination of amounts payable under such Sections in connection with a Fixed-Rate Loan shall be calculated as though each Lender funded its Fixed-Rate Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Fixed-Rate applicable to such Loan, whether in fact that is the case or not. The obligations of the Company and the other Borrowers under Sections 4.1, 4.2 and 4.4 shall survive payment of the Obligations and termination of this Agreement.


ARTICLE V:  CONDITIONS PRECEDENT


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




         5.1 Initial Advances and Letters of Credit. The Lenders shall not be required to make the initial Loans or issue any Letters of Credit unless (i) such initial Loans are made not later than August 16, 1999; and (ii) the Company has furnished to the Administrative Agent each of the following, with sufficient copies for the Lenders, all in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

                  (1) Copies of the Certificate of Incorporation of the Company, each Subsidiary Borrower that is a party hereto as of the Closing Date and each of the Guarantors (collectively, the "LOAN PARTIES"), together with all amendments and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation;

                  (2) Copies, certified by the Secretary or Assistant Secretary of each of the Loan Parties of their respective By-Laws and of their respective Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents;

                  (3) An incumbency certificate, executed by the Secretary or Assistant Secretary of each of the Loan Parties, which shall identify by name and title and bear the signature of the officers of the applicable Loan Party authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the applicable Loan Party;

                  (4) A certificate, in form and substance satisfactory to the Administrative Agent, signed by the chief financial officer of the Company, stating that on the date of this Agreement all the representations in this Agreement are true and correct in all material respects (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true in all material respects as of such date) and no Default or Unmatured Default has occurred and is continuing;

                  (5) The written opinions of the Loan Parties' US counsel, and, if applicable, foreign counsel, addressed to the Agents and the Lenders, in substantially the form attached hereto as Exhibit E;

                  (6) Evidence reasonably satisfactory to the Arrangers that the Company and each of its Subsidiaries (a) has made an assessment of the Year 2000 Issues; (b) has a program from remediating the Year 2000 Issues, including a timetable and budget of anticipated costs; and (c) has source of funds as required in such budget;

                  (7) (a) The initial public offering of the Capital Stock of the Company shall have been completed and the capital structure and corporate structure of the Company and its Subsidiaries is consistent in all material respects with the Registration Statement, (b) there


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



         exists no injunction or temporary restraining order which, in the reasonable judgment of the Administrative Agent, would prohibit the making of the Loans and the other transactions contemplated by the Loan Documents or any litigation seeking such an injunction or restraining order and (c) the Company (1) shall have delivered to the Administrative Agent an executed copy of the Guarantee from Pechiney with respect to Viskase Corporation v. American National Can Company, Civ. 93-C-7651, before the U.S. District Court of the Northern District of Illinois, Eastern Division, in substantially the form of the draft faxed from counsel to the Company to counsel to the Administrative Agent on July 12, 1999, (2) shall have delivered to the Administrative Agent an executed copy of the Indemnification Agreement between ANC and Pechiney with respect to certain environmental liabilities in substantially the form of the June 22, 1999 draft faxed from counsel to the Company to counsel to the Administrative Agent on July 12, 1999 and
         (3) shall have delivered to the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, an indemnification agreement from Pechiney with respect to the European Commission investigation matters disclosed by the Company to the Administrative Agent by facsimile on July 21, 1999;

                  (8) Such other documents as the Administrative Agent or any Lender or its counsel may have reasonably requested, including, without limitation, all of the documents reflected on the List of Closing Documents attached as Exhibit F to this Agreement;

                  (9) Evidence satisfactory to the Administrative Agent of the payment of (or of arrangements to pay concurrently with the making of the initial Loans) all principal, interest, fees and premiums, if any, on all loans outstanding under all outstanding funded debt and credit facilities of ANC's and each of its Subsidiaries (including, without limitation, all loans and other obligations owed to Pechiney or any of its affiliates, but excluding Permitted Existing Indebtedness) in excess of $5,000,000 and the termination of the applicable agreements identified on Schedule 5.1 attached hereto;

                  (10) Evidence satisfactory to the Administrative Agent that the Company has paid to the Underwriting Lenders and the Lead Arrangers the fees due and payable under the Fee Letters.

         5.2 Initial Advance to Each New Subsidiary Borrower. No Lender shall be required to make an Advance hereunder or purchase participations in Letters of Credit or Alternate Currency Loans hereunder, no Issuing Lender shall be required to issue a Letter of Credit hereunder, and no Alternate Currency Bank shall be required to make any Alternate Currency Loans, in each case, to a new Subsidiary Borrower added after the Closing Date unless the Company has furnished or caused to be furnished to the Administrative Agent with sufficient copies for the Lenders:

                  (i) The Assumption Letter executed and delivered by such Subsidiary Borrower and containing the written consent of the Company at the foot thereof, as contemplated by Section 2.24.


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



               (ii) Copies, certified by the Secretary, Assistant Secretary, Director or Officer of the Subsidiary Borrower, of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by the Administrative Agent) approving the Assumption Letter.

               (iii) An incumbency certificate, executed by the Secretary, Assistant Secretary, Director or Officer of the Subsidiary Borrower, which shall identify by name and title and bear the signature of the officers of such Subsidiary Borrower authorized to sign the Assumption Letter and the other documents to be executed and delivered by such Subsidiary Borrower hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company.

               (iv) An opinion of counsel to such Subsidiary Borrower, substantially in the form of Exhibit H hereto or, in the case of a new non-domestic Subsidiary Borrower, in a form reasonably acceptable to the Administrative Agent.

               (v) Guaranty documentation and contribution agreement documentation from such Subsidiary Borrower in form and substance acceptable to the Administrative Agent.

               (vi) With respect to the initial Advance made to any Subsidiary Borrower organized under the laws of England and Wales, the Administrative Agent shall have received originals and/or copies, as applicable, of all filings required to be made and such other evidence as the Administrative Agent may require establishing to the Administrative Agent's satisfaction that each Lender and Issuing Lender is entitled to receive payments under the Loan Documents without deduction or withholding of any English taxes or with such deductions and withholding of English taxes as may be acceptable to the Administrative Agent.

         5.3 Each Advance, Each Conversion or Continuation of an Advance, and Each Letter of Credit. The Lenders shall not be required to make any Advance, or convert or continue any Advance, or issue any Letter of Credit, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued:

                  (A) There exists no Default or Unmatured Default;

                  (B) All of the representations and warranties contained in
         Article VI (other than Section 6.5 which representations and warranties shall be made only on the date any Advance is made or Letter of Credit is issued) are true and correct in all material respects as of such Borrowing Date (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true in all material respects as of such date) except for changes in the Schedules to this Agreement reflecting transactions permitted by or not in violation of this Agreement; and

                  (C) (i) The Revolving Credit Obligations do not, and after making such proposed Advance or issuing such Letter of Credit would not, exceed the Aggregate Revolving Loan Commitment, and (ii) the aggregate outstanding principal Dollar Amount of all Advances in Agreed Currencies other than Dollars and all L/C Obligations in Agreed Currencies other than Dollars and all Alternate Currency Loans does not and would not exceed the Maximum Eurocurrency Amount.

         Each Borrowing/Conversion/Continuation Notice or Competitive Bid Quote Request with respect to each such Advance and the letter of credit application with respect to each Letter of Credit shall constitute a representation and warranty by the Company that the conditions contained in Sections 5.3(A), (B) and (C) have been satisfied (except, in the case of any conversion or continuation of a Loan, Section 6.5). Any Lender may require a duly completed officer's certificate in substantially the form of Exhibit G hereto and/or a duly completed compliance certificate in substantially the form of Exhibit H hereto as a condition to making an Advance.


ARTICLE VI:  REPRESENTATIONS AND WARRANTIES

         In order to induce the Agents and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrowers and to issue the Letters of Credit described herein, the Company represents and warrants as follows to each Lender and the Administrative Agent as of the date of this Agreement and on the Closing Date, giving effect to the consummation of the transactions contemplated by the Loan Documents on the Closing Date, and thereafter on each date as required by Section 5.2 and 5.3:

         6.1. Organization; Corporate Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so would not have a Material Adverse Effect.

         6.2. Authorization and Validity. As of the date of the initial funding hereunder and at all times thereafter, the Company has the requisite power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. As of the date of the initial funding hereunder and at all times thereafter, the execution and delivery by the Company of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.



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         6.3. No Conflict; Government Consent. As of the date of the initial funding hereunder and at all times thereafter, neither the execution and delivery by the Company of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any Subsidiary or the Company's or any Subsidiary's articles of incorporation or by-laws or other constitutive documents and agreements or the provisions of any indenture, instrument or agreement to which the Company or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the property of the Company or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize the Company, or is required to be obtained by the Company in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

         6.4. Financial Statements. The combined pro forma financial statements of the Company and its Subsidiaries set forth in the Registration Statement, present on a pro forma basis the financial condition of the Company and such Subsidiaries as of such date, and reflect on a pro forma basis those liabilities reflected in the notes thereto and resulting from consummation of the transactions contemplated by this Agreement, and the payment or accrual of all transaction costs payable on the Closing Date with respect to any of the foregoing and demonstrate that the Company and its Subsidiaries can repay their debt and satisfy their other obligations as and when due, and can comply with the requirements of this Agreement. The projections and assumptions expressed in the pro forma financials as set forth in the Company's Confidential Offering Memorandum dated June, 1999 were prepared in good faith and represent management's opinion based on the information available to the Company at the time so furnished and, since the preparation thereof and up to the Closing Date, there has occurred no change in the business, financial condition, operations, or prospects of the Company or any of its Subsidiaries, or the Company and its Subsidiaries taken as a whole which has had or could reasonably be expected to have a Material Adverse Effect.

         6.5. Material Adverse Change. (A) Except as described in the Registration Statement, since December 31, 1998 up to the Closing Date, there has occurred no change in the business, properties, condition (financial or otherwise), prospects, performance or results of operations of ANC, or ANC and its Subsidiaries taken as a whole or any other event which has had or could reasonably be expected to have a Material Adverse Effect.

         (B) Except as described in the Registration Statement, since the Closing Date, there has occurred no change in the business, properties, condition (financial or otherwise), prospects, performance or results of operations of the Company or the Company and its Subsidiaries taken as a whole or any other event which has had or could reasonably be expected to have a Material Adverse Effect.


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



         6.6. Taxes. The Company and the Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed (other than to secure payment of contested taxes in an amount not to exceed $5,000,000 in any one case and $10,000,000 in the aggregate) and no claims are being asserted with respect to any such taxes. As of the date of this Agreement, the United States income tax returns of ANC and its Subsidiaries have been surveyed by the IRS through the fiscal year ended December 31, 1995. The charges, accruals and reserves on the books of the Company and the Subsidiaries in respect of any taxes or other governmental charges are adequate.

         6.7. Litigation and Contingent Obligations. Except as set forth on
Schedule 6.7 hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Company or any of its Subsidiaries (i) challenging the validity or enforceability of any material provision of the Loan Documents or (ii) which will have or could reasonably be expected to have a Material Adverse Effect. There is no material loss contingency within the meaning of Agreement Accounting Principles which has not been reflected in the consolidated financial statements of the Company prepared and delivered pursuant to Section 7.1(A) for the fiscal period during which such material loss contingency was incurred. To the best knowledge of the Company, neither the Company nor any of its Subsidiaries is (A) in violation of any applicable Requirements of Law which violation will have or could reasonably be expected to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or could reasonably be expected to have a Material Adverse Effect.

         6.8. Subsidiaries. Schedule 6.8 hereto contains an accurate list of all of the Subsidiaries of the Company in existence on the date of this Agreement, setting forth their respective jurisdictions of formation and the percentage of their respective capital stock owned by the Company or other Subsidiaries. All of the issued and outstanding Capital Stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

         6.9. ERISA. As at March 31, 1999 the Unfunded Liabilities of all Single Employer Plans did not in the aggregate exceed $50,000,000. Each Single Employer Plan complies in all material respects with all applicable requirements of law and regulations and no Reportable Event has occurred with respect to any Single Employer Plan having any Unfunded Liability which has or may reasonably be expected to result in a material liability to the Company. Neither the Company nor any other members of the Controlled Group has terminated any Single Employer Plan without in each instance funding all vested benefit obligations thereunder. Each member of the Controlled Group has fulfilled its minimum funding obligations with respect to each Multiemployer Plan, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.


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



         6.10. Accuracy of Information. No information, exhibit or report furnished by the Company or any Subsidiary to any Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, including, without limitation, the Confidential Information Memorandum, dated June 1999, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

         6.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

         6.12. Material Agreements. Neither the Company nor any of its Subsidiaries is a party to any Contractual Obligation the performance of which would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any charter or other restriction in any constitutive agreement or document affecting its business, properties, financial condition, prospects or results of operations which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any Contractual Obligation to which it is a party, which default would have a Material Adverse Effect, or (ii) any Contractual Obligation evidencing or governing Indebtedness in which the outstanding principal amount is equal to or in excess of $15,000,000.

         6.13. Compliance With Laws. The Company and its Subsidiaries have, to the best of the knowledge and belief of the Company, complied with all Requirements of Law except to the extent that such non-compliance would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any Requirements of Law or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action would have a Material Adverse Effect.

         6.14. Ownership of Properties. On the date of this Agreement, the Company and its Subsidiaries will have good title, free of all Liens, to all of the properties and assets reflected in the financial statements as owned by it, except Liens permitted under Section 7.3(C) and except for such defects of title and Liens as could not, individually or in the aggregate, have a Material Adverse Effect.

         6.15 Statutory Indebtedness Restrictions. Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.




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         6.16.  Environmental Matters.

         (a) Compliance: To the best of their knowledge, each of the Company and its Subsidiaries is in compliance with all Environmental, Health or Safety Requirements of Laws in effect in each jurisdiction where it is presently doing business and in which the failure to so comply, in the aggregate for all such failures, would not reasonably be likely to subject the Company to liability that would have a Material Adverse Effect.

         (b) Liability. To the best of their knowledge, neither the Company nor any Subsidiary is subject to any liability under the Environmental, Health or Safety Requirements of Laws in effect in each jurisdiction where it is presently doing business that would have a Material Adverse Effect.

         (c) Notices. Except as disclosed on Schedule 6.16, as of the date hereof, neither the Company nor any Subsidiary has received any:

                  (i) notice from any Governmental Authority by which any of the Company's or such Subsidiary's present or previously-owned or leased property has been identified in any manner by any such Governmental Authority as a hazardous substance disposal or removal site, "Super Fund" clean-up site or candidate for removal or closure pursuant to any Environmental, Health or Safety Requirements of Law; or

                  (ii) notice of any Lien arising under or in connection with any Environmental, Health or Safety Requirements of Law that has attached to any of the Company's or such Subsidiary's owned or leased property or any revenues of the Company's or such Subsidiary's owned or leased property; or

                  (iii) communication, written or oral, from any Governmental Authority concerning action or omission by the Company or such Subsidiary in connection with its ownership or leasing of any property resulting in the release of hazardous substance resulting in any violation of any Environmental, Health or Safety Requirements of Law;

where the effect of which, in the aggregate for all such notices and communications, could reasonably be likely to have a Material Adverse Effect.

         6.17 Insurance. Schedule 6.17 to this Agreement accurately sets forth as of the Closing Date all insurance policies and programs currently in effect with respect to the respective properties and assets and business of the Company and its Subsidiaries, specifying, for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the expiration date thereof, and
(v) any reserves relating to any self-insurance program that is in effect. Such insurance policies and programs reflect coverage that is reasonably consistent with prudent industry practice.

         6.18  Labor Matters.


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



         As of the Closing Date, to the best of the Company's knowledge no labor disputes, strikes or walkouts affecting the operations of the Company or any of its Subsidiaries, is pending, or, to the Company's knowledge, threatened, planned or contemplated which could reasonably be expected to have a Material Adverse Effect.

         6.19 Solvency. After giving effect to (i) the Loans to be made on the Closing Date or such other date as Loans requested hereunder are made, (ii) the other transactions contemplated by this Agreement and the other Loan Documents and (iii) the payment and accrual of all transaction costs with respect to the foregoing, the Company and its Subsidiaries taken as a whole are Solvent.

         6.20 Year 2000 Issues. Each of the Company and its Subsidiaries has made an assessment of the Year 2000 Issues and has a program for remediating the Year 2000 Issues on a timely basis. Based on this assessment and program, the Company does not reasonably anticipate any Material Adverse Effect as a result of Year 2000 Issues.

         6.21 Representations and Warranties of each Subsidiary Borrower. Each Subsidiary Borrower represents and warrants to the Lenders that:

         (A) Organization and Corporate Powers. Such Subsidiary Borrower (i) is a company duly formed and validly existing and in good standing under the laws of the state or country of its organization (such jurisdiction being hereinafter referred to as the "HOME COUNTRY"); (ii) has the requisite power and authority to own its property and assets and to carry on its business substantially as now conducted except where the failure to have such requisite authority would not have a material adverse effect on such Subsidiary Borrower; and (iii) has the requisite power and authority and legal right to execute and deliver the Alternate Currency Addendum to which it is a party and each other Loan Document to which it is a party and the performance by it of its obligations thereunder have been duly authorized by proper corporate proceedings.

         (B) Binding Effect. Each Loan Document, including, without limitation, any Alternate Currency Addendum, executed by such Subsidiary Borrower is the legal, valid and binding obligations of such Subsidiary Borrower enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

         (C) No Conflict; Government Consent. Neither the execution and delivery by such Subsidiary Borrower of the Loan Documents to which it is a party, nor the consummation by it of the transactions therein contemplated to be consummated by it, nor compliance by such Subsidiary Borrower with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Subsidiary Borrower or any of its Subsidiaries or such Subsidiary Borrower's or any of its Subsidiaries' memoranda or articles of association or the provisions of any indenture, instrument or agreement to which such Subsidiary Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any lien in, of or on the


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



property of such Subsidiary Borrower or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement in any such case which violation, conflict, default, creation or imposition could reasonably be expected to have a material adverse effect on such Subsidiary Borrower. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental agency is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

         (D) Filing. To ensure the enforceability or admissibility in evidence of this Agreement and each Loan Document to which such Subsidiary Borrower is a party (including, without limitation, any Alternate Currency Addendum) in its Home Country, it is not necessary that this Agreement or any other Loan Document to which such Subsidiary Borrower is a party or any other document be filed or recorded with any court or other authority in its Home Country or that any stamp or similar tax be paid to or in respect of this Agreement or any other Loan Document of such Subsidiary Borrower. The qualification by any Lender or the Administrative Agent for admission to do business under the laws of such Subsidiary Borrower's Home Country does not constitute a condition to, and the failure to so qualify does not affect, the exercise by any Lender or the Administrative Agent of any right, privilege, or remedy afforded to any Lender or the Administrative Agent in connection with the Loan Documents to which such Subsidiary Borrower is a party or the enforcement of any such right, privilege, or remedy against Subsidiary Borrower. The performance by any Lender or the Administrative Agent of any action required or permitted under the Loan Documents will not (i) violate any law or regulation of such Subsidiary Borrower's Home Country or any political subdivision thereof, (ii) result in any tax or other monetary liability to such party pursuant to the laws of such Subsidiary Borrower's Home Country or political subdivision or taxing authority thereof (provided that, should any such action result in any such tax or other monetary liability to the Lender or the Administrative Agent, the Borrowers hereby agree to indemnify such Lender or the Administrative Agent, as the case may be, against (x) any such tax or other monetary liability and (y) any increase in any tax or other monetary liability which results from such action by such Lender or the Administrative Agent and, to the extent the Borrowers make such indemnification, the incurrence of such liability by the Administrative Agent or any Lender will not constitute a Default) or (iii) violate any rule or regulation of any federation or organization or similar entity of which the such Subsidiary Borrower's Home Country is a member.

         (E) No Immunity. Neither such Subsidiary Borrower nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process. Such Subsidiary Borrower's execution and delivery of the Loan Documents to which it is a party constitute, and the exercise of its rights and performance of and compliance with its obligations under such Loan Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

         (F) Application of Representations and Warranties. It is understood and agreed by the parties hereto that the representations and warranties of each Subsidiary Borrower in this Section 6.21 shall only be applicable to such Subsidiary Borrower on and after the date of its execution of an Assumption Letter and, if applicable, an Alternate Currency Addendum.


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         6.22 Indebtedness of the Company. As of the Closing Date, the Company
has not created, incurred or suffered to exist any Indebtedness (other than standby letters of credit and uncommitted overnight credit lines) in an amount in excess of $5,000,000 except as described in Schedule 6.22 hereto. At no time since the Closing Date has the Company amended, restated, refinanced or otherwise modified any of the Indebtedness described in Schedule 6.22 except pursuant to Permitted Refinancing Indebtedness or payments made to reduce the Indebtedness.

         6.23 Foreign Employee Benefit Matters. (a) Each Foreign Employee Benefit Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan; (b) the aggregate of the accumulated benefit obligations under all Foreign Pension Plans does not exceed to any material extent the current fair market value of the assets held in the trusts or similar funding vehicles for such Plans; (c) with respect to any Foreign Employee Benefit Plan maintained or contributed to by the Company or any Subsidiary or any member of its Controlled Group (other than a Foreign Pension Plan), reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Plan is maintained; and (d) there are no material actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company and its Subsidiaries, threatened against the Company or any Subsidiary of it or any member of its Controlled Group with respect to any Foreign Employee Benefit Plan. For purposes of this Section 6.23, the term "material" shall have the meaning set forth in Section 7.1(D).


ARTICLE VII:  COVENANTS

         The Company covenants and agrees that so long as any Revolving Loan Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations) and termination of all Letters of Credit, unless the Required Lenders shall otherwise give prior written consent:

         7.1  Reporting.  The Company shall:

         (A)  Financial Reporting. Furnish to the Agents and the Lenders:

                  (i) Quarterly Reports. As soon as practicable and in any event within forty-five (45) days after the end of the first three quarterly periods of each of its fiscal years, for itself and the Subsidiaries, consolidated unaudited balance sheets as at the end of each such period and consolidated statement of income and consolidated statement of changes in owners' equity, and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, presented on the same basis as described in Section 7.1(A)(ii) and on a comparative basis with the statements for such period in the prior fiscal year of the Company.


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                  (ii)  Annual Reports. As soon as practicable, and in any
         event within ninety (90) days after the end of each of its fiscal years, an audit report, certified by internationally recognized independent certified public accountants, prepared in accordance with generally accepted accounting principles, on a consolidated basis for itself and the Subsidiaries, including balance sheets as of the end of such period, related statement of income and consolidated statement of changes in owners' equity, and a statement of cash flows, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of operations and cash flows for the periods indicated in conformity with generally accepted accounting principles and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

                  (iii) Officer's Certificate. Together with each delivery of any financial statement (a) pursuant to clauses (i) and (ii) of this
         Section 7.1(A), an Officer's Certificate of the Company, substantially in the form of Exhibit G attached hereto and made a part hereof, stating that as of the date of such Officer's Certificate no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (b) pursuant to clauses (i) and (ii) of this Section 7.1(A), a compliance certificate, substantially in the form of Exhibit H attached hereto and made a part hereof, signed by the Company's chief financial officer, chief accounting officer or treasurer, setting forth calculations for the period then ended for Section 2.5(B), if applicable, which demonstrate compliance, when applicable, with the provisions of Sections 7.3(A) through (G) and Section 7.4, and which calculate the Average Total Net Indebtedness to Capital Ratio for purposes of determining the then Applicable Floating Rate Margin, Applicable Eurocurrency Margin and Applicable Facility Fee Percentage.

         (B) Notice of Default. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer or controller of the Company obtaining actual knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Administrative Agent has given any written notice to any Authorized Officer with respect to a claimed Default or Unmatured Default under this Agreement, or (ii) that any Person has given any written notice to any Authorized Officer or any Subsidiary of the Company or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.1(E), the Company shall deliver to the Administrative Agent and the Lenders an Officer's Certificate specifying (a) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action the Company has taken, is taking and proposes to take with respect thereto.

         (C) Lawsuits. (i) Promptly upon the Company obtaining actual knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration, by or before any Governmental Authority, against or affecting the Company or any of


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



its Subsidiaries or any property of the Company or any of its Subsidiaries not previously disclosed pursuant to Section 6.7, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Company's reasonable judgment, the Company or any of its Subsidiaries to liability in an amount aggregating $15,000,000 or more (exclusive of claims covered by insurance policies of the Company or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims and exclusive of claims covered by the indemnity of a financially responsible indemnitor in favor of the Company or any of its Subsidiaries unless the indemnitor has disclaimed or reserved the right to disclaim coverage thereof), give written notice thereof to the Administrative Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Administrative Agent and its counsel to evaluate such matters; and (ii) in addition to the requirements set forth in clause (i) of this Section 7.1(C), upon request of the Administrative Agent or the Required Lenders, promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) above and provide such other information as may be reasonably available to it that would not jeopardize any attorney- client privilege by disclosure to the Lenders to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

         (D) ERISA Notices. Deliver or cause to be delivered to the Administrative Agent and the Lenders, at the Company's expense, the following information and notices as soon as reasonably possible, and in any event:

                  (i) (a) within ten (10) Business Days after the Company obtains knowledge that a Termination Event has occurred, a written statement of the chief financial officer, treasurer or designee of the Company describing such Termination Event and the action, if any, which the Company has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto and (b) within ten (10) Business Days after any member of the Controlled Group obtains knowledge that a Termination Event has occurred which could reasonably be expected to subject the Company to liability in excess of $25,000,000, a written statement of the chief financial officer, treasurer or designee of the Company describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

                  (ii) within ten (10) Business Days after the Company or any of its Material Subsidiaries obtains knowledge that a material prohibited transaction (defined in Sections 406 of ERISA and Section 4975 of the Code) has occurred, a statement of the chief financial officer, treasurer or designee of the Company describing such transaction and the action which the Company or such Subsidiary has taken, is taking or proposes to take with respect thereto;


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



                  (iii) within ten (10) Business Days after the material increase in the benefits of any existing Benefit Plan or the establishment of any new material Benefit Plan or the commencement of, or obligation to commence, material contributions to any Benefit Plan or Multiemployer Plan to which the Company or any member of the Controlled Group was not previously contributing, notification of such increase, establishment, commencement or obligation to commence and the amount of such contributions;

                  (iv) within ten (10) Business Days after the Company or any of its Material Subsidiaries receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code, copies of each such letter;

                  (v) within ten (10) Business Days after the establishment of any material foreign employee benefit plan (other than the establishment of a defined contribution plan under English law within one hundred eighty (180) days of the Closing Date) or the commencement of, or obligation to commence, material contributions to any foreign employee benefit plan to which the Company or any Material Subsidiary was not previously contributing, notification of such establishment, commencement or obligation to commence and the amount of such contributions;

                  (vi) within ten (10) Business Days after the filing thereof with the DOL, IRS or PBGC, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

                  (vii) within ten (10) Business Days after receipt by the Company or any member of the Controlled Group of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

                  (viii) within ten (10) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Company or a member of the Controlled Group with respect to such request;

                  (ix) within ten (10) Business Days after receipt by the Company or any member of the Controlled Group of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

                  (x) within ten (10) Business Days after receipt by the Company or any member of the Controlled Group of a notice from a Multiemployer Plan regarding the imposition of material withdrawal liability, copies of each such notice;

                  (xi) within ten (10) Business Days after the Company or any member of the Controlled Group fails to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment, a


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



         notification of such failure;

                  (xi) within ten (10) Business Days after the establishment of any Foreign Employee Benefit Plan or the commencement of, or obligation to commence, contributions to any Foreign Employee Benefit Plan to which the Company or any Subsidiary was not previously contributing, where the aggregate annual contributions to such Plan(s) resulting therefrom are or could reasonably be expected to be material, notification of such establishment, commencement or obligation to commence and the amount of such contributions; and

                  (xiii) within ten (10) Business Days after the Company or any member of the Controlled Group knows that (a) a material Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a material Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under
         Section 4042 of ERISA to terminate a material Multiemployer Plan.

For purposes of this Section 7.1(D), the Company, any of its Subsidiaries and any member of the Controlled Group shall be deemed to know all facts known by the administrator of any Plan which is a Single Employer Plan. In addition, for purposes of this Section 7.1(D), "material" means any noncompliance or basis for liability which could reasonably be likely to subject the Company or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $25,000,000.

         (E) Labor Matters. Notify the Administrative Agent and the Lenders in writing, promptly upon an Authorized Officer learning of (i) any material labor dispute to which the Company or any of its Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons' plants and other facilities and (ii) any material Worker Adjustment and Retraining Notification Act liability incurred with respect to the closing of any plant or other facility of the Company or any of its Subsidiaries.

         (F) Other Indebtedness. Deliver to the Administrative Agent (i) a copy of each regular report, notice or communication regarding potential or actual defaults (including any accompanying officer's certificate) delivered by or on behalf of the Company to the holders of funded Indebtedness with an aggregate outstanding principal amount in excess of $15,000,000 pursuant to the terms of the agreements governing such Indebtedness, such delivery to be made at the same time and by the same means as such notice of default is delivered to such holders, and (ii) a copy of each notice or other communication received by the Company from the holders of funded Indebtedness with an aggregate outstanding principal amount in excess of $10,000,000 regarding potential or actual defaults pursuant to the terms of such Indebtedness, such delivery to be made promptly after such notice or other communication is received by the Company.

         (G) Other Reports. Deliver or cause to be delivered to the Administrative Agent and the Lenders copies of (i) all financial statements, reports and non-routine notices, if any, sent or made available generally by the Company to its securities holders or filed with the Commission by the


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



Company, and (ii) all notifications received from the Commission by the Company or its Subsidiaries pursuant to the Securities Exchange Act of 1934 and the rules promulgated thereunder other than routine reminders or notices that do not relate to specific violations of rules promulgated by the Commission. Company shall include the Administrative Agent and the Lenders on its standard distribution lists for all press releases made available generally by the Company or any of the Company's Subsidiaries to the public concerning material developments in the business of the Company or any such Subsidiary.

         (H) Environmental Notices. As soon as possible and in any event within thirty (30) days after receipt by the Company, deliver to the Administrative Agent and the Lenders a copy of (i) any notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Company, any of its Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Company or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Company and each of its Subsidiaries to liability individually or in the aggregate in excess of $10,000,000.

         (I) Other Information. Promptly upon receiving a request therefor from the Administrative Agent, prepare and deliver to the Administrative Agent and the Lenders such other information with respect to the Company or any of its Subsidiaries, including, without limitation, schedules identifying any Asset Sale or Financing (and the use of the Net Cash Proceeds thereof), as from time to time may be reasonably requested by the Administrative Agent except for such information as is customarily and reasonably regarded by the Company as confidential.

         7.2  Affirmative Covenants.

         (A) Corporate Existence, Etc. Except as permitted pursuant to Section 7.3(I), the Company shall, and shall cause each of its Material Subsidiaries to, at all times maintain its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses.

         (B) Corporate Powers; Conduct of Business. The Company shall, and shall cause each of its Material Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or could reasonably be expected to have a Material Adverse Effect. The Company will, and will cause each Material Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

         (C) Compliance with Laws, Etc. The Company shall, and shall cause its Material Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, prospects, properties, assets or operations of such Person, and (b)


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obtain as needed all permits necessary for its operations and maintain such permits in good standing unless failure to comply or obtain such permits could not reasonably be expected to have a Material Adverse Effect.

         (D) Payment of Taxes and Claims; Tax Consolidation. The Company shall pay, and cause each of its Subsidiaries to pay, (i) all material taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for material sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 7.3(C)) upon any of the Company's or such Subsidiary's property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor.

         (E) Insurance. The Company will maintain, and will cause to be maintained on behalf of each of its Material Subsidiaries, insurance coverage by financially sound and reputable insurance companies or associations, against such casualties and contingencies, of such types (including public liability, larceny and embezzlement or other criminal misappropriation insurance) and in such amounts as are customary for companies engaged in similar businesses and owning and operating similar properties, it being understood that the Company and its Material Subsidiaries may self-insure against hazards and risks with respect to which, and in such amounts, as the Company in good faith determines prudent and consistent with sound financial practice, and as are customary for companies engaged in similar businesses and owning and operating similar properties. The Company shall furnish to any Lender upon request full information as to the insurance carried.

         (F) Inspection of Property; Books and Records; Discussions. The Company shall permit and cause each of the Company's Subsidiaries to permit, any authorized representative(s) designated by either the Administrative Agent or any Lender to visit and inspect, for a reasonable purpose, any of the properties of the Company or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and, with the consent of the Company (which consent shall not be unreasonably withheld and which consent shall in any event not be required if a Default or Unmatured Default shall have occurred and is continuing), their independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. The Company shall keep and maintain, and cause each of the Company's Subsidiaries


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



to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. If a Default has occurred and is continuing, the Company, upon the Administrative Agent's reasonable request, shall provide copies of such records to the Administrative Agent or its representatives.

         (G) ERISA Compliance. The Company shall, and shall cause each of the Company's Material Subsidiaries to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans.

         (H) Maintenance of Property. The Company shall cause all property used or useful in the conduct of its business or the business of any Material Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times and except to the extent that the failure to so maintain such property could not be reasonably expected to have a Material Adverse Effect; provided, however, that nothing in this Section 7.2(H) shall prevent the Company from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary.

         (I) Environmental Compliance. The Company and its Subsidiaries shall use its best efforts to comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not have or is not reasonably likely to have a Material Adverse Effect.

         (J) Use of Proceeds. The Borrowers shall use the proceeds of the Advances to provide funds for the additional working capital needs and other general corporate purposes of the Company and its Subsidiaries, including, without limitation, the financing of Permitted Acquisitions. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to make any Acquisition, other than a Permitted Acquisition pursuant to
Section 7.3(G).

         (K) Subsidiary Guarantees; Subsidiary Subordination Agreement. The Company will:

         (a) cause each Subsidiary Borrower that is a Domestic Incorporated Subsidiary, each Material Domestic Subsidiary and each other Person which executes a guaranty of the Indebtedness evidenced by the 5-Year Finance Facility Agreement to execute the Guaranty (and from and after the Closing Date cause each other Subsidiary Borrower that is a Domestic Incorporated Subsidiary, each other Material Domestic Subsidiary and each other Person which at any time executes a guaranty of the

                  Indebtedness evidenced by the 5-Year Finance Facility Agreement to execute and deliver to the Administrative Agent, within twenty (20) days after becoming a Subsidiary Borrower, a Material Domestic Subsidiary or guarantor of such Indebtedness under the 5-Year Finance Facility Agreement, as applicable, an assumption agreement pursuant to which it agrees to be bound by the terms and provisions of the Guaranty (whereupon such Person shall become a "Guarantor" under this Agreement));

         (b) cause each Material Subsidiary, before it makes a loan to any of the Borrowers or Guarantors, to execute the Subordination Agreement (and from and after the Closing Date cause each other Material Subsidiary to execute and deliver to the Administrative Agent, within twenty (20) days after becoming a Material Subsidiary, as applicable, an assumption agreement pursuant to which it agrees to be bound by the terms and provisions of the Subordination Agreement); and

         (c) deliver and cause such Persons to deliver corporate resolutions, opinions of counsel, and such other corporate documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

         (L) Year 2000 Issues. The Company shall, and shall cause each of its Material Subsidiaries to, take all actions reasonably necessary to address the Year 2000 Issues so that any such Year 2000 Issues will not have a Material Adverse Effect. The Company shall provide the Administrative Agent and each of the Lenders information regarding the Company's and its Subsidiaries' program to address Year 2000 Issues. The Company shall advise the Administrative Agent if any Year 2000 Issues will have or would reasonably be expected to have a Material Adverse Effect.

         (M) Foreign Employee Benefit Compliance. The Company shall, and shall cause each of its Material Subsidiaries and each member of its Controlled Group to, establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plans, except for failures to comply which, in the aggregate, would not be reasonably likely to subject the Company or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $25,000,000.

         (N) Reduction of Commitments. The Company shall cause any reductions in the Aggregate Revolving Loan Commitment under Section 2.6 or in the aggregate commitment of the 5-Year CLO Lenders under the 5-Year Finance Facility Agreement to be made ratably to the commitments hereunder and under the 5-Year Finance Facility Agreement in such proportion as the Aggregate Revolving Loan Commitment bears to the Aggregate Commitment and the "Maximum Matured Amount" under (and as defined in) the 5-Year Finance Facility Agreement bears to the Aggregate Commitment, respectively; provided, that any 5-Year CLO Lender may


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



decline to have such commitment reduction applied to reduce its commitment under the 5-Year Finance Facility Agreement in which case the amount declined will be applied to reduce the Aggregate Revolving Loan Commitment hereunder.

         7.3  Negative Covenants.

         (A) Sale of Receivables. The Company will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any Receivables, with or without recourse, except that the Company and the Subsidiaries may sell, transfer or pledge Receivables, provided, that the aggregate Dollar Amount of Receivables sold, transferred or pledged, net of amounts of such Receivables collected, does not exceed in the aggregate five percent (5%) of Consolidated Net Sales at any one time outstanding.

         (B) Sales of Assets. Neither the Company nor any of its Subsidiaries shall consummate any Asset Sale unless (x) the Company shall have prepaid the outstanding Advances and reduced the Aggregate Revolving Loan Commitment, and the "Advances" under (and as defined in) the 5- Year Finance Facility Agreement and reduced the aggregate commitment thereunder, in accordance with Sections 2.6 and 7.2(N) and (y) any such Asset Sale shall be for not less than fair market value (as determined in good faith by the Company's chief financial officer) and for consideration consisting of at least eighty percent (80%) of cash, except:

                  (i) Asset Sales in connection with the sale of Receivables permitted under Section 7.3(A);

                  (ii) transfers of assets between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company not otherwise prohibited by this Agreement;

                  (iii) sales, assignments, transfers, leases, conveyances or other dispositions of other assets if such transaction (a) is for not less than fair market value (as determined in good faith by the Company's chief financial officer), and (b) when combined with all such other transactions (each such transaction being valued at book value) and all Sale and Leaseback Transactions (each such Sale and Leaseback Transaction being valued at book value) during the period from the Closing Date to the date of such proposed transaction, represents the disposition of not greater than fifteen percent (15%) of the Company's Consolidated Net Assets at the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into;

                  (iv) Asset Sales pursuant to unrelated transactions in an amount not to exceed $1,000,000 per transaction; and

                  (v) sales of notes receivable and lease receivables of the Company and its

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



         Subsidiaries in the ordinary course of business, including without limitation, those listed on Schedule 7.3(B);

provided, that in no event shall any Asset Sale be permitted hereunder if a Default or Unmatured Default shall have occurred and is continuing as of the date of such Asset Sale or, after the consummation of the Asset Sale and after giving effect thereto, would exist.

         (C) Liens. In no event shall the Company or any of its Subsidiaries directly or indirectly create, incur assume or permit to exist a Lien on or with respect to the Capital Stock of any Subsidiary of the Company. In addition, neither the Company nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective other property or assets except:

                  (i)    Permitted Existing Liens;

                  (ii)   Customary Permitted Liens;

                  (iii) Liens with respect to property acquired by the Company or any of its Subsidiaries after the Closing Date (and not created in contemplation of such acquisition) pursuant to a Permitted Acquisition; provided, that such Liens shall extend only to the property so acquired;

                  (iv) Liens on Receivables created in connection with a transaction permitted under Section 7.3(A); provided, that each such Lien represents an interest no greater than the related purchaser's pro-rata interest in the pool of eligible receivables so sold;

                  (v)    Rights of setoff existing as a matter of law;

                  (vi) Liens on property created in connection with any transaction permitted under Section 7.3(J);

                  (vii) Liens securing Indebtedness of a Subsidiary to the Company;

                  (viii) Additional Liens, provided the Indebtedness secured thereby does not exceed in the aggregate $75,000,000;

                  (ix) Liens, if any, created by the Loan Documents or otherwise securing the Obligations and Liens securing Indebtedness under the 364-Day Credit Agreement and the CLO Facilities and the PBGC Agreement only to the extent such Liens are equal and ratable with, or subordinate to, any Liens granted to the Administrative Agent for the benefit of the Lenders; and

                  (x) The replacement, extension or renewal of any Lien permitted above upon or in the same property theretofore subject thereto in connection with the replacement, extension or renewal (pursuant to Permitted Refinancing Indebtedness) of the obligations secured thereby.

         (D) Subsidiary Indebtedness. No Subsidiary of the Company shall, nor shall the Company cause or suffer any of its Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

                  (i)    the Obligations;

                  (ii) Permitted Existing Indebtedness and Permitted Refinancing Indebtedness of the type described in clause (i) of the definition thereof;

                  (iii) Indebtedness in an aggregate principal amount not to exceed $700,000,000 at any time incurred in connection with (a) the 364-Day Credit Agreement and (b) the CLO Facilities, and, in the case of either clause (a) or (b), Permitted Refinancing Indebtedness of the type described in clause (i) of the definition thereof;

                  (iv) Indebtedness necessary to manage the working capital and capital expenditure needs of the European-based Subsidiaries of the Company in a Dollar Amount not to exceed $75,000,000 in the aggregate;

                  (v) Indebtedness arising from intercompany loans and advances (a) from the Company or any Subsidiary to any Domestic Incorporated Subsidiary or (b) from the Company or any Subsidiary to any Foreign Incorporated Subsidiary; provided, that such Indebtedness shall be expressly subordinate to the payment in full in cash of the Obligations;

                  (vi)   Contingent Obligations to the extent permitted under
         Section 7.3(E);

                  (vii) Hedging Obligations to the extent otherwise permitted under this Agreement;

                  (viii) Indebtedness incurred in connection with a securitization of such Subsidiary's assets to the extent such transaction is otherwise permitted pursuant to Section 7.3(A); and

                  (ix) additional unsecured Indebtedness in an aggregate amount at any time outstanding not exceeding $75,000,000.

         (E) Contingent Obligations. Neither the Company nor any of its Subsidiaries shall directly or indirectly create or become or be liable with respect to any Contingent Obligation, except: (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the


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



ordinary course of business; (ii) Permitted Existing Contingent Obligations;
(iii) obligations, warranties, guaranties and indemnities, not relating to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and not for the benefit of or in favor of an Affiliate of the Company or such Subsidiary; (iv) Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Company or any Subsidiary in the ordinary course of business, (v) Contingent Obligations of the Subsidiaries of the Company (a) under the Guaranty to which they are a party and
(b) as guarantors of the 364-Day Credit Agreement and the CLO Facilities, (vi) obligations arising under or related to the Loan Documents, (vii) Contingent Obligations in respect to earn-outs or other similar forms of contingent purchase price payable in respect of Permitted Acquisitions (excluding assumed liabilities in connection with such Permitted Acquisition), (viii) Contingent Obligations in respect of representations and warranties customarily given in respect of Asset Sales otherwise permitted under Section 7.3(A) or Section 7.3(B), (ix) Contingent Obligations of the Company or any of its Subsidiaries to the extent incurred to support Indebtedness of the Company or the Company's Subsidiaries permitted under Section 7.3(D), and (x) additional Contingent Obligations in an aggregate amount not to exceed in the aggregate five percent (5%) of Consolidated Net Worth at any one time outstanding.

         (F) Restricted Payments. In no event shall any Restricted Payments (other than Restricted Payments to the Company) be declared or made if either a Default or an Unmatured Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

         (G) Conduct of Business; Subsidiaries; Acquisitions. Neither the Company nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by the Company on the date hereof and any business or activities which are similar, related or incidental thereto or logical extensions thereof. The Company shall not create, acquire or capitalize any Subsidiary after the date hereof unless (i) no Default or Unmatured Default which is not being cured shall have occurred and be continuing or would result therefrom; (ii) after such creation, acquisition or capitalization, all of the representations and warranties contained herein shall be true and correct in all material respects (unless such representation and warranty is made as of a specific date, in which case, such representation or warranty shall be true in all material respects as of such date); and (iii) after such creation, acquisition or capitalization the Company shall be in compliance with the terms of Section 7.2(K). The Company shall not make any Acquisitions, other than Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a "PERMITTED ACQUISITION"):

                  (i) no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith;

                  (ii) the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis and approved by the target company's board of directors (and shareholders, if necessary) prior to the consummation of the Acquisition;

                  (iii) if the purchase price payable in respect to any such Acquisition (including, without limitation, cash or stock consideration paid and Indebtedness or other liabilities assumed) exceeds $50,000,000, and prior to each such Acquisition, the Company shall deliver to the Administrative Agent and the Lenders a certificate from one of the Authorized Officers, demonstrating to the satisfaction of the Administrative Agent that after giving effect to such Acquisition, on a pro forma basis in respect of each such Acquisition as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Company's most recently completed fiscal quarter, the Company would have been in compliance with the financial covenants in Section 7.4 and not otherwise in Default;

                  (iv) the purchase price for the Acquisition shall not exceed, together with all other Permitted Acquisitions permitted under this Section 7.3(G), without the prior written consent of the Required Lenders an amount equal to fifteen percent (15%) of the Consolidated Net Assets of the Company (calculated as of the date of such Acquisition without giving effect to such Acquisition) (including the incurrence or assumption of any Indebtedness in connection therewith), in the aggregate during the term of this Agreement, and the Company shall have complied with all of the requirements of the Loan Documents in respect thereof; and

                  (v) the businesses being acquired shall be similar to that of the Company and its Subsidiaries as of the Closing Date, related or incidental thereto or logical extensions thereof.

         (H) Transactions with Shareholders and Affiliates. Except as set forth on Schedule 7.3(H), neither the Company nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or make loans or advances to, Pechiney or any holder or holders of ten percent (10%) or more of the Equity Interests of the Company, or with any Affiliate of the Company which is not its Subsidiary, on terms that are less favorable to the Company or any of its Subsidiaries, as applicable, than those that might be obtained in an arm's length transaction at the time from Persons who are not such a holder or Affiliate, except for Restricted Payments permitted by Section 7.3(F) and loans and advances made in the ordinary course of business, consistent with past practice. Administrative Agent and Lenders acknowledge and consent to the transactions between the Company and its Affiliates described in the Company's public filings as of the Closing Date.

         (I) Restriction on Fundamental Changes. Neither the Company nor any of its Material Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Company's consolidated business or property (each such transaction a "FUNDAMENTAL CHANGE"), whether now or hereafter acquired, except (i) Fundamental Changes permitted under Sections 7.3(B), 7.3(D) or 7.3(G), (ii) a


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



Subsidiary of the Company may be merged into or consolidated with the Company (in which case the Company shall be the surviving corporation) or any Subsidiary of the Company provided the Company owns, directly or indirectly, a percentage of the equity of the merged entity not less than the percentage it owned of the Subsidiary prior to such Fundamental Change and if the predecessor Subsidiary was a Guarantor, the surviving Subsidiary shall be a Guarantor hereunder, (iii) any liquidation of any Subsidiary of the Company into the Company or another Subsidiary of the Company, as applicable, and (iv) the Company may merge with and into any other Person, or any Subsidiary of the Company may consolidate or merge with any other Person, provided, that (A) no Default or Unmatured Default shall exist immediately after giving effect to such Fundamental Change, (B) in the case of any merger of the Company, the Company is the surviving corporation in such merger and such merger is with a Person in a line of business substantially similar to that of the Company and its Subsidiaries as of the Closing Date, and (C) in the case of any merger or consolidation of any Subsidiary of the Company, the surviving corporation in such Fundamental Change is or becomes as a result thereof a Subsidiary of the Company in which surviving Subsidiary the Company shall have directly or indirectly, not less than the ownership percentage of the Company in the Subsidiary before the Fundamental Change and if the predecessor Subsidiary was a Guarantor, the surviving Subsidiary shall be a Guarantor hereunder, and (D) such transaction is with a Person in a line of business substantially similar to that of the Company and its Subsidiaries as of the Closing Date.

         (J) Sales and Leasebacks. Unless the Company shall have prepaid the outstanding Advances in accordance with Section 2.5, and, if applicable, reduced the Aggregate Revolving Loan Commitment in accordance with Sections 2.6 and 7.2(N), neither the Company nor any of its Subsidiaries shall become liable, directly, by assumption or by Contingent Obligation, with respect to any Sale and Leaseback Transaction, to the extent that the Net Cash Proceeds of such Sale and Leaseback Transaction, together with the Net Cash Proceeds of all other Sale and Leaseback Transactions after the Closing Date, is in an aggregate amount greater than $50,000,000.

         (K) Margin Regulations. Neither the Company nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock in violation of Regulation U.

         (L)  ERISA.  (a) The Company shall not

                  (i) engage, or permit any of its Subsidiaries to engage, in any material prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

                  (ii) permit to exist any material accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Benefit Plan, whether or not waived;



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



                  (iii) fail, or permit any Controlled Group member to fail, to pay timely required material contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

                  (iv) terminate, or permit any Controlled Group member to terminate, any Benefit Plan which would result in any material liability of the Company or any Controlled Group member under Title IV of ERISA;

                  (v) fail to make any material contribution or payment to any Multiemployer Plan which the Company or any Controlled Group member may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

                  (vi) permit any unfunded liabilities with respect to any Foreign Pension Plan except to the extent that any such unfunded liabilities are being funded by annual contributions made by the Borrower or any member of its Controlled Group and such annual contributions are not less than the minimum amounts, if any, required under applicable local law;

                  (vii) fail, or permit any of its Subsidiaries or Controlled Group members to fail, to pay any required contributions or payments to a Foreign Pension Plan on or before the due date for such required installment or payment;

                  (viii) fail, or permit any Controlled Group member to fail, to pay any required material installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or

                  (ix) amend, or permit any Controlled Group member to amend, a Plan resulting in a material increase in current liability for the plan year such that the Company or any Controlled Group member is required to provide security to such Plan under Section 401(a)(29) of the Code.

                  (b) For purposes of this Section 7.3(L), "material" means any noncompliance or basis for liability which could reasonably be likely to subject the Company or any of its Material Subsidiaries to liability, individually or in the aggregate, in excess of $25,000,000.

         (M) Corporate Documents. Neither the Company nor any of its Material Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective constituent documents as in effect on the date hereof in any manner materially adverse to the interests of the Lenders, without the prior written consent of the Required Lenders, except in connection with a Permitted Acquisition.

         (N) Fiscal Year. Neither the Company nor any of its consolidated Material Subsidiaries shall change its fiscal year for accounting or tax purposes from a period consisting of the 12-month


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period ending on the last day of December of each year, except as required by
Agreement Accounting Principles or by law and disclosed to the Lenders and the Administrative Agent.

         (O) Subsidiary Covenants. The Company will not, and will not permit any Material Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on its stock, or make any other Restricted Payment, pay any Indebtedness or other Obligation owed to the Company or any other Subsidiary, make loans or advances or other Investments in the Company or any other Subsidiary, or sell, transfer or otherwise convey any of its property to the Company or any other Subsidiary.

         (P) Hedging Obligations. The Company shall not and shall not permit any of its Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements evidencing Hedging Obligations, other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into by the Company or its Subsidiaries pursuant to which the Company or its Subsidiaries has hedged its actual or anticipated interest rate, foreign currency or commodity exposure. Such permitted hedging agreements entered into by the Company or its Subsidiaries and any Lender or any affiliate of any Lender are sometimes referred to herein as "HEDGING AGREEMENTS."

         (Q) Maximum Net Rentals Obligations. The Company shall not permit Rentals (net of rental income) of the Company and its Subsidiaries to exceed $50,000,000 in the aggregate during any twelve-month period.


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



         7.4 Financial Covenants. The Company shall comply with the following (provided, that all calculations of the financial covenants under this Section
7.4 shall be made exclusive of any impact on the financial statements arising from Supported Contingent Obligations, unless (i) the Company shall not receive cash reimbursement for any and all cash payments made under any Supported Contingent Obligations promptly, and in any event within ninety (90) days, following the Company making any such payment, in which event the financial covenants in this Section 7.4 shall be calculated by giving effect to any payment in respect of such Supported Contingent Obligation and shall include the total outstanding amount of such Supported Contingent Obligation (to the extent unreimbursed or otherwise unsupported to the satisfaction of the Administrative Agent) in such calculations, or (ii) any judgment is entered under Viskase Corporation v. American National Can Company, Civ. 93-C-7651, before the U.S. District Court of the Northern District of Illinois, Eastern Division or any related proceedings holding that the aggregate liability of the Company and its Subsidiaries thereunder shall be in an amount in excess of $106,000,000, and such judgment shall remain (x) undischarged, unvacated or unstayed or (y) unbonded by Pechiney or any bonding agent in reliance upon a letter of credit or other reimbursement obligation of Pechiney or any other Person other than the Company or its Subsidiaries in the amount of such aggregate liability, in the case of either clause (x) or (y), for a period of thirty (30) days or such other period permitted by court order, in which event the financial covenants in this
Section 7.4 shall be calculated by giving effect to the amount of such judgment which is undischarged, unvacated, unstayed or unbonded on the financial condition of the Company and its Subsidiaries):

         (A) Minimum Interest Coverage Ratio. The Company and its consolidated Subsidiaries shall maintain a ratio ("INTEREST COVERAGE RATIO") of (i) EBITDA during such period, to (ii) Interest Expense during such period which shall not be less than (x) 3.50 to 1.00 as of the end of the first three fiscal quarters following the Closing Date (calculated (a) for the fiscal quarter ending on September 30, 1999, for such fiscal quarter, (b) for the fiscal quarter ending on December 31, 1999, for the two fiscal quarter period then ending, and (c) for the fiscal quarter ending on March 31, 2000, for the three fiscal quarter period then ending); and (y) 4.00 to 1.00 for each four (4) fiscal quarter period thereafter beginning with the four (4) fiscal quarter period ending on June 30, 2000. In each case, the Interest Coverage Ratio shall be determined as of the last day of each fiscal quarter for the one (1), two (2), three (3) or four (4) fiscal quarter period ending on such day, as applicable, calculated, with respect to Permitted Acquisitions, on a pro forma basis, broken down by fiscal quarter in the Company's reasonable judgment. For purposes of clause (i) above, EBITDA shall be calculated without giving effect to any restructuring charges related to the three plant closings described in the Registration Statement.

         (B) Maximum Total Net Indebtedness to Capital Ratio. At no time shall the Company and its consolidated Subsidiaries permit the Total Net Indebtedness to Capital Ratio to be greater than 0.55 to 1.00.

         (C) Minimum Consolidated Net Worth. The Company shall not permit its Consolidated Net Worth at any time to be less than the sum of (a) $950,000,000 plus (b) fifty percent (50%) of Net Income (if positive) calculated separately
(x) on December 31, 1999 for the two fiscal quarter


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



period ending on December 31, 1999 and (y) for each fiscal year thereafter commencing with the fiscal year ending on December 31, 2000.


ARTICLE VIII:  DEFAULTS

         8.1 Defaults. Each of the following occurrences shall constitute a Default under this Agreement:

         (A) Failure to Make Payments When Due. The Company or any Subsidiary Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Loans or (ii) shall fail to pay within five (5) Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

         (B) Breach of Certain Covenants. The Company shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Company under:

                  (i) Sections 7.1 or 7.2 and such failure shall continue unremedied for thirty (30) days; or

                  (ii)   Sections 7.3 or 7.4.

         (C) Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Company or any Subsidiary Borrower to the Administrative Agent or any Lender herein or by the Company or any Subsidiary Borrower or any of their Subsidiaries in any of the other Loan Documents or in any statement or certificate or information at any time given by any such Person pursuant to any of the Loan Documents shall be false as to a material fact or matter on the date as of which made or deemed made.

         (D) Other Defaults. The Company or any Subsidiary Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by paragraphs (A) or (B) or (C) of this Section 8.1), or the Company or any Subsidiary Borrower or any of their Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue for thirty (30) days after the occurrence and notice or the Company's becoming aware thereof.

         (E) Default as to Other Indebtedness.

                  (x)(i) Any "Default" shall occur under (and as defined in) the 364-Day Credit Agreement or any "Event of Default" shall occur under the 5-Year Finance Facility Agreement or under the 364-Day Finance Facility Agreement, and, in each case shall be continuing beyond any period of grace, if any, provided with respect thereto; or
         (ii) any breach, default or event of default shall occur, or any other condition shall exist under any


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



         instrument, agreement or indenture pertaining to any such Indebtedness, beyond any period of grace, if any, provided with respect thereto; if the effect thereof, in either case under clause (i) or clause (ii), is to cause an acceleration, mandatory redemption, a requirement that the Company offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Company or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or

                  (y) the Company or any of its Subsidiaries shall (i) fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than Indebtedness hereunder, but including, without limitation, Disqualified Stock), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $15,000,000; or (ii) suffer to exist any breach, default or event of default, or any other condition under any instrument, agreement or indenture pertaining to any such Indebtedness having such aggregate outstanding principal amount, beyond any period of grace, if any, provided with respect thereto; if the effect thereof, in either case under clause (i) or
         (ii), is to cause an acceleration, mandatory redemption, a requirement that the Company offer to purchase such Indebtedness or other required repurchase of such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Company or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or

                  (z) the Company or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than Indebtedness hereunder, but including, without limitation, Disqualified Stock), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $40,000,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness having such aggregate outstanding principal amount, beyond any period of grace, if any, provided with respect thereto, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Company offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be


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



         otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Company or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

         (F)  Involuntary Bankruptcy; Appointment of Receiver, Etc.

                  (i) An involuntary case shall be commenced against the Company or any of the Company's Material Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within forty-five
         (45) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of the Company's Material Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

                  (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of the Company's Material Subsidiaries or over all or a substantial part of the property of the Company or any of the Company's Material Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Company or any of the Company's Material Subsidiaries or of all or a substantial part of the property of the Company or any of the Company's Material Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Company or any of the Company's Material Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within forty-five
         (45) days after entry, appointment or issuance.

         (G) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Company or any of the Company's Material Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors or
(v) take any corporate action to authorize any of the foregoing.

         (H) Judgments and Attachments. Any money judgment(s) (other than a money judgment covered by insurance as to which the applicable insurance company has not disclaimed or reserved the right to disclaim coverage), writ or warrant of attachment, or similar process against the Company or any of its Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $15,000,000 is or are entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than fifteen (15) days prior to the date of any proposed sale thereunder.

         (I) Dissolution. Any order, judgment or decree shall be entered against the Company or any Material Subsidiary decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of forty-five (45) days; or the Company or any Material Subsidiary shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

         (J) Loan Documents. The Company or any of the Company's Subsidiaries seeks to repudiate its material obligations under any of the Loan Documents to which they are a party.

         (K) Termination Event. Any Termination Event occurs which the Required Lenders believe is reasonably likely to subject the Company to liability in excess of $25,000,000. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $300,000,000.

         (L) Waiver of Minimum Funding Standard. If the plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and any Lender believes the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either the Company or any Controlled Group member to liability in excess of $25,000,000.

         (M) Change of Control. A Change of Control shall occur.

         (N) Guarantor Revocation. Any guarantor of the Obligations shall terminate or revoke any of its obligations under the applicable Guaranty or breach any of the material terms of such Guaranty.

         A Default shall be deemed "continuing" until cured or until waived in writing in accordance with Section 9.3.


ARTICLE IX:  ACCELERATION, DEFAULTING LENDERS; WAIVERS,
AMENDMENTS AND REMEDIES

         9.1 Termination of Revolving Loan Commitments; Acceleration. If any Default described in Section 8.1(F) or 8.1(G) occurs with respect to the Company or any Material Subsidiary, the obligations of the Lenders to make Loans (including, without limitation, Alternate Currency Loans) hereunder and the obligation of any Issuing Banks to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans (including, without limitation, Alternate Currency Loans) hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers expressly waive.


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



         9.2 Defaulting Lender. In the event that any Lender fails to fund its Pro Rata Share of any Advance requested or deemed requested by the applicable Borrower, which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Advance being hereinafter referred to as a "NON PRO RATA LOAN"), until the earlier of such Lender's cure of such failure and the termination of the Revolving Loan Commitments, the proceeds of all amounts thereafter repaid to the Administrative Agent by the applicable Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the applicable Borrower by the Administrative Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

                  (i) the foregoing provisions of this Section 9.2 shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to
         Section 2.10;

                  (ii) any such Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Advance at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Advance is fully funded to the applicable Borrower, whether made by such Lender itself or by operation of the terms of this Section 9.2, and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

                  (iii) amounts advanced to the applicable Borrower to cure, in full or in part, any such Lender's failure to fund its Pro Rata Share of any Advance ("CURE LOANS") shall bear interest at the rate applicable to Floating Rate Loans in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Floating Rate Loans;

                  (iv) regardless of whether or not a Default has occurred or is continuing, and notwithstanding the instructions of the applicable Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Agreement, would be applied to the outstanding Floating Rate Loans shall be applied first, ratably to all Floating Rate Loans constituting Non Pro Rata Loans, second, ratably to Floating Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Floating Rate Loans constituting Cure Loans;

                  (v) for so long as and until the earlier of any such Lender's cure of the failure to fund its Pro Rata Share of any Advance and the termination of the Revolving Loan Commitments, the term "Required Lenders" for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Share of such Advance have not been so cured) whose Pro Rata


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



         Shares represent at least fifty-one percent (51%) of the aggregate Pro Rata Shares of such Lenders; and

                  (vi) for so long as and until any such Lender's failure to fund its Pro Rata Share of any Advance is cured in accordance with
         Section 9.2(ii), (A) such Lender shall not be entitled to any facility fees with respect to its Revolving Loan Commitment and (B) such Lender shall not be entitled to any letter of credit fees, which facility fees and letter of credit fees shall accrue in favor of the Lenders which have funded their respective Pro Rata Share of such requested Advance, shall be allocated among such performing Lenders ratably based upon their relative Revolving Loan Commitments, and shall be calculated based upon the average amount by which the aggregate Revolving Loan Commitments of such performing Lenders exceeds the sum of (I) the outstanding principal amount of the Loans owing to such performing Lenders, plus (II) the outstanding Reimbursement Obligations owing to such performing Lenders, plus (III) the aggregate participation interests of such performing Lenders arising pursuant to Section 3.6 with respect to undrawn and outstanding Letters of Credit.

         9.3  Amendments.

         (A) Modifications to Loan Documents. Subject to the provisions of this
Article IX, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby and each 5-Year CLO Lender affected thereby:

                  (i) Postpone or extend the Revolving Loan Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender (except with respect to (a) any modifications of the provisions relating to prepayments of Loans and other Obligations and (b) a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof).

                  (ii) Reduce the principal amount of any Loans or L/C Obligations, or reduce the rate or extend the time of payment of interest or fees thereon.

                  (iii) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders hereunder and 5-Year CLO Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of "Aggregate Pro Rata Share", "Required Lenders" or "Pro Rata Share".



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                  (iv)   Increase the amount of the Revolving Loan Commitment
         of any Lender hereunder or increase any Lender's Aggregate Pro Rata Share or Pro Rata Share.

                  (v) Permit the Company or any Subsidiary Borrower to assign its rights under this Agreement.

                  (vi) Other than pursuant to a transaction permitted by the terms of this Agreement, release any guarantor from its obligations under the Guaranty.

                  (vii)  Amend Section 2.6(b), Section 13.2 or this
         Section 9.3.

No amendment of any provision of this Agreement relating to (a) the Administrative Agent shall be effective without the written consent of the Administrative Agent, and (b) any Issuing Bank shall be effective without the written consent of such Issuing Bank. The Administrative Agent may waive payment of the fee required under Section 14.3(B) without obtaining the consent of any of the Lenders. Notwithstanding anything herein to the contrary, the Administrative Agent (acting reasonably and after consultation with other parties hereto) may by reasonable prior notice to the other parties hereto amend this Agreement after consultation with the Company unilaterally for the exclusive purpose of effectuating changes hereto which are necessary to the integration of the issuance of Letters of Credit hereunder in euro and only in a manner which shall not result in a deterioration of the position of any Administrative Agent or Lender from its respective position as of the Closing Date. The Administrative Agent shall notify the other parties to this Agreement of any amendments to this Agreement which the Administrative Agent reasonably determines to be necessary as a result of the commencement of the third stage of the European Economic and Monetary Union. Notwithstanding anything to the contrary contained herein, any amendments so notified shall take effect in accordance with the terms of the relevant notification; provided, however, that if and to the extent that the Administrative Agent determines it is not possible to put all parties into such position, the Administrative Agent may give priority to putting the Administrative Agent, the Arranger and the Lenders into that position.

         (B) Modifications to the 5-Year Finance Facility Agreement. So long as no Integration Blockage Default shall have occurred, the Company agrees that no amendment, modification, supplement, waiver or restatement of the 5-Year Finance Facility Agreement shall be effective to modify any provisions of the 5-Year Finance Facility Agreement or the other documents, instruments and agreements entered into in connection therewith (other than the fee letter(s)) except pursuant to a writing signed by the Company and the Required Lenders.

         9.4 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Company or any other Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such


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



right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the requisite number of Lenders required pursuant to
Section 9.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE X:  GUARANTY

         10.1. Guaranty. For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Lenders to make advances to each Subsidiary Borrower and to issue and participate in Letters of Credit and Alternate Currency Loans, the Company hereby absolutely and unconditionally guarantees prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future Obligations of each Subsidiary Borrower to the Administrative Agent, the Lenders, the Issuing Lenders, the Alternate Currency Banks, or any of them, under or with respect to the Loan Documents, whether for principal, interest, fees, expenses or otherwise (collectively, the "GUARANTEED OBLIGATIONS", and each such Subsidiary Borrower being an "OBLIGOR" and collectively, the "OBLIGORS").

         10.2. Waivers; Subordination of Subrogation. (i) The Company waives notice of the acceptance of this guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. The Company further waives presentment, protest, notice of notices delivered or demand made on any Obligor or action or delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require the Administrative Agent and the Lenders to sue any Obligor, any other guarantor or any other Person obligated with respect to the Guaranteed Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Obligations or any part thereof, and provided further that if at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any of the Obligors or otherwise, the Company's obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made and whether or not the Administrative Agent or the Lenders are in possession of this guaranty. The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with the Company their assessments of the financial condition of the Obligors.

                  (ii) Until the Guaranteed Obligations have been indefeasibly paid in full in cash, the Company (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waives any right to enforce any remedy which the Holders of Obligations or any Agent now have or may hereafter have against any Obligor, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and the Company waives any benefit of, and any right to participate in, any


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



         security or collateral given to the Holders of Obligations and the Agents to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of any Obligor to the Holders of Obligations. Should the Company have the right, notwithstanding the foregoing, to exercise its subrogation rights, the Company hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that the Company may have to the indefeasible payment in full in cash of the Guaranteed Obligations and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are indefeasibly paid in full in cash. The Company acknowledges and agrees that this subordination is intended to benefit the Agents and the Holders of Obligations and shall not limit or otherwise affect the Company's liability hereunder or the enforceability of this Guaranty, and that the Agents, the Holders of Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 10.2.

         10.3. Guaranty Absolute. This guaranty is a guaranty of payment and not of collection, is a primary obligation of the Company and not one of surety, and the validity and enforceability of this guaranty shall be absolute and unconditional irrespective of, and shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral; (c) any waiver of any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto or with respect to any collateral; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any Person with respect to the Guaranteed Obligations or any part thereof; (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral;
(f) the application of payments received from any source to the payment of obligations other than the Guaranteed Obligations, any part thereof or amounts which are not covered by this guaranty even though the Administrative Agent and the Lenders might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this guaranty; (g) any change in the ownership of any Obligor or the insolvency, bankruptcy or any other change in the legal status of any Obligor; (h) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations; (i) the failure of the Company or any Obligor to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this guaranty, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this guaranty; (j) the existence of any claim, setoff or other rights which the Company may have at any time against any Obligor, or any other Person in connection


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



herewith or an unrelated transaction; or (k) any other circumstances, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor; all whether or not the Company shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (k) of this paragraph. It is agreed that the Company's liability hereunder is several and independent of any other guaranties or other obligations at any time in effect with respect to the Guaranteed Obligations or any part thereof and that the Company's liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by any Obligor of the Guaranteed Obligations in the manner agreed upon between the Obligor and the Administrative Agent and the Lenders.

         10.4. Acceleration. The Company agrees that, as between the Company on the one hand, and the Lenders and the Administrative Agent, on the other hand, the obligations of each Obligor guaranteed under this Article X may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 9.1 hereof for purposes of this Article X, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting such Obligor or otherwise) preventing such declaration as against such Obligor and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by such Obligor) shall forthwith become due and payable by the Company for purposes of this Article X.

         10.5. Marshaling; Reinstatement. None of the Lenders nor the Administrative Agent nor any Person acting for or on behalf of the Lenders or the Administrative Agent shall have any obligation to marshall any assets in favor of the Company or against or in payment of any or all of the Guaranteed Obligations. If the Company, any Borrower or any other guarantor of all or any part of the Guaranteed Obligations makes a payment or payments to any Lender or the Administrative Agent, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to such Borrower, the Company, such other guarantor or any other Person, or their respective estates, trustees, receivers or any other party, including, without limitation, the Company, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Guaranteed Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

         10.6. Termination Date. This guaranty shall continue in effect until the earlier of (a) the Facility Termination Date, and (b) the date on which this Agreement has otherwise expired or been terminated in accordance with its terms and all of the Guaranteed Obligations have been paid in full in cash.



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ARTICLE XI:  GENERAL PROVISIONS

         11.1 Survival of Representations. All representations and warranties of the Company contained in this Agreement shall survive delivery of this Agreement and the making of the Loans herein contemplated so long as any principal, accrued interest, fees, or any other amount due and payable under any Loan Document is outstanding and unpaid (other than contingent reimbursement and indemnification obligations) and so long as the Revolving Loan Commitments have not been terminated.

         11.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Company or any other Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

         11.3 Performance of Obligations. The Borrowers agree that the Administrative Agent may, but shall have no obligation to (i) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any property of any Borrower to the extent any such Borrower is required by the terms hereof to pay any such amount, but has not done so and (ii), after the occurrence and during the continuance of a Default, to make any other payment or perform any act required of the Company or any other Borrower under any Loan Document or take any other action which the Administrative Agent in its discretion deems necessary or desirable to protect or preserve such property of the Borrowers. The Administrative Agent shall use its reasonable efforts to give the applicable Borrower notice of any action taken under this Section 11.3 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the applicable Borrower's obligations in respect thereof. The Borrowers agree to pay the Administrative Agent, upon demand, the principal amount of all funds advanced by the Administrative Agent under this Section 11.3, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If any Borrower fails to make payment in respect of any such advance under this Section 11.3 within one (1) Business Day after the date the applicable Borrower receives written demand therefor from the Administrative Agent, the Administrative Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Administrative Agent, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of such advance. If such funds are not made available to the Administrative Agent by such Lender within one (1) Business Day after the Administrative Agent's demand therefor, the Administrative Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of any such unreimbursed advance under this Section
11.3 shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender's Pro Rata Share of such advance on the date such payment is to be made nor increase


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



the obligation of any other Lender to make such payment to the Administrative Agent.

         11.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

         11.5 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Agents and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Agents and the Lenders relating to the subject matter thereof.

         11.6 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

         11.7  Expenses; Indemnification.

         (A) Expenses. The Borrowers shall reimburse the Agents, each Alternate Currency Bank, each Lead Arranger and each Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Administrative Agent, which attorneys and paralegals may be employees of the Administrative Agent) paid or incurred by the Agents, such Alternate Currency Bank, such Lead Arranger or such Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrowers also agree to reimburse the Agents, each Alternate Currency Bank, each Lead Arranger and each Arranger and each Lender for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Agents, each Alternate Currency Bank, each Lead Arranger, each Arranger and the Lenders, which attorneys and paralegals may be employees of such Agent, such Alternate Currency Bank, such Lead Arranger, such Arranger or the Lenders) paid or incurred by the Agents, the Alternate Currency Banks, the Lead Arrangers or the Arrangers or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents. In addition to expenses set forth above, the Borrowers agree to reimburse the Administrative Agent, promptly after the Administrative Agent's request therefor, for each audit, or other business analysis performed by or for the benefit of the Lenders in connection with this Agreement or the other Loan Documents in an amount equal to the Administrative Agent's then customary charges for each person employed to perform such audit or analysis, plus all reasonable costs and expenses (including without limitation, travel expenses) incurred by the Administrative Agent in the performance of such audit or analysis. Administrative Agent shall provide the Borrowers with a detailed statement of all reimbursements requested under this Section 11.7(A).


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



         (B) Indemnity. The Borrowers further agree to defend, protect, indemnify, and hold harmless the Agents, the Lead Arrangers, the Arrangers, the Alternate Currency Banks and each and all of the Lenders and each of their respective Affiliates, and each of such Agent's, Lead Arranger's, Arranger's, Alternate Currency Bank's, Lender's, or Affiliate's respective officers, directors, trustees, investment advisors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in
Article V) (collectively, the "INDEMNITEES") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not any of such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

                  (i) this Agreement or any of the other Loan Documents, or any act, event or transaction related or attendant thereto or to the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents; or

                  (ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of the Company, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Company or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Company or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the "INDEMNIFIED MATTERS");

provided, however, no Borrower shall have any obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or Gross Negligence of such Indemnitee with respect to the Loan Documents, as determined by the final non-appealed judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the applicable Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

         (C) Waiver of Certain Claims. The Borrowers further agree to assert no claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages.

         (D) Survival of Agreements. The obligations and agreements of the Borrowers under this Section 11.7 shall survive the termination of this Agreement.

         11.8 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

         11.9 Accounting. Except with respect to the pricing grid calculations in Section 2.15 and the financial covenant calculations in Section 7.4 both of which shall be made in accordance with Agreement Accounting Principles, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with generally accepted accounting principles as in effect from time to time, consistently applied.

         11.10 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         11.11 Nonliability of Lenders. The relationship between the Borrowers and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrowers. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of the Borrowers' business or operations.

         11.12 GOVERNING LAW. THE ADMINISTRATIVE AGENT ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF AND THE LENDERS, AT CHICAGO, ILLINOIS BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN ANY BORROWER AND THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER HOLDER OF OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING 735 ILCS 105/5-1 ET SEQ. BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

         11.13  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

         (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF CHICAGO, ILLINOIS. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

         (B) OTHER JURISDICTIONS. EACH BORROWER AGREES THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER HOLDER OF OBLIGATIONS SHALL HAVE THE RIGHT TO PROCEED AGAINST EACH BORROWER OR ITS RESPECTIVE PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER ANY BORROWER OR (2) IN ORDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. EACH BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE UNRELATED COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE ON ANY SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. EACH BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).

         (C) VENUE. EACH BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

         (D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT,

DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         (E) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF SECTION 11.7 AND THIS SECTION 11.13, WITH ITS COUNSEL.

         11.14 Other Transactions. Each of the Agents, the Lead Arrangers, the Arrangers, the Lenders, the Issuing Banks and the Borrowers acknowledge that the Lenders (or Affiliates of the Lenders) may, from time to time, effect transactions for their own accounts or the accounts of customers, and hold positions in loans or options on loans of the Company, the Company's Subsidiaries and other companies that may be the subject of this credit arrangement and nothing in this Agreement shall impair the right of any such Person to enter into any such transaction (to the extent it is not expressly prohibited by the terms of this Agreement) or give any other Person any claim or right of action hereunder as a result of the existence of the credit arrangements hereunder, all of which are hereby waived. In addition, certain Affiliates of one or more of the Lenders are or may be securities firms and as such may effect, from time to time, transactions for their own accounts or for the accounts of customers and hold positions in securities or options on securities of the Company, the Company's Subsidiaries and other companies that may be the subject of this credit arrangement and nothing in this Agreement shall impair the right of any such Person to enter into any such transaction (to the extent it is not expressly prohibited by the terms of this Agreement) or give any other Person any claim or right of action hereunder as a result of the existence of the credit arrangements hereunder, all of which are hereby waived. Other business units affiliated with each of the Agents are providing other financial services and products to the Company and its Subsidiaries in connection with initial public offering of the Capital Stock of the Company and the other transactions contemplated by this Agreement. Each of the Agents, the Lead Arrangers, the Arrangers, the Lenders, the Issuing Banks and the Borrowers acknowledges and consents to these multiple roles, and further acknowledges that the fact that any such unit or Affiliate is providing another service or product or proposal therefor to the Company or any of its Subsidiaries does not mean that such service, product, or proposal is or will be acceptable to any of the Agents, the Lead Arrangers, the Arrangers, the Lenders, or the Issuing Banks.

ARTICLE XII:  THE ADMINISTRATIVE AGENT

         12.1 Appointment; Nature of Relationship. First Chicago is appointed by the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XII. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Holder of Obligations by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Administrative Agent (i) does not assume any fiduciary duties to any of the Holders of Obligations, (ii) is a "representative" of the Holders of Obligations within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders, for itself and on behalf of its affiliates as Holders of Obligations, agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Holder of Obligations waives.

         12.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Administrative Agent.

         12.3 General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Company, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from the Gross Negligence or willful misconduct of such Person.

         12.4 No Responsibility for Loans, Creditworthiness, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document;
(iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or


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writing furnished in connection therewith. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Company or any of its Subsidiaries.

         12.5 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all owners of Loans and on all Holders of Obligations. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action. Subject to the preceding, the Administrative Agent will act as directed by the Required Lenders.

         12.6 Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorney-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent's duties hereunder and under any other Loan Document.

         12.7 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

         12.8 The Administrative Agent's and the Alternate Currency Bank's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent and the Alternate Currency Banks ratably in proportion to their respective Pro Rata Shares (i) for any amounts not reimbursed by any Borrower for which the Administrative Agent and the Alternate Currency Banks are entitled to reimbursement by any Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent or any Alternate Currency Bank on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature


                                      -116-

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whatsoever which may be imposed on, incurred by or asserted against the
Administrative Agent or any Alternate Currency Bank in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non- appealable judgment by a court of competent jurisdiction to have arisen from the Gross Negligence or willful misconduct of the Administrative Agent or the applicable Alternate Currency Bank.

         12.9 Rights as a Lender. With respect to its Revolving Loan Commitment, Loans made by it, and Letters of Credit issued by it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders", "Issuing Bank" or "Issuing Banks" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

         12.10 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

         12.11 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Administrative Agent shall be subject to approval by the Company, which approval shall not be unreasonably withheld. Such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations


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hereunder and under the other Loan Documents. After any retiring Administrative
Agent's resignation hereunder as Administrative Agent, the provisions of this
Article XII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

         12.12. No Duties Imposed Upon Syndication Agent, Co-Documentation Agents, Lead Arrangers or Arrangers. None of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a "Syndication Agent" or "Co- Documentation Agent" or "Lead Arranger" or "Arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreements as a "Syndication Agent" or "Co-Documentation Agent" or "Lead Arranger" or "Arranger" shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. In addition to the agreements set forth in Section 12.10, each of the Lenders acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.



ARTICLE XIII:  SETOFF; RATABLE PAYMENTS

         13.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing and after the affirmative consent of the Administrative Agent or the Required Lenders, any Indebtedness from any Lender to the Company or any other Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

         13.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 4.1, 4.2 or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

         13.3 Application of Payments. Subject to the provisions of Section 9.2, the Administrative Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this Section 13.3, apply all payments and prepayments


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in respect of any Obligations in the following order:

                  (A) first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the applicable Borrower;

                  (B) second, to pay interest on and then principal of any advance made under Section 11.3 for which the Administrative Agent has not then been paid by the applicable Borrower or reimbursed by the Lenders;

                  (C) third, to the ratable payment of the Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Administrative Agent, each Lead Arranger and each Arranger;

                  (D) fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the issuer(s) of Letters of Credit;

                  (E) fifth, to pay interest due in respect of Loans and L/C Obligations;

                  (F) sixth, to the ratable payment or prepayment of principal outstanding on Loans, Reimbursement Obligations in such order as the Administrative Agent may determine in its sole discretion;

                  (G) seventh, to provide required cash collateral, if required pursuant to Section 3.11 and

                  (H) eighth, to the ratable payment of all other Obligations.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Company, all principal payments in respect of Loans shall be applied first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurocurrency Rate Loans with those Eurocurrency Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 13.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Lead Arrangers, the Arrangers, the Lenders and the issuer(s) of Letters of Credit as among themselves. The order of priority set forth in clauses (D) through (H) of this Section 13.3 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Company or any other Person. The order of priority set forth in clauses (A) through (C) of this Section 13.3 may be changed only with the prior written consent of the Administrative Agent, and, in the case of clause (C), with the prior written consent of the Lead Arrangers and the Arrangers affected thereby.



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         13.4 Relations Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.


ARTICLE XIV:  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

         14.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns, except that (A) no Borrower shall have any right to assign its rights or obligations under the Loan Documents without the consent of all of the Lenders, and any such assignment in violation of this Section 14.1(A) shall be null and void, and (B) any assignment by any Lender must be made in compliance with Section 14.3 hereof. Notwithstanding clause (B) of this Section 14.1 or Section 14.3, (i) any Lender may at any time, without the consent of any Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement to a Federal Reserve Bank and (ii) any Lender which is a fund or commingled investment vehicle that invests in commercial loans in the ordinary course of its business may at any time, without the consent of any Borrower or the Administrative Agent, pledge or assign all or any part of its rights under this Agreement to a trustee or other representative of holders of obligations owed or securities issued by such Lender as collateral to secure such obligations or securities; provided, however, that no such assignment or pledge shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat each Lender as the owner of the Loans made by such Lender hereunder for all purposes hereof unless and until such Lender complies with Section 14.3 hereof in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Loan, Revolving Loan Commitment, L/C Interest or any other interest of a lender under the Loan Documents agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of any Loan, shall be conclusive and binding on any subsequent owner, transferee or assignee of such Loan.

         14.2  Participations.

         (A) Permitted Participants; Effect. Subject to the terms set forth in this Section 14.2, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("PARTICIPANTS") participating interests in any Loan owing to such Lender, any Revolving Loan Commitment of such Lender, any L/C Interest of such Lender or any other interest of such Lender under the Loan Documents on a pro rata or non-pro rata basis. Notice of such participation to the Company and the Administrative Agent shall be required prior to any participation becoming effective with respect to a Participant which is not a Lender or an Affiliate thereof. Upon receiving said notice, the Administrative Agent shall record the participation in the Register it maintains. Moreover, notwithstanding such recordation, such participation shall not be considered an assignment under
Section 14.3 of this Agreement and such

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



Participant shall not be considered a Lender. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of all Loans made by it for all purposes under the Loan Documents, all amounts payable by the applicable Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the applicable Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents except that, for purposes of Article IV hereof, the Participants shall be entitled to the same rights as if they were Lenders.

         (B) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Letter of Credit or Revolving Loan Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable pursuant to the terms of this Agreement with respect to any such Loan or Revolving Loan Commitment, or postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Revolving Loan Commitment.

         14.3  Assignments.

         (A) Permitted Assignments. (i) Any Lender (each such assigning Lender under this Section 14.3 being a "SELLER") may, in accordance with applicable law, at any time assign to one or more banks or other entities (other than the Company or any of its Affiliates) ("PURCHASERS") all or a portion of its rights and obligations under this Agreement (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit and Alternate Currency Loans, and its obligation to participate in additional Letters of Credit and Alternate Currency Loans hereunder) in accordance with the provisions of this Section 14.3. Each assignment shall be of a constant, and not a varying, ratable percentage of all of the Seller's rights and obligations under this Agreement. Such assignment shall be substantially in the form of Exhibit D hereto and shall not be permitted hereunder unless such assignment is either for all of such Seller's rights and obligations under the Loan Documents or, without the prior written consent of the Administrative Agent and the Alternate Currency Banks, involves loans and commitments in an aggregate amount of at least $5,000,000 (which minimum amount (i) shall not apply to any assignment between Lenders, or to an Affiliate or Approved Fund of any Lender, and (ii) in any event may be waived by the Administrative Agent). The written consent of the Administrative Agent and the Alternate Currency Banks, and, prior to the occurrence of a Default, the Company (which consent, in each such case, shall not be unreasonably withheld), shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate or Approved Fund of such Lender.

         (ii) Notwithstanding anything to the contrary contained herein, any Lender (each such


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         Lender, a "GRANTING BANK") may grant to a special purpose funding vehicle (each such special purpose funding vehicle, a "SPC"), identified as such in writing from time to time by the applicable Granting Bank to the Administrative Agent and the Company, the option to provide to the Company and the other Borrowers all or any part of any Advance that such Granting Bank would otherwise be obligated to make to the applicable Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Advance, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the applicable Granting Bank shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by any SPC hereunder shall utilize the Revolving Loan Commitment of the applicable Granting Bank to the same extent, and as if, such Advance were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or other similar payment obligation under this Agreement (all liability for which shall remain with the applicable Granting Bank). All notices hereunder to any Granting Bank or the related SPC, and all payments in respect of the Obligations due to such Granting Bank or the related SPC, shall be made to such Granting Bank. In addition, each Granting Bank shall vote as a Lender hereunder without giving effect to any assignment under this Section 14.3(A)(ii), and no SPC shall have any vote as a Lender under this Agreement for any purpose. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 14.3, any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing or administrative fee therefor, assign all or a portion of its interests in any Advances to the Granting Bank or to any financial institutions (consented to by the Company and the Administrative Agent in accordance with the terms of Section 14.3(A)(i)) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 14.3(A)(ii) may not be amended without the written consent of each SPC affected thereby.

         (B) Effect; Effective Date. Upon (i) delivery to the Administrative Agent and the Alternate Currency Banks of a notice of assignment, substantially in the form attached as Appendix I to Exhibit D hereto (a "NOTICE OF ASSIGNMENT"), together with any consent required by Section 14.3(A) hereof, (ii) payment of a $3,500 fee by the assignee or the assignor (as agreed) to the Administrative Agent for processing such assignment (other than an assignment by a Lender to an affiliate of such Lender or an Approved Fund of such Lender), and
(iii) the completion of the


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recording requirements in Section 14.3(C), such assignment shall become effective on the later of such date when the requirements in clauses (i), (ii), and (iii) are met or the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Revolving Loan Commitment, Loans and L/C Obligations under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by any Borrower, the Lenders, the Alternate Currency Banks or the Administrative Agent shall be required to release the Seller with respect to the percentage of the Aggregate Revolving Loan Commitment, Loans and Letter of Credit and Alternate Currency Loan participations assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 14.3(B), the Seller, the Administrative Agent, the Alternate Currency Banks and the Borrowers shall make appropriate arrangements so that, to the extent notes have been issued to evidence any of the transferred Loans, replacement notes are issued to such Seller and new notes or, as appropriate, replacement notes, are issued to such Purchaser, in each case in principal amounts reflecting their Revolving Loan Commitment, as adjusted pursuant to such assignment. Notwithstanding anything to the contrary herein, no Borrower shall, at any time, be obligated to pay under Section 2.15(E) to any Lender that is a Purchaser, assignee or transferee any sum in excess of the sum which such Borrower would have been obligated to pay to the Lender that was the Seller, assignor or transferor had such assignment or transfer not been effected.

         (C) The Register. Notwithstanding anything to the contrary in this Agreement, each Borrower hereby designates the Administrative Agent, and the Administrative Agent, hereby accepts such designation, to serve as such Borrower's contractual representative solely for purposes of this Section 14.3(C). In this connection, the Administrative Agent shall maintain at its address referred to in Section 15.1 a copy of each Commitment and Acceptance delivered pursuant to Section 2.6(b) and each assignment delivered to and accepted by it pursuant to this Section 14.3 and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitment of, principal amount of and interest on the Loans owing to, each Lender from time to time and whether such Lender is an original Lender, became a Lender pursuant to Section 2.6(b) or the assignee of another Lender pursuant to an assignment under this Section 14.3. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company and each of its Subsidiaries, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

         14.4 Confidentiality. Subject to Section 14.5, the Administrative Agent and the Lenders and their respective representatives shall hold all nonpublic information obtained pursuant to the


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requirements of this Agreement and identified as such by the Company or any other Borrower in accordance with such Person's customary procedures for handling confidential information of this nature and in accordance with safe and sound commercial lending or investment practices and in any event may make disclosure reasonably required by a prospective Transferee in connection with the contemplated participation or assignment or as required or requested by any Governmental Authority or any securities exchange or similar self-regulatory organization or representative thereof or pursuant to a regulatory examination or legal process, or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor, and shall require any such Transferee to agree (and require any of its Transferees to agree) to comply with this Section 14.4. In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished by the Company; provided, however, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of the Company in connection with this Agreement.

         14.5 Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "TRANSFEREE") and any prospective Transferee any and all information in such Lender's possession concerning the Company and its Subsidiaries; provided that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with Section 14.4 the confidentiality of any confidential information described therein.


ARTICLE XV:  NOTICES

         15.1 Giving Notice. Except as otherwise permitted by Section 2.14 with respect to Borrowing/Conversion/Continuation Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

         15.2 Change of Address. The Borrowers, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.




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ARTICLE XVI:  COUNTERPARTS

         This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Company, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.



                                   [Remainder of This Page Intentionally Blank]

         IN WITNESS WHEREOF, the Company, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.


                                   AMERICAN NATIONAL CAN GROUP, INC.,
                                   as the Company



                                   By:  Dennis M. Byrd
                                       Name:  Dennis M. Byrd
                                       Title:    Vice President and Treasurer

                                   Address:  8770 West Bryn Mawr Avenue
                                                Chicago, IL  60631

                                   Attention: Vice-President -- Treasurer
                                   Telephone No.:  (773) 399-3170
                                   Facsimile No.:   (773) 399-3115

                                   with a copy to:

                                   Attention: General Counsel
                                   Telephone No.:  (773) 399-3522
                                   Facsimile No.:   (773) 399-3527
                                   Address:  8770 West Bryn Mawr Avenue
                                                Chicago, IL  60631



Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   THE FIRST NATIONAL BANK OF
                                   CHICAGO, as Administrative Agent, as an
                                   Issuing Bank, as an Alternate Currency Bank and as a Lender



                                   By:  Susan L. Comstock
                                      Name:  Susan L. Comstock
                                      Title:     First Vice President

                                   Address:
                                   One First National Plaza
                                   Chicago, Illinois  60670
                                   Attention:  Susan L. Comstock
                                   Telephone No.:  (312) 732-4244
                                   Facsimile No.: (312) 732-1916



Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   THE CHASE MANHATTAN BANK, as
                                   Syndication Agent and as a Lender



                                   By:  Peter M. Hayes
                                      Name:  Peter M. Hayes
                                      Title:    Vice President

                                   Address:  270 Park Avenue
                                                30th Floor
                                                New York, NY 10017

                                   Telephone No.:   (212) 270-6698
                                   Facsimile No.:    (212) 270-1629



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 dated as of  July, 1999

                                   ABN AMRO BANK N.V., as Co-Documentation
                                   Agent, as Arranger, as CLO Administrative
                                   Agent and as a Lender



                                   By:  Thomas A. Kramer
                                      Name:   Thomas A. Kramer
                                      Title:      Group Vice President

                                   By:  Mary L. Honda
                                      Name:   Mary L. Honda
                                      Title:     Vice President

                                   Address:   135 South LaSalle St.
                                                 Suite 625
                                                 Chicago, IL 60603

                                   Attention:        Mary Honda
                                   Telephone No.: (312) 904-5220
                                   Facsimile No.:  (312) 606-8425



Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   ROYAL BANK OF CANADA, as Co-
                                   Documentation Agent, as Arranger and as a Lender



                                   By:  John Crawford
                                      Name:   John Crawford
                                      Title:     Senior Manager

                                   Address:    Credit Issues:
                                                  One Liberty Plaza, 5th Floor
                                                  New York, NY 10006
                                   Attention:  John Crawford

                                   Telephone No.:  (212) 428-6261
                                   Facsimile No.:   (212) 428-6459
                                   E-Mail:   jcrawford@royalusa.com

                                   Address:   Administrative:
                                                 One Liberty Plaza, 4th Floor
                                                 New York, NY 10006
                                   Attention:  Danielle Giles

                                   Telephone No.:  (212) 428-6332
                                   Facsimile No.:   (212) 428-2372
                                   E-Mail:




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 dated as of  July, 1999

                                   BANQUE NATIONALE DE PARIS, as Arranger



                                   By: Simon Allocca
                                      Name:  Simon Allocca
                                      Title:     Vice President

                                   Address:  8-13 King Williams Street
                                                London, UK EC4P 4HS

                                   Attention:        Simon Allocca
                                   Telephone No.: +44 171 772 9886
                                   Facsimile No.:  +44 171 548 9499



Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   THE BANK OF TOKYO - MITSUBISHI, LTD.,
                                   as a Lender


                                   By:  Hisashi Miyashiro
                                       Name:  Hisashi Miyashiro
                                       Title:    Deputy General Manager

                                   Address:   227 West Monroe, Suite 2300
                                                 Chicago, IL 60606

                                   Telephone No.:  (312) 696-4662
                                   Facsimile No.:   (312) 696-4535
                                   E-Mail:   alam@BTMNA.com


Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   FIRST UNION NATIONAL BANK, as a Lender



                                   By:  John E. Reid
                                       Name:  John E. Reid
                                       Title:    Vice President

                                   Address:   301 South College St. TW-10
                                                Charlotte, NC 28288-0745

                                   Telephone No.:  (704) 383-1385
                                   Facsimile No.:   (704) 383-7236
                                   E-Mail:   john.reid@funb.com



Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   CREDIT AGRICOLE INDOSUEZ, as a Lender


                                   By:  Craig Welch
                                       Name:  Craig Welch
                                       Title:    First Vice President

                                   By:  Michael G. Haggarty
                                       Name:  Michael G. Haggarty
                                       Title:    Vice President


                                   Address:   520 Madison Ave. 8th Floor
                                                 New York, NY 10022

                                   Telephone No.:  (212) 418-7042
                                   Facsimile No.:   (212) 418-2228
                                   E-Mail:

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   BANK BOSTON N.A., as a Lender


                                   By:  Ravi Kacker
                                       Name: Ravi Kacker
                                       Title:   Vice President


                                   Address:  100 Federal Street
                                                Mail Stop: MA BOS 01-10-01
                                                Boston, MA 02110

                                   Telephone No.:  (617) 434-4708
                                   Facsimile No.:   (617) 434-0601
                                   E-Mail:   rkacker@bkb.com

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   CREDIT SUISSE - FIRST BOSTON, as a Lender


                                   By:  Bill O'Daly
                                       Name:  Bill O'Daly
                                       Title:    Vice President

                                   By:  Robert Hetu
                                       Name:   Robert Hetu
                                       Title:     Vice President


                                   Address:  Eleven Madison Avenue
                                                New York, NY 10010-3629


                                   Telephone No.: (212) 325-1986 (O'Daly)
                                   Facsimile No.:  (212) 325-8314
                                   E-Mail:           William.Odaly@csfb.com

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   FORTIS (USA) FINANCE, LLC, as a Lender


                                   By:  David Snyder
                                       Name: David Snyder
                                       Title:   Senior Vice President


                                   By:   E. Matthews
                                       Name: A. Edwin Matthews
                                       Title:   Senior Vice President


                                   Address:  520 Madison Avenue
                                                3rd Floor
                                                New York, NY 10022
                                   Attention: Loan Administration

                                   Telephone No.:  (212) 418-8700
                                   Facsimile No.:   (212) 750-9503
                                   E-Mail:   Douglas.Riahi@fbfinance.com


Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   FLEET NATIONAL BANK, as a Lender


                                   By: Steve Kalin
                                       Name:  G. Steven Kalin
                                       Title:    Vice President


                                   Address:  One Federal Street
                                                Boston, MA 02110

                                   Telephone No.:  (617) 346-0877
                                   Facsimile No.:   (617) 346-0145
                                   E-Mail:            George_S_Kalin@Fleet.com

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                               THE SUMITOMO BANK, LTD., as a Lender


                               By:  John H. Kemper
                                   Name: John H. Kemper
                                   Title:   Senior Vice President


                               Address:  Lisette Villamueva-Ruiz
                                            The Sumitomo Bank - New York Branch
                                            227 Park Avenue
                                            New York, NY 10172

                               Telephone No.:  (212) 224-4185
                               Facsimile No.:   (212) 224-5197
                               E-Mail:      lisette_villanueva-
ruiz@sumitomobank.com

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   WACHOVIA BANK, N.A., as a Lender


                                   By:  Deborah L. Coheley
                                       Name: Deborah L. Coheley
                                       Title:   Senior Vice President


                                   Address:  191 Peachtree St. N.E.
                                                Atlanta, GA 30303

                                   Telephone No.:  (404) 332-1291
                                   Facsimile No.:   (404) 332-6898
                                   E-Mail:

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   HARRIS TRUST AND SAVINGS BANK, as a
                                   Lender


                                   By:  Robert H. Wolohan
                                       Name: Robert H. Wolohan
                                       Title:   Vice President


                                   Address:  111 W. Monroe St., 18W
                                                Chicago, IL 60603

                                   Telephone No.:  (312) 461-6049
                                   Facsimile No.:   (312) 765-8095
                                   E-Mail:   robert.wolohan@harrisbank.com

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   BANK HAPOALIM B.M., as a Lender


                                   By:  Michael J. Byrne
                                       Name:  Michael J. Byrne
                                       Title:    Vice President - Senior
                                                 Lending Officer


                                   By:   Phillip E. Gansch
                                       Name:  Phillip E. Gansch
                                       Title:    Vice President


                                   Address:   Bank Hapoalim B.M.
                                                225 N. Michigan Ave., Suite 900
                                                Chicago, IL 60601
                                   Attention:  Michael Kearney

                                   Telephone No.:  (312) 228-6425
                                   Facsimile No.:   (312) 228-6490
                                   E-Mail:

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   BANCA DI ROMA - CHICAGO BRANCH, as a
                                   Lender


                                   By:  Aurora Pensa
                                       Name:  Aurora Pensa (97974)
                                       Title:    Vice President


                                   By:  Luca Balestra
                                       Name:  Luca Balestra (25050)
                                       Title: Vice President and Deputy Manager


                                   Address:  Banca Di Roma
                                              225 W. Washington St., Suite 1200
                                              Chicago, IL 60606

                                   Telephone No.:  (312) 704-2629
                                   Facsimile No.:   (312) 726-3058
                                   E-Mail:

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   BANCA NAZIONALE DEL LAVORO S. P. A. -
                                   NEW YORK BRANCH, as a Lender


                                   By: Giulio Giovine
                                       Name:  Giulio Giovine
                                       Title:    Vice President

                                   By:  Leonardo Valentini
                                       Name:  Leonardo Valentini
                                       Title:    First Vice President


                                   Address:   25 West 51st Street
                                                 New York, NY 10019

                                   Telephone No.:  (212) 314-0239
                                   Facsimile No.:   (212) 765-2978
                                   E-Mail:   comdiv@bnlny.com


Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   BANCO BILBAO VIZCAYA S.A., as a Lender


                                   By:  John Martini Carreras
                                       Name:  John Martini Carreras
                                       Title:    Vice President


                                   By:  Alejandro Lorca
                                       Name:  Alejandro Lorca
                                       Title:    Vice President


                                   Address:  1345 Avenue of the Americas
                                                45th Floor
                                                New York, NY 10122

                                   Telephone No.:  (212) 728-1653
                                   Facsimile No.:   (212) 333-2904
                                   E-Mail:     martinij@mindspring.com

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   THE BANK OF NEW YORK, as a Lender


                                   By:  John Lokay
                                       Name:  John M. Lokay, Jr.
                                       Title:    Vice President


                                   Address:  One Wall Street
                                                New York, NY 10286

                                   Telephone No.:  (212) 635-1172
                                   Facsimile No.:   (212) 635-1208
                                   E-Mail:            jlokay@bankofny.com

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   BANKERS TRUST COMPANY, as a Lender


                                   By:  Robert R. Telesca
                                       Name:  Robert R. Telesca
                                       Title:    Assistant Vice President


                                   Address:


                                   Telephone No.:
                                   Facsimile No.:
                                   E-Mail:

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   BARCLAYS BANK PLC, as a Lender


                                   By:  T. Bullock
                                       Name:  Terance Bullock
                                       Title:     Vice President


                                   Address:  222 Broadway
                                                New York, NY 10038

                                   Telephone No.:  (212) 412-2554
                                   Facsimile No.:   (212) 412-7590
                                   E-Mail:     terance.bullock@barcap.com

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   COMPAGNIE FINANCIERE DE CIC ET DE
                                   L'UNION EUROPEENNE, as a Lender


                                   By:  Eric Longuet
                                       Name: Eric Longuet
                                       Title:   Vice President

                                   By:   Martha Skidmore
                                       Name: Martha Skidmore
                                       Title:   Vice President


                                   Address:  520 Madison Avenue
                                                New York, NY 10022

                                   Telephone No.:  (212) 715-4456
                                   Facsimile No.:   (212) 715-4535
                                   E-Mail:   elcnguet@cicny.com


Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   THE DAI-ICHI KANGYO BANK, LTD., as a
                                   Lender


                                   By:  N. Fukatsu
                                       Name: Nobuyasu Fukatsu
                                       Title:   Vice President


                                   Address:  10 South Wacker Drive
                                                26th Floor
                                                Chicago, IL 60606

                                   Telephone No.:  (312) 715-6362
                                   Facsimile No.:   (312) 876-2011
                                   E-Mail:   JOHN_SNEED@DKB.com

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                              DRESDNER BANK AG, NEW YORK AND
                              GRAND CAYMAN BRANCHES, as a Lender


                              By:  John R. Morrison
                                  Name:  John R. Morrison
                                  Title:    Vice President

                              By:  Christopher E. Sarisky
                                  Name: Christopher E. Sarisky
                                  Title:   Assistant Vice President


                              Address:  Dresdner Bank AG - Chicago Branch
                                           190 S. LaSalle Street, Suite 2700
                                           Chicago, IL 60603
                              Attention: Jim Jerz and Craig Payne

                              Telephone No.:  (312) 444-1851 or (312) 444-1314
                              Facsimile No.:   (312) 444-1305 or (312) 444-1301
                              E-Mail:   cpayne@dresdner.com or
                                                 jjerz@dresdner.com

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   THE INDUSTRIAL BANK OF JAPAN,
                                   LIMITED., as a Lender


                                   By: Walter Wolff
                                       Name: Walter R. Wolff
                                       Title:   Joint General Manager


                                   Address:  227 W. Monroe , Suite 2600
                                                Chicago, IL 60606

                                   Telephone No.:  (312) 855-1111
                                   Facsimile No.:   (312) 855-8200
                                   E-Mail:

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   KBC BANK N.V., as a Lender


                                   By:  John E. Thierfelder
                                       Name:  John E. Thierfelder
                                       Title:    Vice President

                                   By:  R. Snauffer
                                       Name: Robert Snauffer
                                       Title:   First Vice President


                                   Address:  125 West 55th Street
                                                New York, NY 10019

                                   Telephone No.:  (212) 541-0600
                                   Facsimile No.:   (212) 541-0793
                                   E-Mail:

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   MERCANTILE BANK NATIONAL
                                   ASSOCIATION, as a Lender


                                   By:  Gerald S. Kirk
                                       Name: Gerald S. Kirk
                                       Title:   Vice President


                                   Address:  One Mercantile Center
                                                12th Floor
                                                St. Louis, MO 63101

                                   Telephone No.:  (314) 418-8247
                                   Facsimile No.:   (314) 418-2203
                                   E-Mail:   gerald.s.kirk@merchep.com

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   THE SANWA BANK, LTD., as a Lender


                                   By:  Kenneth C. Eichwald
                                       Name:  Kenneth C. Eichwald
                                       Title:     First Vice President and
                                                Assistant General Manager


                                   Address:  10 S. Wacker Drive, 31st Floor
                                                Chicago, IL 60606

                                   Telephone No.:  (312) 228-6410
                                   Facsimile No.:   (312) 228-6490
                                   E-Mail:

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   SUNTRUST BANK, ATLANTA, as a Lender


                                   By:  Shelley Browne
                                       Name: Shelley Browne
                                       Title:   Managing Director


                                   Address:  303 Peachtree Street
                                                Mailcode 1928 3rd Floor
                                                Atlanta, GA 30308

                                   Telephone No.:  (404) 588-7915
                                   Facsimile No.:   (404) 658-4905
                                   E-Mail:

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   UNICREDITO ITALIANO (NEW YORK), as a
                                   Lender


                                   By:  Nicola Longo Dente
                                       Name:  Nicola Longo Dente
                                       Title:    First Vice President


                                   By:   Charles Michael
                                       Name:  Charles Michael
                                       Title:    Vice President


                                   Address:  375 Park Avenue, 2nd Floor
                                                New York, NY 10152

                                   Telephone No.:  (212) 546-9611
                                   Facsimile No.:   (212) 546-9665
                                   E-Mail:

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   COMERICA BANK, as a Lender


                                   By:  Herbert H. Schluderberg
                                       Name:  Herbert H. Schluderberg
                                       Title:    Vice President

                                   Address:   203 N. LaSalle, Suite 2240
                                                 Chicago, IL 60606

                                   Telephone No.:  (312) 223-7670
                                   Facsimile No.:   (312) 223-7657
                                   E-Mail:   Herb_Schluderberg@comerica.com

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   NATIONAL CITY BANK, as a Lender


                                   By:  Matthew R. Klinger
                                       Name:  Matthew R. Klinger
                                       Title:    Assistant Vice President


                                   Address:   National City Bank
                                                20 North Wacker Drive
                                                Suite 3012
                                                Chicago, IL 60606

                                   Telephone No.:  (312) 739-0953
                                   Facsimile No.:   (312) 240-0301
                                   E-Mail:   mklinger@gateway.net

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999


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



                                   THE NORTHERN TRUST COMPANY, as a
                                   Lender


                                   By:  Nicole Boehm
                                       Name:  Nicole Boehm
                                       Title:    Commercial Credit Officer


                                   Address:  50 S. LaSalle St.
                                                Chicago, IL 60675

                                   Telephone No.:  (312) 444-3640
                                   Facsimile No.:   (312) 630-6062
                                   E-Mail:

Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   BANQUE NATIONALE DE PARIS, as a Lender


                                   By:  Arnaud Collin du Bocage
                                       Name:  Arnaud Collin du Bocage
                                       Title:    Executive Vice President &
                                                General Manager

                                   Address:  209 South LaSalle Street
                                                5th Floor
                                                Chicago, IL 60604

                                   Telephone No.:
                                   Facsimile No.:





Signature Page to 5-Year Revolving Credit Agreement dated as of July, 1999

                                   EXHIBIT A-1



                          EUROCURRENCY PAYMENT OFFICES

-------------------------------------------------------------------------------
AGREED CURRENCY                    THE FIRST NATIONAL BANK OF CHICAGO, AS
                                   ADMINISTRATIVE AGENT
-------------------------------------------------------------------------------
DOLLARS                            The First National Bank of Chicago
                                   Attn: Funding Desk / Operations
                                   One First National Plaza
                                   Chicago, Illinois  60670
-------------------------------------------------------------------------------

                                    EXHIBIT A


                                       TO


                        5-YEAR REVOLVING CREDIT AGREEMENT


                           Dated as of July 22, 1999


                                   COMMITMENTS

                                                      REVOLVING LOAN COMMITMENTS
Lender                        Amount of Revolving Loan  % of Aggregate Revolving
------                        ------------------------  ------------------------
                                     Commitment              Loan Commitment
                                     ----------              ---------------

The First National Bank of
Chicago                             $44,375,000                 7.395%

The Chase Manhattan Bank            $44,375,000                 7.395%

ABN AMRO Bank N.V.                  $0                          0.000%

Royal Bank of Canada                $44,375,000                 7.395%

Banque Nationale de Paris           $44,375,000                 7.395%

The Bank of
Tokyo - Mitsubishi, Ltd.            $30,000,000                 5.000%

First Union National Bank           $30,000,000                 5.000%

Credit Agricole Indosuez            $17,500,000                 2.916%

Bank Boston N.A.                    $17,500,000                 2.916%

Credit Suisse - First Boston        $17,500,000                 2.916%

Fortis (USA) Finance LLC            $17,500,000                 2.916%

Fleet National Bank                 $17,500,000                 2.916%

The Sumitomo Bank, Ltd.             $17,500,000                 2.916%

Wachovia Bank, N.A.                 $17,500,000                 2.916%

Harris Trust and Savings Bank       $17,500,000                 2.916%

Bank Hapoalim B.M.                  $12,500,000                 2.083%

Banca di Roma - Chicago Branch      $12,500,000                 2.083%

Banca Nazionale del Lavoro
S. p. A. - New York Branch          $12,500,000                 2.083%

Banco Bilbao Vizcaya S.A.           $12,500,000                 2.083%

The Bank of New York                $12,500,000                 2.083%

Bankers Trust Company               $12,500,000                 2.083%

Barclays Bank PLC                   $12,500,000                 2.083%

Compagnie Financiere de

CIC et de L'Union Europeenne        $12,500,000                 2.083%

The Dai-Ichi Kangyo Bank, Ltd.      $12,500,000                 2.083%

Drescher Bank AG, New York
and Grand Cayman Branches           $12,500,000                 2.083%

The Industrial Bank
of Japan, Limited.                  $12,500,000                 2.083%

KBC Bank N.V.                       $12,500,000                 2.083%

Mercantile Bank
National Association                $12,500,000                 2.083%

The Sanwa Bank, Limited             $12,500,000                 2.083%

SunTrust Bank, Atlanta              $12,500,000                 2.083%

UniCredito Italiano (New York)      $12,500,000                 2.083%

Comerica Bank                       $7,500,000                  1.250%

National City Bank                  $7,500,000                  1.250%

The Northern Trust Company          $7,500,000                  1.250%

TOTAL:                              $600,000,000                100%

                                    EXHIBIT B


                                       TO


                        5-YEAR REVOLVING CREDIT AGREEMENT

                            Dated as of July 22, 1999


                FORM OF BORROWING/CONVERSION/CONTINUATION NOTICE


TO: The First National Bank of Chicago, as contractual representative for itself and the other Lenders (the "Administrative Agent") under that certain 5-Year Revolving Credit Agreement dated as of July 22, 1999 among American National Can Group, Inc. (the "Company"), the Subsidiary Borrowers from time to time party thereto, the financial institutions parties thereto (the "Lenders"), The Chase Manhattan Bank, individually and as syndication agent (the "Syndication Agent") on behalf of the Lenders, ABN AMRO Bank N.V., individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Royal Bank of Canada, individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Banque Nationale De Paris, individually and as arranger (the "Arranger") on behalf of the Lenders, Chase Securities, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint Book Manager") on behalf of the Lenders, and Banc One Capital Markets, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint Book Manager") on behalf of the Lenders (such 5-Year Revolving Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement").
     The [Company][undersigned Subsidiary Borrower] hereby gives to the Administrative Agent a [Borrowing/Conversion/Continuation Notice pursuant to
Section 2.8] [a Borrowing/Conversion/Continuation Notice pursuant to Section 2.10] of the Credit Agreement, and the [Company][undersigned Subsidiary Borrower] hereby requests to [borrow] [convert] [continue] on , (the "Borrowing Date") from the Lenders on a pro rata basis an aggregate principal amount of:

         [US $____________] [______________] in the Agreed Currency described below] in Revolving Loans as a

         [ ] Floating Rate Advance

         [ ] Eurocurrency Rate Advance

         . Applicable Interest Period of ___________ month(s).

         . Agreed Currency: _________.

     The undersigned hereby certifies to the Agents and the Lenders that (i) the representations and warranties of the undersigned contained in Article VI of the Credit Agreement are and shall be true and correct in all material respects on and as of the date hereof and on and as of the Borrowing Date (unless such representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true and correct in all material respects as of such date) except for changes in the Schedules to the Credit Agreement affecting transactions permitted by or not in violation of the Credit Agreement;
(ii) no Default or Unmatured Default has occurred and is continuing on the date hereof or on the Borrowing Date or will result from the making of the proposed Advance; and (iii) the conditions set forth in Section 5.3 of the Credit Agreement have been satisfied.

     Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings in this Borrowing/Conversion/Continuation Notice.



                                                  Dated July 22, 1999
                                          [AMERICAN NATIONAL CAN GROUP, INC.]
                                                 [SUBSIDIARY BORROWER]

By:
   -------------------------------
                                     Name:
                                     Title:

                                    EXHIBIT C


                                       TO


                        5-YEAR REVOLVING CREDIT AGREEMENT


                            Dated as of July 22, 1999


                      FORM OF REQUEST FOR LETTER OF CREDIT


TO: ____________(1), an Issuing Bank under that certain 5-Year Revolving Credit Agreement dated as of July 22, 1999 among American National Can Group, Inc. (the "Company"), the Subsidiary Borrowers from time to time party thereto, the financial institutions parties thereto (the "Lenders"), The First National Bank of Chicago, individually and as Administrative Agent on behalf of the Lenders, The Chase Manhattan Bank, individually and as syndication agent (the "Syndication Agent") on behalf of the Lenders, ABN AMRO Bank N.V., individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Royal Bank of Canada, individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Banque Nationale De Paris, individually and as arranger (the "Arranger") on behalf of the Lenders, Chase Securities, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint Book Manager") on behalf of the Lenders, and Banc One Capital Markets, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint Book Manager") on behalf of the Lenders (such 5-Year Revolving Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement").


     THE FIRST NATIONAL BANK OF CHICAGO, as Administrative Agent
     One First National Plaza
     Chicago, IL 60670
     Attn: Susan L. Comstock
     Telecopier:  (312) 732-4244
     Confirmation:  (312) 732-1916


     Pursuant to Section 3.4 of the Credit Agreement, [the Company][the undersigned Subsidiary Borrower] hereby gives to the Issuing Bank a request for issuance of a Letter of Credit on behalf of [__________, a Subsidiary of] the Company for the benefit of



____________________________
(1)   Insert name of Issuing Bank.

_____________________ 2, in the following Agreed Currency: [______________], in the amount of [US $ ][_________ in such Agreed Currency], with an effective date of __________, ______ (the "Effective Date") and an expiry date of ____________, _______.

     The undersigned hereby certifies that (i) the representations and warranties of the undersigned contained in Article VI of the Credit Agreement are and shall be true and correct in all material respects on and as of the date hereof and on and as of the Effective Date (unless such representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true and correct in all material respects as of such date) except for changes in the Schedules to the Credit Agreement affecting transactions permitted by or not in violation of the Credit Agreement; (ii) no Default or Unmatured Default has occurred and is continuing on the date hereof or on the Effective Date or will result from the issuance of the proposed Letter of Credit; and (iii) the conditions set forth in Sections 3.4 and 5.3 of the Credit Agreement have been satisfied.

     Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings in this Request for Letter of Credit.




                                    Dated: __________ ____, _____


                                    [AMERICAN NATIONAL CAN GROUP, INC.]
                                    [SUBSIDIARY BORROWER]


By:
   -------------------------------
                             Name:
                             Title:





____________________________
(2)   Insert name of beneficiary.

                                    EXHIBIT D


                                       TO


                        5-YEAR REVOLVING CREDIT AGREEMENT


                            Dated as of July 22, 1999


                   FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

                          FORM OF ASSIGNMENT AGREEMENT


     This Assignment Agreement (this "ASSIGNMENT AGREEMENT") between (the ASSIGNOR) and (the "ASSIGNEE") is dated as of , . The parties hereto agree as follows:

     1. PRELIMINARY STATEMENT. The Assignor is a party to a 5-Year Revolving Credit Agreement (which, as it may be amended, restated, supplemented, modified, renewed or extended from time to time is herein called the "CREDIT Agreement") described in Item 1 of Schedule 1 attached hereto ("SCHEDULE 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

     2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of
Schedule 1 and the other Loan Documents. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

     3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the "EFFECTIVE DATE") shall be the later of the date specified in Section 14.3(B) of the Credit Agreement and the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Administrative Agent) after a Notice of Assignment substantially in the form of Appendix I (attached hereto) has been delivered to the Administrative Agent. Such Notice of Assignment must include the consents, if any, required to be delivered to the Administrative Agent by Section 14.3(A) of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

     4. PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Administrative Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Administrative Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. [In consideration for the sale and assignment of Loans hereunder, (i) the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Floating Rate Loans assigned to the Assignee hereunder and (ii) with respect to each Eurocurrency Rate Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (a) on the last day of the Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such Eurocurrency Rate Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a), (b) or (c) being hereinafter referred to as the "PAYMENT DATE"), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such Eurocurrency Rate Loan assigned to the Assignee which is outstanding on the Payment Date. If the Assignor and the Assignee agree that the Payment Date for such Eurocurrency Rate Loan shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the existing Interest Period applicable to such Eurocurrency Rate Loan (the "AGREED INTEREST RATE") and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the applicable Borrower with respect to any Eurocurrency Rate Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such Eurocurrency Rate Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement. In the event a prepayment of any Eurocurrency Rate Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Interest Period applicable to such Eurocurrency Rate Loan, the Assignee shall remit to the Assignor the excess of the prepayment penalty paid with respect to the portion of such Eurocurrency Rate Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment penalty was calculated based on the Agreed Interest Rate. The Assignee will also promptly remit to the Assignor (i) any principal payments received from the Administrative Agent with respect to Eurocurrency Rate Loans prior to the Payment Date and (ii) any amounts of interest on Loans and fees received from the Administrative Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of Floating Rate Loans or fees, or the Payment Date, in the case of Eurocurrency Rate Loans, and not previously paid by the Assignee to the Assignor.]3 In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.




____________________________
(3) Each Assignor may insert its standard payment provisions in lieu of the payment terms included in Exhibit.

     5. FEES PAYABLE BY THE ASSIGNEE. The [Assignee shall pay to the Assignor a fee on each day on which a payment of interest or commitment fees is made under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or commitment fees for the period prior to the Effective Date or, in the case of Eurocurrency Rate Loans, the Payment Date, which the Assignee is obligated to deliver to the Assignor pursuant to Section 4 hereof). The amount of such fee shall be the difference between (i) the interest or fee, as applicable, paid with respect to the amounts assigned to the Assignee hereunder and (ii) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned to the Assignee hereunder if each interest rate was ___ of 1% less than the interest rate paid by the applicable Borrower or if the commitment fee was ___ of 1% less than the commitment fee paid by the applicable Borrower, as applicable. In addition, the] [Assignee][Assignor] agrees to pay a $3,500 processing fee required to be paid to the Administrative Agent in connection with this Assignment Agreement.(4)

     6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor. The Assignor represents and warrants that it has the power and authority and legal right to execute and deliver this Assignment Agreement and to perform its obligations hereunder. The execution and delivery by the Assignor of this Assignment Agreement and the performance by it of its obligations hereunder have been duly authorized by proper proceedings. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor, the Administrative Agent, nor any other Lender, nor any of its officers, directors, employees, Agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrowers or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrowers, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

     7. REPRESENTATIONS OF THE ASSIGNEE. The Assignee represents and warrants that it has the power and authority and legal right to execute and deliver this Assignment Agreement and to perform its obligations hereunder. The execution and delivery by the Assignee of this Assignment Agreement and the performance by it of its obligations hereunder have been duly authorized by proper proceedings. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information at it shall

____________________________
(4)   Assignor and Assignee to insert applicable payment terms.

deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender,
(v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes].(5)

     8. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment Agreement.

     9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 14.3(A) of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under [Sections 4, 5 and 8] hereof.

     10. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Revolving Loan Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on such reduced Aggregate Commitment.

     11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

     12. GOVERNING LAW. This Assignment Agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the State of Illinois.



____________________________
(5) To be inserted if the Assignee is not incorporated under the laws of the United States, or a state thereof.

     13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

                                          [NAME OF ASSIGNOR]

     By:
        -------------------------------
                                            Name:
                                            Title


                                          [NAME OF ASSIGNEE]

     By:
        --------------------------------
                                            Name:
                                            Title

                                   SCHEDULE 1

                             to ASSIGNMENT AGREEMENT


1.   Description and Date of Credit Agreement:
     5-YEAR REVOLVING CREDIT AGREEMENT DATED AS OF JULY 22, 1999 AMONG AMERICAN NATIONAL CAN GROUP, INC. (THE "COMPANY"), THE SUBSIDIARY BORROWERS FROM TIME TO TIME PARTY THERETO, THE FINANCIAL INSTITUTIONS PARTIES THERETO (THE "LENDERS"), THE FIRST NATIONAL BANK OF CHICAGO, INDIVIDUALLY AND AS ADMINISTRATIVE AGENT ON BEHALF OF THE LENDERS, THE CHASE MANHATTAN BANK, INDIVIDUALLY AND AS SYNDICATION AGENT (THE "SYNDICATION AGENT") ON BEHALF OF THE LENDERS, ABN AMRO BANK N.V., INDIVIDUALLY AND AS CO-DOCUMENTATION AGENT AND ARRANGER (THE "CO-DOCUMENTATION AGENT AND ARRANGER") ON BEHALF OF THE LENDERS, ROYAL BANK OF CANADA, INDIVIDUALLY AND AS CO-DOCUMENTATION AGENT AND ARRANGER (THE "CO-DOCUMENTATION AGENT AND ARRANGER") ON BEHALF OF THE LENDERS, BANQUE NATIONALE DE PARIS, INDIVIDUALLY AND AS ARRANGER (THE "ARRANGER") ON BEHALF OF THE LENDERS, CHASE SECURITIES, INC., INDIVIDUALLY AND AS LEAD ARRANGER AND JOINT BOOK MANAGER (THE "LEAD ARRANGER AND JOINT BOOK MANAGER") ON BEHALF OF THE LENDERS, AND BANC ONE CAPITAL MARKETS, INC., INDIVIDUALLY AND AS LEAD ARRANGER AND JOINT BOOK MANAGER (THE "LEAD ARRANGER AND JOINT BOOK MANAGER") ON BEHALF OF THE LENDERS.

2.   Date of Assignment Agreement: , _____________

3.   Amounts to be Assigned(6) (As of Date of Item 2 above):


                           REVOLVING
                           LOAN
                           FACILITY


  TOTAL OF
  COMMITMENTS (LOANS)      $________
  UNDER THE CREDIT
  AGREEMENT
  ASSIGNEES PERCENTAGE
  OF EACH FACILITY
  PURCHASED UNDER THE       ___%
  ASSIGNMENT
  AGREEMENT


  AMOUNT OF ASSIGNED
  SHARE OF EACH FACILITY   $________
  UNDER THE ASSIGNMENT
  AGREEMENT

4.   Assignee's Aggregate (Loan

_______________________________
(6)    Amounts to be described in Dollars or Agreed Currency, as applicable.

     Amount)**  Commitment Amount
       Purchased Hereunder:             $____________

5.   Proposed Effective Date:        _________ __, ____

     Accepted and Agreed:

[NAME OF ASSIGNOR]                               [NAME OF ASSIGNEE]
 By:                                       By:
     --------------------------                 --------------------------------
     Name:                                      Name:
     Title:                                     Title:

                Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

         Attach Assignor's Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

                                   APPENDIX I

                             to Assignment Agreement

                                     NOTICE

                                  OF ASSIGNMENT

                                        ,
To: The First National Bank of Chicago, as Administrative Agent [and as Alternate Currency Banks]

     One First National Plaza
     Chicago, Illinois  60670
     Attention: Susan L. Comstock
     Telephone No.: (312) 732-4244
     Facsimile No.: (312) 732-1916

     AMERICAN NATIONAL CAN GROUP, INC.
     8770 West Bryn Mawr Avenue
     Chicago, IL  60631
     Attention:  Vice-President-- Treasurer
     Telephone No.: 773/399-3170
     Facsimile No.: 773/399-3115

     From: [NAME OF ASSIGNOR] (the "Assignor")

           [NAME OF ASSIGNEE] (the "Assignee")

     1. We refer to that 5-Year Revolving Credit Agreement (the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

     2. This Notice of Assignment (this "Notice") is given and delivered to the Administrative Agent and the Alternate Currency Banks pursuant to Section 14.3(B) of the Credit Agreement.

     3. The Assignor and the Assignee have entered into an Assignment Agreement, dated as of _______, _____ (the "Assignment"), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1. The Effective Date of the Assignment shall be the later of the date specified in Section 14.3(B) of the Credit Agreement and the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period as agreed to by the Administrative Agent) after this Notice of Assignment and any consents and fees required by Sections 14.3(A) and 14.3(B) of the Credit Agreement have been delivered to the Administrative Agent and the

Alternate Currency Banks, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

     4. The Assignor and the Assignee hereby give to the Company and the Alternate Currency Banks and the Administrative Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Administrative Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Administrative Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Administrative Agent and the Alternate Currency Banks if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Administrative Agent, the Assignor will give the Administrative Agent written confirmation of the satisfaction of the conditions precedent.

     5. The Assignor or the Assignee shall pay to the Administrative Agent on or before the Effective Date the processing fee of $3,500 required by Section 14.3(B) of the Credit Agreement.

     6. If notes are outstanding on the Effective Date, the Assignor and the Assignee may request and direct that the Administrative Agent prepare and cause the Borrowers to execute and deliver new notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and the Assignee, as applicable, each agree to deliver to the Administrative Agent the original note received by it from the applicable Borrower upon its receipt of a new note in the appropriate amount.

     7. The Assignee advises the Administrative Agent and the Alternate Currency Banks that notice and payment instructions are set forth in the attachment to
Schedule 1.

     8. The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are "plan assets" as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be "plan assets" under ERISA.

     9. The Assignee authorizes the Administrative Agent and the Alternate Currency Banks to act as its contractual representative under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Administrative Agent has no duty to supply information with respect to the Borrowers or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.


[NAME OF ASSIGNOR]                     [NAME OF ASSIGNEE]

By:                                    By:
    -----------------------------      ----------------------------------
    Name:                              Name:
    Title:                             Title:

ACKNOWLEDGED AND CONSENTED TO:

THE FIRST NATIONAL BANK                         [AMERICAN NATIONAL CAN
OF CHICAGO, as Administrative Agent [and as      GROUP, INC. as
Alternate Currency Bank]                         the Company

By:                                          By:

 Name:                                          Name:
 Title:                                         Title:](7)

[add additional Alternate Currency Banks]

                 [Attach photocopy of Schedule 1 to Assignment]



_______________________________
(7)  To be included, if applicble.

                                    EXHIBIT E


                                       TO


                        5-YEAR REVOLVING CREDIT AGREEMENT


                            Dated as of July 22, 1999


                   FORM OF THE COMPANY'S US COUNSEL'S OPINION


                                    Attached.

                                    EXHIBIT F


                                       TO


                        5-YEAR REVOLVING CREDIT AGREEMENT


                            Dated as of July 22, 1999


                            LIST OF CLOSING DOCUMENTS


                                   [Attached]

                                    EXHIBIT G


                                       TO


                        5-YEAR REVOLVING CREDIT AGREEMENT


                            Dated as of July 22, 1999



                          FORM OF OFFICER'S CERTIFICATE


                              OFFICER'S CERTIFICATE


     I, the undersigned, hereby certify that I am _____________________ the of American National Can Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"). Capitalized terms used herein and not otherwise defined herein are as defined in that certain 5-Year Revolving Credit Agreement dated as of July 22, 1999 among the Company, the Subsidiary Borrowers from time to time party thereto, the financial institutions parties thereto (the "Lenders"), The First National Bank of Chicago, individually and as Administrative Agent on behalf of the Lenders, The Chase Manhattan Bank, individually and as syndication agent (the "Syndication Agent") on behalf of the Lenders, ABN AMRO Bank N.V., individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Royal Bank of Canada, individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Banque Nationale De Paris, individually and as arranger (the "Arranger") on behalf of the Lenders, Chase Securities, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint Book Manager") on behalf of the Lenders, and Banc One Capital Markets, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint Book Manager") on behalf of the Lenders (as amended, restated, supplemented or modified from time to time, the "Credit Agreement").

     I further certify on behalf of the Company, that as of the date hereof, to the best of my knowledge, after diligent inquiry of all relevant persons at the Company and its Subsidiaries, as of the date of this Officer's Certificate no Default or Unmatured Default exists [other than the following (describe the nature of the Default or Unmatured Default and the status thereof)].

     IN WITNESS WHEREOF, I hereby subscribe my name on behalf of the Company on this ____ day of ___________, ____.


                        ________________________________
                        [Insert Name of Officer]

                                    EXHIBIT H


                                       TO


                        5-YEAR REVOLVING CREDIT AGREEMENT


                            Dated as of July 22, 1999


                         FORM OF COMPLIANCE CERTIFICATE


     Pursuant to [Section 5.3] [Section 7.1(A)(iii)] of the 5-Year Revolving Credit Agreement (as amended, modified, restated or supplemented from time to time, the "Credit Agreement"), dated as of July 22, 1999 among American National Can Group, Inc. (the "Company"), the Subsidiary Borrowers from time to time party thereto, the financial institutions parties thereto (the "Lenders"), The First National Bank of Chicago, individually and as Administrative Agent on behalf of the Lenders, The Chase Manhattan Bank, individually and as syndication agent (the "Syndication Agent") on behalf of the Lenders, ABN AMRO Bank N.V., individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Royal Bank of Canada, individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Banque Nationale De Paris, individually and as arranger (the "Arranger") on behalf of the Lenders, Chase Securities, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint Book Manager") on behalf of the Lenders, and Banc One Capital Markets, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint Book Manager") on behalf of the Lenders, the Company, through its ___________________________, hereby delivers to the Administrative Agent[, together with the financial statements being delivered to the Administrative Agent pursuant to Section 7.1(A) of the Credit Agreement,] this Compliance Certificate (the "Certificate") [for the accounting period from ____________, 19__ to ___________, 19__]. Capitalized terms used herein shall have the meanings set forth in the Credit Agreement. Subsection references herein relate to subsections of the Credit Agreement.


THE UNDERSIGNED HEREBY CERTIFIES THAT:
1. I am the duly elected _____________________________ of the Company;
2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;
3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate [except as set forth below]; and
4. Schedule I attached hereto sets forth financial data and computations evidencing the Company's compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct.

The foregoing certifications, together with the computations set forth in
Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____ day of _______, 19/20 ___.

                                   SCHEDULE I

                            to COMPLIANCE CERTIFICATE


I.   SECTION 2.15:  PRICING CALCULATIONS

NOTE: All calculations of "Average Total Net Indebtedness" under Section 2.15(D) of the Credit Agreement shall be made exclusive of any impact on the financial statements arising from Supported Contingent Obligations, unless (i) the Company shall not receive cash reimbursement for any and all cash payments made under any Supported Contingent Obligations promptly, and in any event within ninety
(90) days, following the Company making any such payment, in which event "Average Total Net Indebtedness" shall thereafter be calculated by including the total outstanding amount of such Supported Contingent Obligation (to the extent unreimbursed or otherwise unsupported to the satisfaction of the Administrative Agent) in "Average Total Net Indebtedness", or (ii) any judgment is entered under Viskase Corporation v. American National Can Company, Civ. 93-C-7651, before the U.S. District Court of the Northern District of Illinois, Eastern Division or any related proceedings holding that the aggregate liability of the Company and its Subsidiaries thereunder shall be in an amount in excess of $106,000,000, and such judgment shall remain (x) undischarged, unvacated or unstayed or (y) unbonded by Pechiney or any bonding agent in reliance upon a letter of credit or other reimbursement obligation of Pechiney or any other Person other than the Company or its Subsidiaries in the amount of such aggregate liability, in the case of either clause (x) or (y), for a period of thirty (30) days or such other period permitted by court order, in which event "Average Total Net Indebtedness" shall thereafter be calculated by giving effect to the amount of such judgment which is undischarged, unvacated, unstayed or unbonded on the financial condition of the Company and its Subsidiaries.

     AVERAGE TOTAL NET INDEBTEDNESS TO CAPITAL RATIO (Section 2.15(D))

     1.  Average Total Net Indebtedness (as defined)
         of Company and its Subsidiaries                    $___________

     2.  Consolidated Net Worth of Company
         and its Subsidiaries                               $___________

     3.  "Average Total Net Indebtedness to Capital Ratio"
         (Ratio of (1) to the sum of (1) plus (2))                   ___ TO 1.0


II.  SECTION 7.4: FINANCIAL COVENANTS

NOTE: All calculations of the financial covenants under
Section 7.4 of the Credit Agreement shall be made exclusive of any impact on the financial statements arising from Supported Contingent Obligations, unless (i) the Company shall not receive cash reimbursement for any and all cash payments made under any Supported Contingent Obligations promptly, and in any event within ninety (90) days, following the Company making any such payment, in which event the financial covenants in Section 7.4 of the Credit Agreement shall be calculated by giving effect to any payment in respect of such Supported Contingent Obligation and shall include the total outstanding amount of such Supported Contingent Obligation (to the extent unreimbursed or otherwise unsupported to the satisfaction of the Administrative Agent) in such calculations, or (ii) any judgment is entered under Viskase Corporation v. American National Can Company, Civ. 93-C-7651, before the U.S. District

Court of the Northern District of Illinois, Eastern Division or any related proceedings holding that the aggregate liability of the Company and its Subsidiaries thereunder shall be in an amount in excess of $106,000,000, and such judgment shall remain (x) undischarged, unvacated or unstayed or (y) unbonded by Pechiney or any bonding agent in reliance upon a letter of credit or other reimbursement obligation of Pechiney or any other Person other than the Company or its Subsidiaries in the amount of such aggregate liability, in the case of either clause (x) or (y), for a period of thirty (30) days or such other period permitted by court order, in which event the financial covenants in
Section 7.4 of the Credit Agreement shall be calculated by giving effect to the amount of such judgment which is undischarged, unvacated, unstayed or unbonded on the financial condition of the Company and its Subsidiaries.


A.   MINIMUM INTEREST COVERAGE RATIO (Section 7.4(A))

     1. EBITDA (Net Income + accrued interest expense + taxes + depreciation + amortization + other non-cash charges classified as long-term deferrals + other extraordinary non-cash charges - other extraordinary non-cash credits + other extraordinary non-cash credits to the extent added in computing Net Income +(-) nonrecurring after-tax losses (gains), in each case calculated without giving effect to any restructuring charges related to the three plant closings described in the Registration Statement)

          for the period from_______ to ________                   $___________

     2.   Interest Expense for the period from
          _______ to ________                                      $___________

     3.   "Interest Coverage Ratio" (Ratio of (1) to (2))           ____ TO 1.0

               (Minimum Ratio: 3.50 to 1.00 for the first three fiscal quarters following the Closing Date, and
               4.00 to 1.00 for each fiscal quarter thereafter)

B.   MAXIMUM TOTAL NET INDEBTEDNESS TO CAPITAL RATIO (Section 7.4(B))

          1.   Total Net Indebtedness (as defined)
               of Company and its Subsidiaries                     $___________

          2.   Consolidated Net Worth of Company
               and its Subsidiaries                                $___________

          3.   "Total Net Indebtedness to Capital Ratio"
               (Ratio of (1) to the sum of (1) plus (2))            ____ TO 1.0
               (Maximum Ratio: 0.55 to 1.00 at all times)

C.   MINIMUM CONSOLIDATED NET WORTH
     (Section 7.4(C)).

     1.   Consolidated Net Worth of Company and
          its Subsidiaries as of the last
          day of the fiscal quarter ending
          on __________, ____                                      $___________

     2.   $950,000,000 plus fifty percent (50%)
          of Net Income (if positive) calculated
          separately (x) on December 31, 1999 for
          the two fiscal quarter period ending on
          December 31, 1999 and (y) for each fiscal
          year thereafter commencing with the fiscal
          year ending on December 31, 2000                         $___________

     3.   State whether (1) is less than (2)                          Yes/No
                                                                      ------

     The Company hereby certifies, through its _________________, that the information set forth above is accurate as of _______________, ____, to the best of such officer's knowledge, after diligent inquiry, and that the financial statements delivered herewith present fairly the financial position of the Company and its Subsidiaries at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with Agreement Accounting Principles, consistently applied.


Dated:
      ------------,



                                       AMERICAN NATIONAL CAN GROUP, INC.


                                       By:__________________________
                                          Name:
                                          Title:

                                    EXHIBIT I


                                       TO


                        5-YEAR REVOLVING CREDIT AGREEMENT


                            Dated as of July 22, 1999


                                FORM OF GUARANTY


                                   [Attached].

                                    EXHIBIT J


                                       TO


                        5-YEAR REVOLVING CREDIT AGREEMENT

                            Dated as of July 22, 1999


                       FORM OF ALTERNATE CURRENCY ADDENDUM


                                    Attached

                                 POUNDS STERLING

                           ALTERNATE CURRENCY ADDENDUM


POUNDS STERLING ADDENDUM (the "ADDENDUM") dated as of _________ __, ____ to the Credit Agreement (as defined below).



                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.01. Defined Terms. As used in this Addendum, the following terms shall have the meanings specified below:

     "ALTERNATE CURRENCY LOAN" shall mean any extension of credit, denominated in Pounds Sterling, made to [UK Entity], a [corporation/limited liability company] organized and existing under the laws of England and Wales pursuant to
Section 2.21 of the Credit Agreement and this Addendum. An Alternate Currency Loan shall bear interest at the rates specified in Schedule II.

     "ASSOCIATED COSTS RATE" means for any Alternate Currency Loan denominated in Pounds Sterling for any Interest Period, a percentage rate per annum, as determined in accordance with Annex I attached hereto on the first day of such Interest Period, determined by the Alternate Currency Bank as reflecting the cost, loss or difference in return which would be suffered or incurred by the Alternate Currency Bank as a result of: (a) funding (at LIBOR and on a match funded basis) any special deposit or cash ratio deposit required to be placed with the Bank of England (or any other authority which replaces all or any of its functions) and/or (b) any charge imposed by the Financial Services Authority (or any other authority which replaces all or any of its functions).

     "LIBOR" means, with respect to any Alternate Currency Loan for the relevant Interest Period, the rate determined by the Alternate Currency Bank to be the rate at which deposits in Pounds Sterling are offered to the Alternate Currency Bank by first-class banks in the London interbank market at approximately 11:00 a.m. (London time) on the first day of such Interest Period, in the approximate amount of the relevant Alternate Currency Loan, and having a maturity approximately equal to such Interest Period.

     "CREDIT AGREEMENT" shall mean the 5-Year Revolving Credit Agreement dated as of July 22, 1999, among American National Can Group, Inc., a Delaware corporation (the "COMPANY"), the Subsidiary Borrowers from time to time party thereto, the financial institutions from time to time party thereto as Lenders, and The First National Bank of Chicago, as contractual representative for itself and the other Lenders (the "ADMINISTRATIVE AGENT"), as the same may be amended, waived, modified or restated from time to time.

     SECTION 1.02. Terms Generally. Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings in this Addendum. Wherever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Sections and Schedules shall be deemed references to Sections of and Schedules to this Addendum unless the context shall otherwise require.


                                   ARTICLE II

                                   THE CREDITS

     SECTION 2.01. Alternate Currency Loans. (a) This Addendum (as the same may be amended, waived, modified or restated from time to time) is an "Alternate Currency Addendum" as defined in the Credit Agreement and is, together with the borrowings made hereunder, subject in all respects to the terms and provisions of the Credit Agreement except to the extent that the terms and provisions of the Credit Agreement are modified by this Addendum. The Alternate Currency Bank party to this Addendum is set forth on Schedule I.

     (b) Any modifications to the interest payment dates, Interest Periods, interest rates and any other special provisions applicable to Alternate Currency Loans under this Addendum are set forth on Schedule II. If Schedule II states "Same as Credit Agreement" with respect to any item listed thereon, then the corresponding provisions of the Credit Agreement, without modification, shall govern this Addendum and the Alternate Currency Loans made pursuant to this Addendum.

     (c) Any special borrowing procedures or funding arrangements for Alternate Currency Loans under this Addendum, any provisions for the issuance of promissory notes to evidence the Alternate Currency Loans made hereunder and any additional information requirements applicable to Alternate Currency Loans under this Addendum are set forth on Schedule III. If no such special procedures, funding arrangements, provisions or additional requirements are set forth on
Schedule III, then the corresponding procedures, funding arrangements, provisions and information requirements set forth in the Credit Agreement shall govern this Addendum.

     SECTION 2.02. Maximum Borrowing Amounts. (a) The Alternate Currency Commitment is set forth on Schedule I.

     (b) The Company or the applicable Alternate Currency Borrower may permanently reduce the Alternate Currency Commitment under this Addendum in whole, or in part, in an aggregate minimum Dollar Amount equal to [$1,000,000.00] (or any larger multiple of [$100,000]) upon at least one (1) Business Day's prior written notice to the Alternate Currency Bank, which notice shall be given not later than 11:00 a.m. (London time) and shall specify the amount of such reduction; provided, however, that the amount of the Alternate Currency Commitment may not be reduced below the aggregate principal amount of the outstanding Alternate Currency Loans with respect thereto.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     The Alternate Currency Borrower party hereto makes and confirms each representation and warranty applicable to the Alternate Currency Borrower or any of its Subsidiaries contained in Article VI of the Credit Agreement. The Alternate Currency Borrower represents and warrants to the Alternate Currency Bank party to this Addendum that no Default or Unmatured Default has occurred and is continuing, and no Default or Unmatured Default shall arise as a result of the making of Alternate Currency Loans hereunder or any other transaction contemplated hereby.

                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS

     SECTION 4.01. Amendment; Termination. (a) This Addendum (including the Schedules hereto) may not be amended without the prior written consent of the Alternate Currency Bank.

     (b) This Addendum may not be terminated without the prior written consent of the Alternate Currency Bank party hereto unless there are no Alternate Currency Loans outstanding hereunder, in which case no such consent shall be required; provided, however, that this Addendum shall terminate on the date that the Credit Agreement terminates in accordance with its terms.

     SECTION 4.02. Assignments. Section 14.1 of the Credit Agreement shall apply to assignments by the Alternate Currency Bank of obligations, commitments and Loans hereunder; provided, however, that the Alternate Currency Bank may not assign any obligations, commitments or rights hereunder to any Person who is not (and does not simultaneously become) a Lender under the Credit Agreement.

     SECTION 4.03. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

     (a) if to the Alternate Currency Borrower under this Addendum, at:

     (b) if to the Alternate Currency Bank, to it at:

         The First National Bank of Chicago, London Branch
         1 Triton Square
         London  NW13FN
         Attention:  Dot O'Flaherty
         Telecopier:  44-171-903-4148
         Confirmation:  44-171-903-4150

with a copy to the Administrative Agent at its address or telecopy number referenced in the Credit Agreement.

All notices and other communications given to any party hereto in accordance with the provisions of this Addendum shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.

     SECTION 4.04. Applicable Law. THIS ADDENDUM SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS. WITHOUT LIMITING THE FOREGOING, ANY DISPUTE BETWEEN ANY SUBSIDIARY BORROWER AND ANY AGENT, ANY LENDER, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS ADDENDUM OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.


                  [Remainder of this Page Intentionally Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed by their duly authorized officers, all as of the date and year first above written.

                                     [UK ENTITY], as the Alternate Currency
                                     Borrower under this Addendum



                                     By:___________________________
                                         Name:
                                         Title:



                                     THE FIRST NATIONAL BANK OF CHICAGO, as the
                                     Alternate Currency Bank under this Addendum



                                     By:___________________________
                                         Name:
                                         Title:

                                   SCHEDULE I

                         to Alternate Currency Addendum

                               for Pounds Sterling

                             ALTERNATE CURRENCY BANK

                          ALTERNATE CURRENCY COMMITMENT


--------------------------------------------------------------------------------
Alternate Currency Bank                 Alternate Currency Commitment
Nam
--------------------------------------------------------------------------------
The First National Bank of              US $____________
Chicago
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                                   SCHEDULE II

                         to Alternate Currency Addendum

                               for Pounds Sterling


                                  MODIFICATIONS

1.   Business Day Definition:

"BUSINESS DAY" shall mean a day (other than a Saturday or Sunday) on which banks are open for business in London, England.

2.   Interest Payment Dates: Same as Credit Agreement.

3.   Interest Periods: Same as Credit Agreement.

4.   Interest Rates:

     Alternate Currency Loans Denominated in Pounds Sterling: Each Alternate Currency Loan denominated in Pounds Sterling and for which an Interest Period has been selected in accordance with the terms of Article II of the Credit Agreement and this Addendum shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at a rate per annum equal to the sum of (i) LIBOR for such Alternate Currency Loan for such Interest Period plus (ii) the Applicable Eurocurrency Margin as in effect from time to time during such Interest Period plus (iii) the Associated Costs Rate for such Alternate Currency Loan for such Interest Period; provided, however, after the occurrence and during the continuance of a Default, the provisions of Section 2.11 of the Credit Agreement shall be applicable.

5.   Applicable Margins. Same as Credit Agreement.

Interest payable on the Alternate Currency Loans shall be payable to the Alternate Currency Bank for its account.

6.   Modifications to Interest Period Selection/Conversion:

Notice of selection of Interest Period or conversion/continuation shall be given by the applicable Alternate Currency Borrower to the Alternate Currency Bank as follows:

Alternate Currency Loans: 10:00 a.m. (London time) two Business Days prior.

7.   Other:

Additional Conditions Precedent:  None.

Termination Date for Addendum:  Same as Credit Agreement.

Maximum Number of Interest Periods: Unlimited (provided the Alternate Currency Borrower is in compliance with minimum borrowing amounts and increments).

Prepayment Notices: The applicable Alternate Currency Borrower shall be permitted to prepay the Alternate Currency Loans provided notice thereof is given to the Alternate Currency Bank not later than 11:00 a.m. (London time) at least one (1) Business Day prior to the date of such prepayment.

Authorized Officer: In addition to the authorized officers set forth in the Credit Agreement, those individuals designated in writing by an authorized officer to borrow on behalf of a Borrower shall also be authorized to borrow Alternate Currency Loans hereunder.

                                  SCHEDULE III
                         to Alternate Currency Addendum
                               for Pounds Sterling
                                OTHER PROVISIONS


1.   Borrowing Procedures:

     Notice of Borrowing shall be given by the Alternate Currency Borrower to the Alternate Currency Bank as follows:

     Alternate Currency Loans: 10:00 a.m. (London time) on the date of the proposed borrowing or such later time as the Alternate Currency Bank shall agree to.

2.   Funding Arrangements:

Minimum amounts/increments for Alternate Currency Loans, repayments and prepayments:

     Minimum amounts of(pound)[1,000,000] with increments of(pound)[500,000]

3.   Promissory Notes:  None required.

                                     ANNEX I

                         to Alternate Currency Addendum

                               for Pounds Sterling

                              ASSOCIATED COSTS RATE

     1. For the purposes of this Addendum, the cost of compliance with requirements of the Bank of England in respect of Alternate Currency Loans will be calculated by the Alternate Currency Bank in relation to each Alternate Currency Loan by reference to the circumstances existing on the first day of the Interest Period in respect of such Alternate Currency Loan and, if such Interest Period exceeds three months, at three calendar monthly intervals from the first day of such Interest Period during its duration.

     2. For the purpose of this Annex I "eligible liabilities" and "special deposits" shall bear the meanings ascribed to them from time to time by the Bank of England.

     3. Calculations will be made on the basis of a 365 day year (or, if market practice differs, in accordance with market practice).

     4. Additional amounts calculated in accordance with this Annex I are payable on the last day of the Interest Period to which they relate.

     5. The determination of the Associated Costs Rate in relation to any period shall, in the absence of manifest error, be conclusive and binding on all of the parties hereto.

     6. In the event of the introduction of or any change in any present or future reserve asset ratio, cash ratio, secured deposit, monetary control ratio, special deposit, liquidity and/or similar requirement imposed from time to time by the Bank of England and/or any other agency of the United Kingdom (but excluding capital adequacy requirements or any change in the minimum percentage of eligible liabilities which authorized institutions are required to maintain in reserve assets, cash deposit ratios, secured deposits or special deposits) or any change in the interpretation or application of any such requirement by the Bank of England and/or the relevant agency, the Alternate Currency Bank may, at any time, give notice to the applicable Alternate Currency Borrower of (A) the amendments determined by the Alternate Currency Bank to be necessary to the above formula and/or the date of calculation so as to (but only so as to) restore the position in terms of overall return to that which prevailed before such change occurred and (B) the date from which the amended formula and/or the date(s) of calculation are to apply and any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties hereto.

                                   EXHIBIT K-1


                                       TO


                        5-YEAR REVOLVING CREDIT AGREEMENT


                            Dated as of July 22, 1999


                   FORM OF REVOLVING LOAN NOTE (IF REQUESTED)


                                    Attached

                               REVOLVING LOAN NOTE

U.S. $[________________]                                       Chicago, Illinois
                                                                          [DATE]

     FOR VALUE RECEIVED, the undersigned, [AMERICAN NATIONAL CAN GROUP, INC., a Delaware corporation (the "Company")][ , a corporation (the "Subsidiary Borrower")], HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [________________] (the "Lender") the principal sum of [________________] AND
NO/100 DOLLARS ($[________________] ), or, if less, the aggregate unpaid amount of all "Revolving Loans" (as defined in the Credit Agreement referred to below) made by the Lender to such [Company][Subsidiary Borrower] pursuant to the "Credit Agreement" (as defined below), on the "Termination Date" (as defined in the Credit Agreement) or on such earlier date as may be required by the terms of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement.

     The [Company][Subsidiary Borrower] promises to pay interest on the unpaid principal amount of each Revolving Loan made to it from the date of such Revolving Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement. Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

     Both principal and interest are payable in Dollars to the Administrative Agent (as defined below), to such account as the Administrative Agent may designate, in same day funds. At the time of each Revolving Loan, and upon each payment or prepayment of principal of each Revolving Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender's own books and records, in each case specifying the amount of such Revolving Loan, the respective Interest Period thereof (in the case of Eurocurrency Rate Loans) or the amount of principal paid or prepaid with respect to such Revolving Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the [Company][Subsidiary Borrower] hereunder or under the Credit Agreement.

     This Revolving Loan Note is one of the promissory notes referred to in, and is entitled to the benefits of, that certain 5-Year Revolving Credit Agreement dated as of July 22, 1999 among American National Can Group, Inc. (the "Company"), the Subsidiary Borrowers from time to time party thereto, the financial institutions parties thereto (the "Lenders"), The First National Bank of Chicago, individually and as Administrative Agent on behalf of the Lenders, The Chase Manhattan Bank, individually and as syndication agent (the "Syndication Agent") on behalf of the Lenders, ABN AMRO Bank N.V., individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Royal Bank of Canada, individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Banque Nationale De Paris, individually and as arranger (the "Arranger") on behalf of the Lenders, Chase Securities, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint

Book Manager") on behalf of the Lenders, and Banc One Capital Markets, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint Book Manager") on behalf of the Lenders (as amended, restated, supplemented or modified from time to time, the "Credit Agreement"). The Credit Agreement, among other things, (i) provides for the making of Revolving Loans by the Lender to the [Company][Subsidiary Borrower] under the Credit Agreement from time to time in an aggregate amount not to exceed at any time outstanding the Dollar Amount first above mentioned, the indebtedness of the [Company][Subsidiary Borrower] resulting from each such Revolving Loan to it being evidenced by this Revolving Loan Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

     Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the [Company][Subsidiary Borrower].

     Whenever in this Revolving Loan Note reference is made to the Administrative Agent, the Lender or the [Company][Subsidiary Borrower], such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Revolving Loan Note shall be binding upon and shall inure to the benefit of said successors and assigns. The [Company's][Subsidiary Borrower's] successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the [Company][Subsidiary Borrower].

     This Revolving Loan Note shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws of the State of Illinois.


                                    [AMERICAN NATIONAL CAN GROUP, INC.]
                                    [SUBSIDIARY BORROWER]



                                        By:
                                          ----------------------
                                        Name:
                                        Title:

             SCHEDULE OF REVOLVING LOANS AND PAYMENTS OR PREPAYMENTS

Date    Amount of     Type of     Interest Period/     Amount of            Unpaid        Notation

        Loan          Loan        Rate                 Principal Paid       Principal     Made By
                                                       or Prepaid           Balance
                                                     ----------------------------------------


                                   EXHIBIT K-2


                                       TO


                        5-YEAR REVOLVING CREDIT AGREEMENT


                            Dated as of July 22, 1999


                                  FORM OF NOTE


                             (Competitive Bid Loans)


                                    BID NOTE


$                                                    [DATE]


     American National Can Group, Inc., a Delaware corporation (the "Company"), promises to pay to the order of _________________ (the "Lender") the aggregate unpaid principal amount of all Competitive Bid Loans made by the Lender to the Company pursuant to Section 2.1 of the 5-Year Revolving Credit Agreement hereinafter referred to (as the same may be amended or modified, herein called the "Credit Agreement"), in lawful money of the United States in immediately available funds at the main office of The First National Bank of Chicago, as administrative agent (the "Administrative Agent"), in Chicago, Illinois, together with interest, in like money and funds, on the unpaid principal amount hereof at the rates and on the dates determined in accordance with the Credit Agreement. The Company shall pay each Competitive Bid Loan in full on the last day of such Competitive Bid Loan's applicable Interest Period, or, if earlier, on the Termination Date or the Facility Termination Date (as such terms are defined in the Credit Agreement), or, if earlier, when due under Section 9.1 of the Credit Agreement.

     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or otherwise record in accordance with its usual practice, the date and amount of each Competitive Bid Loan and the date and amount of each principal payment hereunder; provided, however, that the failure to so record shall not affect the Company's obligations hereunder or under the Credit Agreement.

     This Note (Competitive Bid Loans) is one of the Notes issued pursuant to, and is entitled to the benefits of, the 5-Year Revolving Credit Agreement dated as of July 22, 1999 among American National Can Group, Inc. (the "Company"), the Subsidiary Borrowers from time to time party thereto, the financial institutions parties thereto (the "Lenders"), The First National Bank of

Chicago, individually and as Administrative Agent on behalf of the Lenders, The Chase Manhattan Bank, individually and as syndication agent (the "Syndication Agent") on behalf of the Lenders, ABN AMRO Bank N.V., individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Royal Bank of Canada, individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Banque Nationale De Paris, individually and as arranger (the "Arranger") on behalf of the Lenders, Chase Securities, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint Book Manager") on behalf of the Lenders, and Banc One Capital Markets, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint Book Manager") on behalf of the Lenders, to which Credit Agreement reference is hereby made for a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.




                             AMERICAN NATIONAL CAN GROUP, INC.



                             By:
                                ------------------------------------
                                  Name:
                                  Title:

                   SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL


                                       TO


                     PROMISSORY NOTE (COMPETITIVE BID LOANS)


                      OF AMERICAN NATIONAL CAN GROUP, INC.


                                     [DATE]


               Principal      Maturity         Principal
                      Amount of        of Interest            Amount      Unpaid
Date           Loan            Period                 Paid           Balance
----      ---------      ------------          -----------    --------------

                                    EXHIBIT L

                                       TO

                        5-YEAR REVOLVING CREDIT AGREEMENT

                            Dated as of July 22, 1999

                      FORM OF COMPETITIVE BID QUOTE REQUEST

                                (Section 2.1(B))

                          COMPETITIVE BID QUOTE REQUEST
                                                                _________, 19

To: The First National Bank of Chicago, as administrative agent (the "Administrative Agent")

From: American National Can Group, Inc. (the "Company")

Re: 5-Year Revolving Credit Agreement (the "Credit Agreement") dated as of July 22, 1999 among the Company, the financial institutions parties thereto (the "Lenders"), The First National Bank of Chicago, individually and as Administrative Agent on behalf of the Lenders, The Chase Manhattan Bank, individually and as syndication agent (the "Syndication Agent") on behalf of the Lenders, ABN AMRO Bank N.V., individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Royal Bank of Canada, individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Banque Nationale De Paris, individually and as arranger (the "Arranger") on behalf of the Lenders, Chase Securities, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint Book Manager") on behalf of the Lenders, and Banc One Capital Markets, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint Book Manager") on behalf of the Lenders.

     We hereby give notice pursuant to Section 2.1(B) of the Credit Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Advance(s):

Borrowing Date: ______________, 19

Principal Amount(1)                    Interest Period(2)
----------------                       ---------------
$

     Such Competitive Bid Quotes should offer a [Competitive Bid Margin] [Absolute Rate].

     Upon acceptance by the undersigned of any or all of the Competitive Bid Advances offered by Lenders in response to this request, the undersigned shall be deemed to affirm as of such date the representations and warranties made in the Credit Agreement to the extent specified in Article V thereof. Capitalized terms used herein have the meanings assigned to them in the Credit Agreement.



                             AMERICAN NATIONAL CAN GROUP, INC.


                             By:
                                -----------------------------------
                                Name:
                                Title:

--------------------------
(1) Amount must be at least $5,000,000 and in integral multiples of $1,000,000 if in excess thereof.
(2) Seven days, or one, two, three or six months (Eurocurrency Auction) or at least 7 and up to 180 days (Absolute Rate Auction), subject to the provisions of the definitions of Eurocurrency Interest Period and Absolute Rate Interest Period.

                                    EXHIBIT M


                                       TO


                        5-YEAR REVOLVING CREDIT AGREEMENT


                            Dated as of July 22, 1999


                  FORM OF INVITATION FOR COMPETITIVE BID QUOTES


                                (Section 2.1(C))


                      INVITATION FOR COMPETITIVE BID QUOTES
                                                                ____________, 19

To:       [Name of Bank]

Re:       Invitation for Competitive Bid Quotes to
          American National Can Group, Inc. (the "Company")

     Pursuant to Section 2.1(C) of the 5-Year Revolving Credit Agreement dated as of July 22, 1999 (the "Credit Agreement") among the Company, the Subsidiary Borrowers from time to time party thereto, the financial institutions parties thereto (the "Lenders"), The First National Bank of Chicago, individually and as Administrative Agent on behalf of the Lenders, The Chase Manhattan Bank, individually and as syndication agent (the "Syndication Agent") on behalf of the Lenders, ABN AMRO Bank N.V., individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Royal Bank of Canada, individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Banque Nationale De Paris, individually and as arranger (the "Arranger") on behalf of the Lenders, Chase Securities, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint Book Manager") on behalf of the Lenders, and Banc One Capital Markets, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint Book Manager") on behalf of the Lenders, we are pleased on behalf of the Company to invite you to submit Competitive Bid Quotes to the Company for the following proposed Competitive Bid Advance(s):

Borrowing Date: __________________ , 19

Principal Amount                             Interest Period
----------------                             ---------------
$

     Such Competitive Bid Quotes should offer a [Competitive Bid Margin] [Absolute Rate]. Your Competitive Bid Quote must comply with Section 2.1(D) of the Credit Agreement and the foregoing terms in which the Competitive Bid Quote Request was made. Capitalized terms used herein have the meanings assigned to them in the Credit Agreement.

     Please respond to this invitation by no later than [1:00 p.m.] [9:00 a.m.] Chicago time on _________, 19___.



                                  THE FIRST NATIONAL BANK OF CHICAGO,
                                  as Administrative Agent

                                           By:
                                              ----------------------------------
                                               Authorized Officer

                                    EXHIBIT N


                                       TO


                        5-YEAR REVOLVING CREDIT AGREEMENT


                            Dated as of July 22, 1999


                          FORM OF COMPETITIVE BID QUOTE


                                (Section 2.1(D))


                              COMPETITIVE BID QUOTE
                                                           ___________, 19

To:       The First National Bank of Chicago,
          as administrative agent (the "Administrative Agent")
          Attn: _________________________


Re:       Competitive Bid Quote to American National Can Group, Inc. (the
          "Company")

In response to your invitation on behalf of the Company dated , 19 , we hereby make the following Competitive Bid Quote pursuant to Section 2.1(D) of the Credit Agreement hereinafter referred to and on the following terms:

1.   Quoting Bank:

2.   Person to contact at Quoting Bank:

3.   Borrowing Date: ________________ , 19 ___(1)


4. We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:


Principal        Interest          [Competitive      [Absolute        Minimum

Amount(2)        Period(3)         Bid Margin(4)]    Rate(5)]         Amount
------           ------            ----------        -----            ------
$

    We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the 5-Year Revolving Credit Agreement dated as of July 22, 1999 among the Company, the Subsidiary Borrowers from time to time party thereto, the financial institutions parties thereto (the "Lenders"), The Chase Manhattan Bank, individually and as syndication agent (the "Syndication Agent") on behalf of the Lenders, ABN AMRO Bank N.V., individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Royal Bank of Canada, individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Banque Nationale De Paris, individually and as arranger (the "Arranger") on behalf of the Lenders, Chase Securities, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint Book Manager") on behalf of the Lenders, and Banc One Capital Markets, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint Book Manager") on behalf of the Lenders, and yourselves, as Administrative Agent on behalf of the Lenders, irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part.


                                    Very truly yours,

                                    [NAME OF LENDER]

Dated:         , 19                     By:
                                            Authorized Officer


--------------------
(1)  As specified in the related Invitation for Competitive Bid Quotes.

(2) Principal amount bid for each Interest Period may not exceed principal amount requested. Bids must be made for $5,000,000 and in integral multiples of $1,000,000 if in excess thereof.

(3) Seven days, or one, two, three or six months (Eurocurrency Auction) or at least 7 and up to 180 days (Absolute Rate Auction), as specified in the related Invitation for Competitive Bid Quotes.

(4) Competitive Bid Margin over or under the Eurocurrency Base Rate determined for the applicable Interest Period. Specify percentage (rounded to the nearest 1/100 of 1%) and specify whether "PLUS" or "MINUS".

(4)  Specify rate of interest per annum (rounded to the nearest 1/100 of 1%).

(6) Specify minimum amount which the Company may accept (see Section 2.1(D)(ii)(d)).

                                    EXHIBIT O


                                       TO


                        5-YEAR REVOLVING CREDIT AGREEMENT


                            Dated as of July 22, 1999


                            FORM OF ASSUMPTION LETTER


                                     , 19__


To the Lenders party to the
Credit Agreement referred
 to below

Ladies and Gentlemen:

    Reference is made to the 5-Year Revolving Credit Agreement dated as of July 22, 1999 initially among American National Can Group, Inc., the Subsidiary Borrowers from time to time parties thereto, the Lenders parties thereto, The First National Bank of Chicago, individually and as Administrative Agent on behalf of the Lenders, The Chase Manhattan Bank, individually and as syndication agent (the "Syndication Agent") on behalf of the Lenders, ABN AMRO Bank N.V., individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Royal Bank of Canada, individually and as co-documentation agent and arranger (the "Co-Documentation Agent and Arranger") on behalf of the Lenders, Banque Nationale De Paris, individually and as arranger (the "Arranger") on behalf of the Lenders, Chase Securities, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint Book Manager") on behalf of the Lenders, and Banc One Capital Markets, Inc., individually and as lead arranger and joint book manager (the "Lead Arranger and Joint Book Manager") on behalf of the Lenders (as amended and in effect from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement and used herein are used herein as defined therein.

     The undersigned, _________ (the "Subsidiary"), a ____________ [corporation], wishes to become a "Subsidiary Borrower" under the Credit Agreement, and accordingly hereby agrees that from the date hereof it shall become a "Subsidiary Borrower" under the Credit Agreement and agrees that from the date hereof and until the payment in full of the principal of and interest on all Advances made to it under the Credit Agreement and performance of all of its other obligations thereunder, and termination hereunder of its status as a "Subsidiary Borrower" as provided below, it shall perform, comply with and be bound by each of the provisions of the Credit Agreement which are stated to apply to a "Borrower" or a "Subsidiary Borrower." Without limiting the generality of the foregoing, the Subsidiary hereby represents and warrants that:
(i) each of the representations and warranties set forth in Sections 6.1, 6.2, 6.3, and 6.22 of the Credit Agreement is hereby made by such Subsidiary on and as of the date hereof as if made on and as of the date hereof and as if such Subsidiary is the "Company" and this Assumption Letter is the "Agreement" referenced therein, and (ii) it has heretofore received a true and correct copy of the Credit Agreement (including any modifications thereof or supplements or waivers thereto) as in effect on the date hereof. In addition, the Subsidiary hereby authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement in connection with the selection of Types and Interest Periods for Advances and with the issuance of Letters of Credit, and the conversion and continuation of Advances.

     So long as the principal of and interest on all Advances and Letters of Credit made to the Subsidiary under the Credit Agreement shall have been paid in full and all other obligations of the Subsidiary under the Credit Agreement shall have been fully performed, the Company may by not less than five Business Days' prior notice to the Lenders terminate its status as a "Subsidiary Borrower."

     CHOICE OF LAW. THIS ASSUMPTION LETTER SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING 735 ILCS 105/5-1 ET SEQ. BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     IN WITNESS WHEREOF, the Subsidiary has duly executed and delivered this Assumption Letter as of the date and year first above written.

                                   [Name of Subsidiary Borrower]
By
   -----------------------------------

Title:
      --------------------------------
                                   Address for Notices under
                                   the Credit Agreement:


Consented to:


AMERICAN NATIONAL CAN GROUP, INC.



By:

Title: